As filed with the Securities and Exchange Commission on April 14, 2000.

                                                     Registration No. 333-
================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         eRoom System Technologies, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          Nevada                              3610               87-0540713
--------------------------------------------------------------------------------
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

 3770 Howard Hughes Parkway, Suite 175, Las Vegas, Nevada 89109, (800) 316-3070
--------------------------------------------------------------------------------
         (Address and telephone number of principal executive offices)

                Gregory L. Hrncir, General Counsel and Secretary
 3770 Howard Hughes Parkway, Suite 175, Las Vegas, Nevada 89109, (800) 316-3070
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:

            Michael J. Bonner                     Michael D. DiGiovanna
             John C. Jeppsen                   Parker Duryee Rosoff & Haft
              Robert C. Kim                         529 Fifth Avenue
     Kummer Kaempfer Bonner & Renshaw           New York, New York 10017
  3800 Howard Hughes Parkway, 7th Floor              (212) 878-1700
         Las Vegas, Nevada 89109
              (702) 792-7000

                             ----------------------

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                             ----------------------

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                         CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------
   Title of Each Class of Securities          Proposed Maximum Aggregate
           to be Registered                        Offering Price(1)                Amount of Registration Fee
---------------------------------------------------------------------------------------------------------------------
Common stock, $0.001 par value                       $20,700,000                              $5,465
---------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) promulgated under the Securities Act.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act in 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to such Section 8(a) may determine.

                  SUBJECT TO COMPLETION, DATED __________, 2000

PROSPECTUS


                                1,800,000 SHARES


                                  [eROOM LOGO]


                         eROOM SYSTEM TECHNOLOGIES, INC.

                                  COMMON STOCK

         This is an initial public offering of the common stock of eRoom System Technologies, Inc. There is currently no public market for our common stock.

                             ----------------------

         We have applied for quotation of the common stock on the Nasdaq SmallCap Market under the symbol "ERMS."

                             ----------------------


                                                                                PER SHARE                 TOTAL
                                                                            -----------------        ---------------
Initial public offering price..........................................     $                        $
     Underwriting discounts and commissions............................     $                        $
Proceeds to eRoom, before expenses.....................................     $                        $

                             ----------------------

         eRoom has granted the underwriters an option for a period of 30 days to purchase up to 270,000 additional shares of common stock.

                             ----------------------

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                   SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                             ----------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

DONALD & CO. SECURITIES INC.                  MONNESS, CRESPI, HARDT & CO., INC.

                              ______________, 2000

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" AND OUR FINANCIAL STATEMENTS BEFORE MAKING AN INVESTMENT DECISION.

                                  OUR BUSINESS

         eRoom has developed and introduced to the lodging industry what we believe is the only intelligent, in-room computer platform and communications network, or the eRoom System. The eRoom System supports our fully-automated and interactive refreshment centers, or Refreshment Centers, and electronic room safes, or RoomSafes, along with other proposed applications. These other applications include, or will include, in-room management capabilities, information management services, direct credit card billing and network access solutions.

         Our interactive Refreshment Centers provide hotel guests with a selection of up to 33 different beverages and snacks and offer the lodging industry an opportunity to capture additional in-room revenues and reduce operating costs. Our RoomSafes have sufficient storage space for large items such as laptop computers, video cameras and briefcases and generate additional revenue. Our products interface with the hotel's property management system through our eRoom System communications network. The hotel's property management system posts usage of our products directly to the hotel guest's room account.

         The solutions offered by our eRoom System and related products have allowed us to establish relationships with several premier hotel chains. We have installed more than 10,000 Refreshment Centers and 2,500 RoomSafes in over 10,000 hotel rooms, including many of Marriott International's flagship properties. We have an exclusive contract with the purchasing subsidiary of Promus Hotel Corporation (operator of Doubletree Hotels, Embassy Suites and Hampton Inn), which was recently acquired by Hilton Hotels Corporation. We are negotiating with Bass Hotels (operator of Holiday Inn, Crowne Plaza and the Hotel Inter-Continental) and Carlson Hospitality Worldwide (operator of Radisson Hotels Worldwide, Regent International Hotels and Country Inns and Suites) for exclusive or preferred vendor status. We have also installed our products in Hilton, Best Western, Ramada and other established hotel chains.

         We believe that our hotel relationships provide us with the opportunity to install our eRoom System and related products worldwide. The worldwide marketplace consists of approximately 11.7 million hotel rooms, of which approximately 3.5 million are in the United States and 4.7 million are in Europe, the largest international hotel market. We intend to implement a comprehensive domestic and international marketing plan to increase our market share. In addition, we intend to increase our domestic market penetration by targeting mid-scale properties in addition to the luxury-class market we currently serve.

         The focus of our business model is a revenue sharing program that allows us to partner with our customers with respect to our products. Historically, we have experienced resistance from some hotels to purchase our products because of the initial capital expenditure required. Through our revenue sharing program, we install our products at little or no upfront cost to our customers and share in the recurring revenues generated from sales of goods and services related to our products.

         One of the byproducts of our technology is the information we have collected since our first product installation. To date, we have collected over eleven million room-nights of data. Through our eRoom System, we are able to collect information regarding the usage of our products on a real-time basis. We use this information to help our customers increase their operating efficiencies. We also intend to market this information to suppliers of goods sold in our Refreshment Centers and to other users desiring information on the buying patterns of hotel guests for goods and services.

         We are developing additional value-added products and services to be delivered to our customers using the platform of our eRoom System. These additional products and services include:

         - A high-speed wired and wireless communications network for Internet or intranet access;

         - Credit card/smart card capabilities for direct billing, point-of-sale and automated-teller type functions;

         - An in-room energy management system that will control room heating, air conditioning, lighting, television and other facilities when a guest is not in the hotel room; and

         - Remote engineering and maintenance services, creating a management tool and communications link between each hotel room and the engineering and housekeeping departments.

         We believe that our eRoom System and developing technologies will provide a foundation for expansion into the healthcare and time-share industries. We will be able to provide healthcare facilities with a comprehensive room information and management system that will allow these facilities to provide patients with a wide array of in-room amenities not available to them in the past. These amenities include Refreshment Centers, RoomSafes, direct dial long distance, on-demand movies, Internet access and other products and services commonly found in a hotel room. Similar opportunities exist in the time-share industry because many time-share facilities do not have a front desk or a property management system to bill for in-room services. By offering a direct credit card billing system, a healthcare or time-share facility can offer similar services available in hotels. We also are currently exploring the design and engineering parameters necessary to offer our products and services to the cruise line industry.

                               RECENT DEVELOPMENTS

         On March 29, 2000, our stockholders approved a reverse split of our common stock, including all common stock underlying our outstanding options and warrants, at a rate of three shares for each four shares outstanding, or the 2000 Reverse Stock Split. The 2000 Reverse Stock Split did not affect our Series A, Series B and Series C convertible preferred stock, and has been retroactively reflected in this prospectus.

         Also, on March 29, 2000, with the approval of our stockholders, we changed our name to eRoom System Technologies, Inc. At the same time, we increased our authorized capital to 50,000,000 shares of common stock, 5,000,000 shares of previously authorized classes of preferred stock, and 5,000,000 shares of undesignated preferred stock.

         On April 12, 2000, we closed our private placement of units, each unit consisting of 7% Series C convertible preferred stock, a convertible subordinated promissory note and warrants to purchase common stock. We received $950,000 in gross proceeds from this private placement.

         On April 13, 2000, we issued a subordinated promissory note in the original principal amount of $1,500,000, bearing interest at the rate of nine percent per annum. We issued 200,000 shares of our common stock in conjunction with the loan, or the Bridge Loan.

                                   OUR OFFICES

         We maintain offices at 3770 Howard Hughes Parkway, Suite 175, Las Vegas, Nevada 89109 and 390 North 3050 East, St. George, Utah 84790. Our telephone number is (800) 316-3070.

                                  THE OFFERING


Common stock offered by eRoom:                               1,800,000 shares

Common stock to be outstanding after the offering:           6,203,172 shares

Use of proceeds:                                             To fund general corporate purposes, including capital
                                                             expenditures, working capital and short-term funding
                                                             for production and installation of Refreshment Centers
                                                             and RoomSafes, to repay certain outstanding
                                                             indebtedness and related accrued interest, to pay cash
                                                             dividends on our Series A and Series C convertible
                                                             preferred stock, and to conduct research and
                                                             development and enhance our information management
                                                             services.

Proposed Nasdaq SmallCap Market symbol:                      "ERMS"

                             ----------------------

         The number of shares of common stock to be outstanding after the offering is based on the number of shares outstanding as of April 13, 2000 and does not include 2,502,815 shares of common stock issuable upon exercise of outstanding stock options and warrants as of April 13, 2000, with a weighted average exercise price of $5.79 per share. Please see "Capitalization" for a more complete description regarding our outstanding common stock, preferred stock, options and warrants.

                             ----------------------

         Unless otherwise noted, all information contained in this prospectus assumes that:

         - all outstanding convertible preferred stock will be converted into 2,085,925 shares of common stock upon the closing of this offering, including 143,940 shares of common stock to be issued upon the conversion of Series C convertible preferred stock;

         -        200,000 shares of common stock were issued under the Bridge
                  Loan;

         - the underwriters will not exercise their option to purchase additional shares of common stock to cover over-allotments, if any; and

         -        the public offering price will be $9.00 per share.

                          SUMMARY FINANCIAL INFORMATION

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

         The following tables summarize the financial information for our business. The summary financial information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus.


                                                                       YEAR ENDED DECEMBER 31,
                                            -----------------------------------------------------------------------------
                                               1995             1996            1997             1998            1999
                                            ----------       ----------      ----------       ----------       ----------
STATEMENT OF OPERATIONS DATA:
Revenue.............................           $356             $710          $4,666           $1,011            $592
Cost of revenue.....................            301              804           3,339              793             362
Gross margin (deficit)..............             55              (94)          1,327              218             230
Income (loss) from operations.......           (805)          (1,804)           (219)          (6,983)          1,473
Net income (loss)...................           (877)          (2,219)         (1,000)          (9,000)            335
Dividends related to convertible
  preferred stock...................              -                -               -              (19)           (607)
Net loss attributable to common
  stockholders......................           (877)          (2,219)         (1,000)          (9,018)           (273)
Basic and diluted net loss per common
  share (1).........................          (1.56)          (2.61)           (0.76)           (2.98)          (0.09)
Basic and diluted weighted average
  common shares outstanding (1).....            560              850           1,314            3,029           3,221
Basic and diluted supplemental pro
  forma net loss per common share
  (1)...............................                                                                            (1.07)
Basic and diluted supplemental pro
  forma weighted average common shares
  outstanding (1)...................                                                                            5,163



                                                                              AS OF DECEMBER 31, 1999
                                                           -----------------------------------------------------------
                                                                                                        PRO FORMA
                                                                 ACTUAL           PRO FORMA (2)       AS ADJUSTED (3)
                                                           ------------------  ------------------   ------------------

BALANCE SHEET DATA:
Cash.....................................................            $113               $113             $15,375
Working capital (deficit)................................          (2,599)            (2,599)             12,662
Total assets.............................................           4,365              4,365              19,662
Long-term liabilities....................................             867                867               1,098
Total stockholders' equity (deficit).....................             (24)               (24)             15,041

---------
(1) See Note 2 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing per share data.

(2) The pro forma amounts reflect the conversion of our outstanding Series A and Series B convertible preferred stock into our common stock which will occur upon the closing of this offering.

(3) Pro forma as adjusted amounts reflect the pro forma adjustments at note (2) above, as well as the sale of 1,800,000 shares of common stock in this offering at an assumed initial public offering price of $9.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, the conversion of our outstanding Series C convertible preferred stock into 143,940 shares of common stock, which will occur at the closing of this offering, the issuance of 200,000 shares of common stock in connection with the Bridge Loan, the cancellation of 140,625 shares of common stock upon the cancellation of a note receivable from a stockholder, and the issuance of 9,356 and 31,225 shares of common stock for interest and Series B convertible preferred dividends, respectively.

                                  RISK FACTORS

         THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND THE RELATED NOTES, BEFORE YOU PURCHASE ANY SHARES OF OUR COMMON STOCK. THE FOLLOWING RISKS, IF THEY OCCUR, COULD MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION OR FUTURE RESULTS OF OPERATIONS. IF THAT OCCURS, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. IN ADDITION, THE FOLLOWING RISKS ARE NOT THE ONLY RISKS WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US, OR THAT WE CONSIDER IMMATERIAL OR THAT ARE SIMILAR TO THOSE FACED BY OTHER COMPANIES IN ONE OR MORE OF THE SAME LINES OF BUSINESS, MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

                             RISKS RELATED TO eROOM

         WE HAVE A HISTORY OF OPERATING LOSSES AND ANTICIPATE CONTINUED OPERATING LOSSES, AND WE MAY BE UNABLE TO ACHIEVE PROFITABILITY

         We have a history of operating losses. For the years ended December 31, 1998 and 1999, we have incurred net losses applicable to common stockholders of $9,018,188 and $272,743, respectively, and our operations have used $2,931,871 and $2,753,939 of cash, respectively. As of December
31, 1999, we had an accumulated deficit of $14,531,491 and a working capital deficit of $2,598,726. Given our historical losses, accumulated deficit and negative operating cash flows, our ability to continue as a going concern is entirely dependent upon receiving significant funding from this offering. Our future profitability, if any, will be driven by numerous factors, including:

         - timing and amount of funds required for, or generated by, operations;

         - our ability to obtain further short-term and long-term financing;

         - success and duration of our expansion program, both domestically and internationally; and

         -        unanticipated opportunities or difficulties.

         If our revenues decline or grow at a slower rate than we anticipate, or if our spending levels exceed our expectations or cannot be adjusted to reflect slower revenue growth, our business would be severely harmed. We cannot assure you that revenues will grow in the future or that we will generate sufficient revenues for profitability, or that profitability, if achieved, can be sustained on an ongoing basis.

         DUE TO THE CAPITAL INTENSIVE NATURE OF OUR BUSINESS, WE REQUIRE LONG-TERM FINANCING IN ADDITION TO THE PROCEEDS FROM THIS OFFERING IN ORDER TO FUND OUR OPERATIONS

         The emphasis of our business model on a revenue sharing program significantly increases our need for long-term financing in addition to the proceeds from this offering because we offer our products at little or no upfront cost to our customers. In order to address our long-term capital needs, we have entered into an exclusive post-installation financing arrangement with an equipment financier. Under the financing arrangement, our equipment financier will finance up to 150% of our costs for the Refreshment Centers and RoomSafes upon the completion of a 90-day seasoning period after installation and the satisfaction of certain pre-funding requirements. If our equipment financier were to delay or refuse to provide our required financing, we cannot assure you that other long-term financing will be available in sufficient amounts or on terms acceptable to us, or at all. If our equipment financier delays or refuses to provide our required financing or we are unable to obtain other long-term financing, our business, results of operations and financial condition will be adversely affected.

         WE HAVE RECENTLY SHIFTED THE FOCUS OF OUR BUSINESS MODEL FROM TRADITIONAL SALES TO AN UNPROVEN REVENUE SHARING PROGRAM

         We have traditionally relied upon the sale of our products. Recently, we shifted the focus of our business model from product sales to our revenue sharing program. Our business model is new and our ability to generate revenues or profits is unproven. Under our revenue sharing program, we offer our products at little or no upfront cost to our customers and share the revenue generated by our products over a seven-year period. We cannot assure you that our portion of the revenues generated will be sufficient to cover the costs to produce, install, maintain and finance our products. Our success under our revenue sharing program is also dependent upon the hotel's compliance with certain covenants regarding the placement of our Refreshment Centers, the location in the hotel of competing vending machines that sell goods similar to those in our Refreshment Centers, and the price of goods sold through the vending machines.

         OUR SUCCESS IS DEPENDENT ON OUR ABILITY TO EXPAND OUR CUSTOMER BASE FOR OUR CURRENT PRODUCTS AND TO DEVELOP AND MARKET NEW PRODUCTS AND SERVICES

         We have traditionally focused our marketing efforts on the lodging industry, and our success is dependent on our ability to expand our customer base in that industry. Our success is also dependent on our ability to expand into new markets, including the healthcare, time-share and cruise line industries. Our growth strategy also includes expanding our product offerings to include services we have not provided in the past. Our ability to enter into new markets and to provide these new services will require significant additional research and development, marketing and formation of strategic relationships. We cannot assure you that any of these efforts will be successful.

         THE FAILURE OF OUR CUSTOMERS TO MEET OUR EQUIPMENT FINANCIER'S FUNDING REQUIREMENTS WOULD PLACE US IN A PRECARIOUS FINANCIAL CONDITION

         Prior to receiving funding under our long-term financing arrangement, participating hotels will need to satisfy certain pre-funding requirements during a 90-day seasoning period after installation. The majority of these pre-funding requirements are outside our control. The failure of participating hotels to meet these pre-funding requirements would likely result in the equipment financier either delaying or refusing the financing for the respective Refreshment Centers and RoomSafes. If the equipment financier does not fund such installations, we may be required to find other long-term financing sources for the costs of our products. Our inability to find alternative sources of financing will prevent us from installing additional products under our revenue sharing program and will negatively affect our business, financial condition and operating results.

         THE INTEREST RATE FOR OUR LONG-TERM FINANCING WILL RESULT IN A HIGHER INTEREST RATE THAN WE MAY HAVE BEEN ABLE TO NEGOTIATE IF WE WERE STRONGER FINANCIALLY

         The financing arrangement we negotiated with the equipment financier will result in an interest rate higher than the interest rate we may have been able to negotiate if we were stronger financially. Due to the exclusive nature of this financing arrangement, our ability to obtain financing for revenue sharing agreements at more advantageous interest rates during the seven-year term of the financing arrangement will be contractually restricted.

         THE FAILURE TO ESTABLISH A TURN-KEY MANUFACTURING SOURCE TO MEET OUR PROJECTED DEMAND WOULD RESULT IN THE REDUCTION OF CASH FLOW AND OUR INABILITY TO SUPPORT OUR REVENUE SHARING PROGRAM

         Our Refreshment Centers require a certain amount of assembly of different components at our St. George, Utah facility. Since our existing facility is not sufficient to meet our projected growth, we will either have to establish a turn-key manufacturing source, expand our assembly facility or hold orders for our products unfulfilled. We presently intend to establish one or more turn-key manufacturing sources to meet our projected demand. If our installations increase significantly, our ability to establish a sufficient turn-key manufacturing source is critical to our future success.

         IF OUR EXISTING INFRASTRUCTURE IS NOT SUFFICIENT TO MANAGE GROWTH, OUR BUSINESS AND FINANCIAL CONDITION COULD BE HARMED

         We intend to expand our customer base for our current products and to develop and market new products and services. If we are successful, our business will require the implementation of expanded operational and financial systems, procedures and controls, billing functions, the training of a larger employee base, and increased coordination among our software, hardware, accounting, finance, marketing, sales and field service staffs. Our assembly and service and installation departments are presently insufficient to assemble, install, manage and service our projected growth. If we are unable to manage our growth effectively or if we experience disruptions during our expansion, our business, results of operations and financial condition will be adversely affected.

         WE FACE INTENSE COMPETITION FROM COMPANIES THAT HAVE SUBSTANTIALLY GREATER CAPITAL, RESEARCH AND DEVELOPMENT, MANUFACTURING AND MARKETING RESOURCES THAN WE HAVE

         The market for in-room amenities in the lodging industry is competitive, and we expect competition to intensify in the future. Our competitors vary in size and in the scope and breadth of the products and services they offer. Most of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition, and substantially greater capital, research and development, manufacturing, marketing, service, support, technical and other resources than we do. As a result, our competitors may be able to devote greater resources to marketing campaigns, adopt more aggressive pricing policies or devote substantially more resources to customer and business development than we can. We also anticipate facing additional competition from new entrants into the room management and related aspects of our business. This increased competition may result in reduced operating margins and loss of market share. In addition, we may from time to time make pricing, service or marketing decisions or acquisitions as a strategic response to changes in the competitive environment. Our response to these competitive conditions could reduce our profits and harm our financial condition and results of operation.

         AS WE EXPAND OUR BUSINESS TO INCLUDE OTHER MARKETS, PRODUCTS AND SERVICES, WE WILL BE FACED WITH CHALLENGES THAT WE HAVE NEVER FACED BEFORE AND COMPETITION FROM A POTENTIALLY WIDE VARIETY OF COMPANIES

         We plan to offer our current products and services to customers outside the lodging market and to offer new products and services such as in-room energy management, coordination of housekeeping and engineering activities, Internet access, videoconferencing and other communications. In doing this, we will be entering into markets and businesses in which we have little or no experience. As a result, we will be confronted with challenges and competition that we have never faced before. We cannot assure you that we will be successful in expanding our products and services or that we will be able to meet the new challenges and competitors associated with the expansion of our products and services.

         WE ARE LIKELY TO EXPERIENCE SIGNIFICANT FLUCTUATIONS IN OUR QUARTERLY REVENUES AND OPERATING RESULTS WHICH MAY MAKE THE PRICE OF OUR COMMON STOCK DIFFICULT TO PREDICT

         Our quarterly operating results have varied in the past, and we expect that our revenues and operating results will continue to fluctuate significantly from quarter to quarter due to a variety of factors, many of which are outside of our control. Our revenues for the first, second, third and fourth quarters of 1998 and 1999 were 25.3%, 2.5%, 2.7%, 69.5% and 19.3%, 27.6%, 27.6% and 25.7%,
respectively, of our total revenues for the years then ended. Some important factors affecting our quarterly revenues and operating results, in order of their relative magnitude, are:

         - changes in the percentage of our products sold versus products placed pursuant to our revenue sharing program;

         -        changes in our operating expenses as we expand operations;

         -        timing and execution of major customer orders;

         -        pricing changes by our competitors in the industry; and

         -        changes in economic conditions, such as a recession.

         IF WE ARE UNABLE TO PROTECT OUR CURRENT INTELLECTUAL PROPERTY AND TO OBTAIN ADDITIONAL INTELLECTUAL PROPERTY RIGHTS, OUR COMPETITIVE POSITION COULD BE HARMED

         We believe our intellectual property is important to our competitive position and is a significant aspect of the products we provide. If we are unable to protect our intellectual property against unauthorized use by others, our competitive position could be harmed. We generally enter into confidentiality or non-compete agreements with most of our employees and consultants, and control access to and distribution of our documentation and other proprietary intellectual property. Despite these precautions, we cannot assure you that these strategies will be adequate to prevent misappropriation of our proprietary intellectual property.

         Even if we are successful in protecting our proprietary intellectual property, we also face the following risks:

         - non-recognition of our intellectual property rights, including in jurisdictions outside of the United States;

         -        development of similar technologies by competitors; and

         -        infringement claims, even if not meritorious, against us.

We could be required to expend significant amounts to defend our proprietary rights in our intellectual property. In addition to our existing patents, we have recently submitted a patent application relating to our Refreshment Centers. If we are unable to obtain all of the patents we have made applications for, we may not be able to protect our proprietary information and products underlying such applications.

         OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED IF WE ARE UNABLE TO RECRUIT AND RETAIN EMPLOYEES WITH THE APPROPRIATE MANAGEMENT AND TECHNICAL SKILLS

         We are highly dependent on the services of Steven L. Sunyich, our President, Chief Executive Officer and Chairman of the Board, as well as Derek
K. Ellis, our Chief Financial Officer, and certain other officers and key employees of eRoom. The loss of services of Messrs. Sunyich, Ellis or other officers and key employees could have a material adverse effect on our business, financial condition or results of operations. Our future success depends on our ability to recruit and retain employees with the appropriate management and technical skills. We intend to purchase a $2,000,000 key man insurance policy with respect to Mr. Sunyich.

         OUR BUSINESS IS DEPENDENT UPON OUR ABILITY TO MAINTAIN OUR CURRENT RELATIONSHIPS WITH CERTAIN HOTEL CHAINS, TO ENTER INTO DEFINITIVE AGREEMENTS WITH OTHER HOTEL CHAINS AND TO ENTER INTO AGREEMENTS WITH THE FRANCHISEES OF THESE HOTEL CHAINS

         We are the exclusive or preferred vendor of interactive computerized Refreshment Centers for certain premier hotel chains. We are currently pursuing similar arrangements with other hotel chains as a part of our growth strategy. These arrangements may not generate any sales or placements of our products. Even if we are, or become, the exclusive or preferred vendor of Refreshment Centers to hotel chains, we must also enter into definitive agreements with the respective franchisees of these hotel chains for the sale or placement of our products. The failure to maintain our current relationships with hotel chains, secure additional relationships and enter into definitive agreements with franchisees of these hotel chains would have a material adverse effect on our future financial condition and operating results.

         OUR ABILITY TO SUCCESSFULLY MARKET INTERNATIONALLY IS SUBJECT TO OUR INEXPERIENCE AND OUR ABILITY TO COMPLY WITH FOREIGN LAWS AND REGULATIONS

         Part of our growth strategy is to expand into the international lodging market. As the international market represents only a small portion of our current business, we will have to allocate significant resources in order to promote our products internationally. Revenues from our current operations, let alone revenues from our proposed international operations, may not offset the expense of establishing and maintaining these international operations. We may not have sufficiently experienced sales personnel to effectively market and sell our products in international markets. We may be required to enter into distributorship or other similar agreements for particular geographic areas. If so, we cannot assure you that we will be successful in soliciting the best distributors, or that if distributors are selected, that the additional costs of such distributors will not erode our ability to achieve profitable sales or revenue sharing arrangements for the placement of our products. Some additional factors that may impact our ability to initiate and maintain successful operations in foreign markets include, among others, compliance with foreign laws and regulations, fluctuations in foreign currency, general political and economic trends, and language and cultural differences.

         WE MAY BE SUBJECT TO PENALTIES AND BACK TAXES IN CERTAIN STATES WHERE WE FAILED TO QUALIFY TO DO BUSINESS AS A FOREIGN CORPORATION

         We have not been qualified to do business as a foreign corporation in certain states where we conduct business. We are in the process of making the necessary applications to qualify to do business in those states, and may be subject to penalties and back taxes. We do not believe that any penalties and taxes imposed will be material.

                          RISKS RELATED TO OUR INDUSTRY

         OUR SUCCESS DEPENDS ON OUR ABILITY TO KEEP UP WITH TECHNOLOGICAL AND OTHER CHANGES IN OUR INDUSTRY

         Our future success will depend on our ability to continue to develop and introduce new products or new features to our existing products that will provide us with an advantage over our competitors. Our competitors could modify their products to become fully-automated and interactive. Any failure by us to anticipate or respond adequately to changes in our industry, or any significant delays in our development and placement of our products and services, could make our products and services unmarketable or obsolete. In particular, we believe that our future success will depend, in part, upon the successful development and installation of updated eRoom System software and the enhancement of our communications network to supply additional products and services.

         OUR REVENUES COULD BE HARMED IF THERE IS A DOWNTURN IN THE LODGING INDUSTRY OR THE ECONOMY IN GENERAL

         Historically, we have received substantially all of our revenues from the sale or placement under a revenue sharing program of our products in hotels in the lodging industry, and we expect that these revenues will account for a substantial majority of our revenues for the foreseeable future. Our dependence on the lodging industry, including their guests, makes us vulnerable to downturns in the lodging industry. Such a downturn could result in some hotels delaying or declining to purchase or place our products or failing to renew our maintenance agreements, or it could result in fewer purchases by hotel guests of goods and services from our products installed in hotels.

         The lodging industry is cyclical in nature and is sensitive to the general economic environment. A downturn in the general economic environment could adversely affect hotel occupancy rates, average daily room rates and revenue per available room. Time spent by individuals on travel and leisure is typically discretionary for consumers and may be particularly affected by adverse trends in the general economy. The success of our operations depends, in part, upon discretionary consumer spending and economic conditions affecting disposable consumer income such as employment, wages and salaries, business conditions, interest rates, availability of credit and taxation. Any significant deterioration in general economic conditions that adversely affects these factors could also have a material adverse effect on our business.

         THE HEIGHTENED REGULATORY ENVIRONMENT OF SOME OF OUR POTENTIAL CUSTOMERS MAY HAVE AN ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND REVENUES

         We are subject to laws and regulations applicable to businesses generally, as well as to laws and regulations directly applicable to the lodging industry. Certain of our existing and potential customers are subject to additional laws or regulations, such as laws and regulations related to liquor and gaming. Due to the licensing requirements relating to the sale of alcohol, the inability of our customers to obtain or maintain their liquor licenses will result in the loss of revenues for our customers. In turn, our operating results, especially those from our revenue sharing program, will be adversely affected. Due to the heightened hotel-casino regulatory environment, and our intent to market to these properties, our operations may be subject to review by a hotel-casino's compliance committee to verify that its involvement with us would not jeopardize its gaming license. If our history or operations present problems for regulated customers or potential customers, such as hotel-casinos, we would either have to expend resources to address or eliminate the concerns or forego the business. Under either scenario, our business operations, financial condition or revenues may be negatively impacted.

                         RISKS RELATED TO THIS OFFERING

         BECAUSE THERE IS NO PRIOR MARKET FOR OUR COMMON STOCK, THE PRICE OF OUR COMMON STOCK MAY BE HIGHLY VOLATILE, WHICH MAY LEAD TO LOSSES BY INVESTORS AND SECURITIES LITIGATION

         The initial public offering price was determined through negotiations between the underwriters and us and may not be representative of the price that will prevail in the open market. Since there has not been a public market for our common stock prior to this offering, the price of our common stock may be highly volatile as a result of its response to certain factors. Some of these factors include actual or anticipated fluctuations in our annual and quarterly operating results, our ability to execute our business plan and meet our projected growth, additions or departures of key personnel, changes in financial estimates by securities analysts, and general economic, industry and market conditions.

         DUE TO OUR HISTORY OF OPERATING LOSSES AND THE UNPREDICTABILITY OF OUR STOCK PRICE ON THE OPEN MARKET, WE MAY NOT BE ABLE TO MAINTAIN THE LISTING OF OUR COMMON STOCK ON THE NASDAQ SMALLCAP MARKET

         We intend to make an application for listing of our common stock on the Nasdaq SmallCap Market. Assuming that we are listed initially, we must meet certain minimum criteria for continued listing in order to maintain the listing of our common stock on the Nasdaq SmallCap Market. As we have a history of operating losses and as there has not been a public market for our common stock, we may not be able to meet the requirements for continued listing on the Nasdaq SmallCap Market. In the event that our common stock no longer meets the listing requirements of the Nasdaq SmallCap Market, our common stock will most likely be traded on the OTC Bulletin Board or the National Quotation Bureau Pink Sheets. If our common stock is no longer traded on the Nasdaq SmallCap Market, the visibility of our common stock to the market will most likely be reduced.

         OUR EXECUTIVE OFFICERS AND MEMBERS OF OUR BOARD OF DIRECTORS (INCLUDING DIRECTOR DESIGNEES) WILL EXERCISE SIGNIFICANT CONTROL OVER EROOM AND COULD LIMIT THE ABILITY OF OUR OTHER STOCKHOLDERS TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND OTHER TRANSACTIONS SUBMITTED TO A VOTE OF STOCKHOLDERS

         Immediately following this offering, our executive officers and members of our Board of Directors (including director designees) will own approximately 27.1% of the outstanding shares of our common stock (23.2% if the underwriters' over-allotment option is exercised in full). These stockholders will have the power to influence all matters requiring approval by our stockholders, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of eRoom.

         THE SUBSTANTIAL NUMBER OF SHARES THAT WILL BE ELIGIBLE FOR SALE IN THE NEAR FUTURE MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

         Sales of a substantial number of shares of common stock in the public market following this offering could cause the market price for our common stock to decline. Upon completion of this offering, and based upon certain assumptions set forth herein, there will be 6,203,172 outstanding shares of common stock, of which 1,800,000 shares will be sold in this offering plus shares issued upon exercise of the underwriter's over-allotment option, if any. All of the shares sold in this offering will be immediately available for resale. In light of existing lock-up arrangements, 2,651,973 shares will be available for sale 90 days after the date of this prospectus subject to restrictions set forth in Rule 144 under the Securities Act of 1933, or the Securities Act.

         WE HAVE BROAD DISCRETION IN HOW WE USE THE PROCEEDS OF THIS OFFERING AND WE MAY NOT USE THE PROCEEDS EFFECTIVELY OR IN A MANNER WITH WHICH YOU AGREE

         As of the date of this prospectus, we intend to use a majority of the proceeds from this offering to fund general corporate purposes, including capital expenditures, working capital and short-term funding for production and installation of Refreshment Centers and RoomSafes, to repay certain outstanding indebtedness and related accrued interest, to pay cash dividends on our Series A and Series C convertible preferred stock, and to conduct research and development and enhance our information management services. Because of the number and variability of factors that determine our use of the net proceeds from this offering, if for some reason we do not use the proceeds in the manner described above, we cannot assure you that you will agree with our use of the proceeds. Pending their use, we intend to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing investments or accounts.

         INVESTORS IN THIS OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION AND DISPARITY IN STOCK PURCHASE PRICE

         The initial public offering price is expected to be substantially higher than the pro forma net tangible book value per share of the outstanding common stock immediately after this offering. Accordingly, purchasers of common stock in this offering will experience immediate and substantial dilution of approximately $6.63 in net tangible book value per share, or approximately 74% of the assumed offering price of $9.00 per share. In contrast, stockholders as of December 31, 1999 paid an average price of $3.28 per share. Investors will incur additional dilution upon the exercise of outstanding stock options and warrants.

         PROVISIONS OF OUR ARTICLES OF INCORPORATION, BYLAWS AND NEVADA LAW COULD DETER POTENTIAL ACQUISITION BIDS THAT A STOCKHOLDER MAY BELIEVE ARE DESIRABLE, AND THE MARKET PRICE OF OUR COMMON STOCK MAY BE LOWER AS A RESULT

         Our articles of incorporation and bylaws contain provisions that could delay or prevent a change in control. These provisions include the ability of our Board of Directors, or our Board, to issue undesignated preferred stock without stockholder approval, commonly referred to as "blank check" preferred stock, with rights senior to those of common stock, the limitation on the persons who can call special meetings of stockholders, and the establishment of advance notice requirements for matters to be presented to stockholder meetings. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

         In addition, certain provisions of Nevada law make it more difficult for a third party to acquire us. Some of these provisions include the establishment of a supermajority stockholder voting requirement to approve an acquisition by a third party of a controlling interest and the imposition of time restrictions and additional approvals for an acquisition of us by an interested stockholder. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

         SINCE WE PLAN TO RETAIN FUTURE EARNINGS, IF ANY, TO FINANCE THE EXPANSION OF OUR OPERATIONS, WE DO NOT EXPECT TO PAY ANY CASH DIVIDENDS ON OUR COMMON STOCK

         We have never declared or paid any cash dividends on our common stock. In addition, we presently intend to retain future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future, excluding dividends on our Series A and Series C convertible preferred stock. Investors should not purchase our common stock with the expectation of receiving cash dividends.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

         Some of the information in this prospectus contains forward-looking statements within the meaning of the federal securities laws. These statements include, among others, the following:

         -        the use of proceeds of this offering;

         - those pertaining to the implementation of our operating and growth strategy; and

         -        our projected capital expenditures.

         These statements may be found under "Prospectus Summary," "Risk Factors," "Dividend Policy," "Capitalization," "Dilution," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Forward-looking statements typically are identified by use of terms such as "may," "will," "would," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. You should be aware that our actual results could differ materially from those contained in forward-looking statements due to a number of factors, including:

         - our ability to achieve corporate contracts with large hotel chains and definitive agreements with franchisees;

         -        our successful management of new product development;

         - our ability to outsource the manufacture and assembly of our products effectively;

         - our ability to finance our products effectively and profitably;

         - our ability to maintain and expand our revenue sharing program;

         -        our ability to compete effectively in the lodging industry;

         - our ability to successfully diversify into the international, healthcare, cruise ship and time-share markets;

         -        our ability to manage expansion effectively; and

         - general economic and business conditions in our markets and industry.

         You should also consider carefully the statements under "Risk Factors" and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements.

                                 USE OF PROCEEDS

         We estimate that the net proceeds from the sale of the shares of common stock we are offering will be approximately $14.0 million (approximately $16.2 million if the underwriters' over-allotment option is exercised in full). "Net proceeds" are what we expect to receive after paying the underwriting discount and other expenses of this offering. For the purpose of estimating net proceeds, we are assuming that the public offering price will be $9.00 per share.

         We intend to use the net proceeds from the sale of the shares for the following purposes and in the following amounts:


                           PROPOSED USE                                   AMOUNT
                           ------------                                 -----------
General corporate purposes, including capital expenditures,
   working capital and short-term funding for production and
   installation of Refreshment Centers and RoomSafes.........            $7,945,000
Repayment of outstanding indebtedness and related accrued
   interest and payment of cash dividends on our Series A
   and Series C convertible preferred stock..................             5,235,000
Research and development and enhancement of information
   management services.......................................               800,000
                                                                        -----------
TOTAL                                                                   $13,980,000
                                                                        ===========


         The proceeds allocated to working capital will be applied, in part, to fund advertising and promotion, and our expansion into the healthcare, time-share and cruise ship industries and into the international markets. In addition, although we have no current intentions to make strategic acquisitions, we may use a portion of the proceeds for such purposes should the event arise.

         The foregoing represents our present intentions for the use of the proceeds of this offering based on our currently contemplated operations, business plan and the prevailing economic and industry conditions. Changes in the use of proceeds of this offering may be made in response to, among other things, changes in our financial condition, business plans or growth strategy and changes in general industry conditions.

                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our common stock. Although the terms of our outstanding shares of Series A convertible preferred stock, Series B convertible preferred stock and Series C convertible preferred stock provide for annual cumulative dividends of 8%, 6% and 7%, respectively, our Board has not declared cash dividends on any class of preferred stock.

         Although no cash dividends have been paid to date to holders of Series A convertible preferred stock, we have accrued dividends of $198,542 as of March 31, 2000. We intend to pay such dividends from the proceeds of this offering. As for our Series B convertible preferred stock, we have issued 66,792 shares of common stock in the form of dividends to holders of Series B convertible preferred stock as of March 31, 2000. In addition, we intend to pay all accrued dividends to holders of Series C convertible preferred stock from the net proceeds of this offering.

         Our Board presently, and for the foreseeable future, intends to retain all of our earnings, if any, for the development of our business. The declaration and payment of cash dividends in the future will be at the discretion of our Board and will depend upon a number of factors, including, among others, our future earnings, operations, funding requirements, restrictions under our credit facility, our general financial condition and any other factors that our Board considers important.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of December 31, 1999:

         -        on an actual basis;

         - on a pro forma basis to reflect the conversion of our outstanding shares of Series A and Series B convertible preferred stock into 1,941,985 shares of our common stock; and

         -        on a pro forma as adjusted basis to reflect:

                  - the conversion of our outstanding shares of Series A, Series B and Series C convertible preferred stock into 2,085,925 shares of our common stock;

                  - the immediate amortization of our $156,386 preferred stock discount, the immediate amortization of our $52,129 debt discount and the issuance of 47,500 warrants valued at $165,349 related to the Series C convertible preferred stock;

                  - the issuance of the Bridge Loan, including the issuance of 200,000 shares of common stock, of which $1,051,402 was allocated to debt and $440,374 to common stock;

                  - the pro forma adjustment, as well as the issuance of 1,800,000 shares of common stock by us in this offering at an assumed initial public offering price of $9.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us; and

                  - on a pro forma basis equity transactions incurred by us through April 12, 2000, which includes the cancellation of 140,625 shares of common stock and a $656,250 note receivable from a stockholder, $29,939 of interest converted into 9,356 shares of common stock and $93,676 of accrued dividends on the Series B convertible preferred stock paid with 31,225 shares of common stock.

                                                                                 As of December 31, 1999
                                                                 ------------------------------------------------------
                                                                                                        Pro Forma As
                                                                     Actual           Pro Forma           Adjusted
                                                                 --------------   ----------------     ----------------
Notes payable and current portion of long-term debt and
   capital lease obligations.................................       $1,582,519         $1,582,519          $1,583,756
                                                                 ==============    ===============     ================

Long-term debt and capital lease obligations, net of current
   portion...................................................         $867,119           $867,119          $1,098,140
                                                                 --------------    ---------------     ----------------
Stockholders' equity (deficit):
    Series A convertible preferred stock, $0.001 par
        value; 500,000 shares authorized, 360,000 shares
        outstanding (actual), none outstanding (pro forma
        and pro forma as adjusted)...........................        1,332,953                  -                   -
    Series B convertible preferred stock, $0.001 par
        value; 2,500,000 shares authorized, 2,081,680
        shares outstanding (actual), none outstanding (pro
        forma and pro forma as adjusted).....................        6,171,196                  -                   -
    Series C convertible preferred stock, $0.001 par
        value; 2,000,000 shares authorized, no shares
        outstanding (actual, pro forma and pro forma as
        adjusted)............................................                -                  -                   -
    Undesignated preferred stock, $0.001 par value;
        5,000,000 shares authorized; no shares outstanding                   -                  -                   -
        (actual, pro forma and pro forma as adjusted)........
    Common stock, $0.001 par value; 50,000,000 shares
        authorized, 2,217,291 shares outstanding (actual),
        4,159,276 (pro forma) and 6,203,172 (pro forma as
        adjusted)............................................            2,217              4,159               6,203
    Additional paid-in capital...............................        7,112,734         19,840,595          34,413,962
    Warrants and options outstanding.........................          728,538            728,538             893,887
    Notes receivable from stockholders.......................         (840,000)          (840,000)           (183,750)
    Accumulated deficit......................................      (14,531,491)       (19,757,145)        (20,089,275)
                                                                 --------------   ----------------     ----------------
        Total stockholders' equity (deficit).................          (23,853)           (23,853)         15,041,027
                                                                 --------------   ----------------     ----------------
           Total capitalization..............................         $843,266           $843,266         $16,139,167
                                                                 ==============   ================     ================

                                    DILUTION

         Our pro forma net tangible book value (deficit) as of December 31, 1999 was approximately $(362,000), or $(0.09) per share of common stock. Pro forma net tangible book value (deficit) per share is determined by dividing the amount of our pro forma tangible assets less total liabilities by the pro forma number of shares of common stock outstanding at that date. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma as adjusted net tangible book value per share of common stock immediately after the completion of this offering.

         After giving effect to the issuance and sale of the shares of common stock offered by us at an assumed initial public offering price of $9.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the estimated net proceeds from this offering, our pro forma as adjusted net tangible book value as of December 31, 1999 would have been approximately $14,703,000 or $2.37 per share. This represents an immediate increase in pro forma net tangible book value to our existing stockholders of $2.46 per share and an immediate dilution to purchasers in this offering of $6.63 per share. If the initial public offering price is higher or lower, the dilution to purchasers in this offering will be greater or less, respectively.

         The following table illustrates this per share dilution:

Assumed initial public offering price per share...........................                  $9.00
  Pro forma net tangible book deficit per share at December 31, 1999......        $(0.09)
  Increase in pro forma net tangible book value per share attributable to
     this offering........................................................          2.46
Pro forma as adjusted net tangible book value per share after this                --------
  offering................................................................                   2.37
                                                                                           --------
Dilution per share to new investors.......................................                  $6.63
                                                                                           ========

         Assuming the exercise in full of the underwriters' over-allotment option, our pro forma as adjusted net tangible book value at December 31, 1999 would have been approximately $2.61 per share, representing an immediate increase in pro forma net tangible book value of $2.70 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $6.39 per share to purchasers in this offering.

         The following table summarizes, on a pro forma basis as of December 31, 1999, the differences between the number of shares of common stock purchased from us, the aggregate effective cash consideration paid to us and the average price per share paid by existing stockholders and new investors purchasing shares of common stock in this offering. The calculation below is based on an assumed initial public offering price of $9.00 per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

                                           SHARES PURCHASED               TOTAL CONSIDERATION
                                     ----------------------------   -------------------------------
                                                                                                        AVERAGE PRICE
                                          NUMBER         PERCENT          AMOUNT           PERCENT        PER SHARE
                                     ----------------  ----------   ----------------     ----------   ----------------
Existing stockholders............         4,403,172        71%        $14,739,418             48%           $3.35
New investors....................         1,800,000        29%         16,200,000             52%            9.00
                                     ----------------  ----------   ----------------     ----------
     Total.......................         6,203,172        100%       $30,939,418            100%
                                     ================  ==========   ================     ==========

         This discussion and table assumes no exercise of any stock options and warrants outstanding as of December 31, 1999, and includes the conversion of Series A, Series B and Series C convertible stock into common stock. As of December 31, 1999, there were options and warrants outstanding to purchase a total of 866,508 shares of common stock with a weighted average exercise price of $4.39 per share. To the extent that any of these options and warrants are exercised, there will be further dilution to new investors. Please see "Capitalization."

                             SELECTED FINANCIAL DATA

         This section presents selected historical financial data of eRoom. You should read carefully the financial statements included in this prospectus, including the notes to the financial statements. The selected information in this section is not intended to replace the financial statements. The information below also should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

         We derived the selected consolidated statement of operations data presented below for each of our 1998 and 1999 fiscal years and the balance sheet data at December 31, 1998 and 1999 from our audited consolidated financial statements appearing elsewhere in this prospectus. We derived the selected consolidated statement of operations data presented below for each of our 1995, 1996 and 1997 fiscal years and the balance sheet data at December 31, 1995, 1996 and 1997 from our audited financial statements not appearing in this prospectus.

                                                                   YEAR ENDED DECEMBER 31,
                                           ----------------------------------------------------------------------------
                                              1995             1996           1997              1998             1999
                                           ---------        ---------       ---------        ---------        ---------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Product sales.....................           $169             $360          $4,431             $917            $144
  Revenue sharing arrangements......            129              269             133               46             265
  Maintenance fees..................             58               81             102               48             183
                                           ---------        ---------       ---------        ---------        ---------
     Total revenue..................            356              710           4,666            1,011             592
                                           ---------        ---------       ---------        ---------        ---------
Cost of revenue:
  Product sales.....................            221              625           3,203              711             118
  Revenue sharing arrangements......             50              110              55               21             166
  Maintenance fees..................             30               69              81               61              78
                                           ---------        ---------       ---------        ---------        ---------
     Total cost of revenue..........            301              804           3,339              793             362
                                           ---------        ---------       ---------        ---------        ---------
Gross margin (deficit)..............             55              (94)          1,327              218             230
                                           ---------        ---------       ---------        ---------        ---------
Operating expenses:
  Selling general and administrative
   (exclusive of non cash compensation)         771            1,439           1,231            2,058           2,388
  Research and development (exclusive
   of non cash compensation)........             89              271             216              285             271
  Non cash compensation expense
   (income).........................              -                -              99            4,858          (3,902)
                                           ---------        ---------       ---------        ---------        ---------
     Total operating expenses.......            860            1,710           1,546            7,201          (1,243)
                                           ---------        ---------       ---------        ---------        ---------
Income (loss) from operations.......           (805)          (1,804)           (219)          (6,983)          1,473
                                           ---------        ---------       ---------        ---------        ---------
Other income (expense):
  Interest expense..................            (73)            (430)           (809)          (1,923)         (1,445)
  Equity in income of unconsolidated,
   wholly owned subsidiary..........              -                -               -                -              96
  Interest and other income.........              1               15              28              313             211
                                           ---------        ---------       ---------        ---------        ---------
     Other income (expense), net....            (72)            (415)           (781)          (1,610)         (1,138)
                                           ---------        ---------       ---------        ---------        ---------
Income (loss) before extraordinary loss        (877)          (2,219)         (1,000)          (8,593)            335
Extraordinary loss, net of income taxes           -                -               -             (407)              -
                                           ---------        ---------       ---------        ---------        ---------
Net income (loss)...................          $(877)         $(2,219)        $(1,000)         $(9,000)           $335
                                           =========        =========       =========        =========        =========

                                       -17-

                                                                   YEAR ENDED DECEMBER 31,
                                           ----------------------------------------------------------------------------
                                              1995             1996           1997              1998             1999
                                           ---------        ---------       ---------        ---------        ---------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Dividends related to convertible
  preferred stock...................          $   -          $     -         $     -             $(18)          $(607)
                                           =========        =========       =========        =========        =========
Net loss attributable to common
  stockholders......................          $(877)         $(2,219)        $(1,000)         $(9,018)          $(272)
                                           =========        =========       =========        =========        =========
Basic and diluted net loss per common
  share.............................         $(1.56)          $(2.61)         $(0.76)          $(2.98)         $(0.09)
                                           =========        =========       =========        =========        =========
Basic and diluted weighted average
  common shares outstanding.........            560              850           1,314            3,029           3,221
                                           =========        =========       =========        =========        =========
Basic and diluted supplemental pro
  forma net loss per common share
  (1)...............................                                                                                   $(0.05)
                                                                                                              =========
Basic and diluted supplemental pro
  forma weighted average common shares
  outstanding (1)...................                                                                                    5,702
                                                                                                              =========

BALANCE SHEET DATA:
Cash................................            236              188             330                2             113
Working capital deficit.............           (666)          (2,191)         (3,702)          (3,358)         (2,599)
Total assets........................          1,316            2,911           2,429            2,520           4,365
Long-term liabilities...............          1,270            2,340              83               63             867
Total stockholders' deficit.........           (986)          (2,666)         (2,441)          (2,428)            (24)


(1) See Note 2 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing per share data

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATION

         The following discussion should be read in conjunction with our financial statements and notes thereto, included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors," "Special Note Regarding Forward-Looking Information" and elsewhere in this prospectus.

         OVERVIEW

         We design, assemble and market our eRoom System, an intelligent, in-room computer platform and communications network. The eRoom System supports our line of fully-automated and interactive Refreshment Centers and electronic RoomSafes, and other proposed applications for use in the lodging and other industries. Historically, we have installed our principal products, our Refreshment Centers and RoomSafes, in hotels. Our proprietary eRoom System uses our patented credit card technology that integrates with our file server located at the hotel, or the eRoom file server.

         HISTORICAL SUMMARY

         We were originally incorporated under the laws of the State of North Carolina on March 17, 1993 as InnSyst! Corporation. On September 28, 1993, InnSyst! merged with and into RoomSystems, Inc., a Virginia corporation, incorporated on August 12, 1993, or RoomSystems Virginia, whereby RoomSystems Virginia was the surviving entity. On April 29, 1996, RoomSystems Virginia merged with and into RoomSystems, Inc., a Nevada corporation, or RoomSystems. Through an agreement and plan of reorganization approved by a majority of our stockholders dated December 31, 1999, RoomSystems became the wholly owned subsidiary of RoomSystems International Corporation. Pursuant to this agreement and plan of reorganization, all shares of RoomSystems common stock, including all shares of common stock underlying outstanding options and warrants, Series A convertible preferred stock and Series B convertible preferred stock were exchanged for the identical number and in the same form of securities of RoomSystems International Corporation. On March 29, 2000, we changed our name to eRoom System Technologies, Inc.

         On September 28, 1999, our stockholders approved a reverse split of our common stock, including all common stock underlying our outstanding options and warrants, at the rate of one share for every two shares outstanding, or the 1999 Reverse Stock Split. Due to certain contractual anti-dilution rights which have since been terminated, 1,471,000 shares of our common stock were excluded from the 1999 Reverse Stock Split. The 1999 Reverse Stock Split did not affect our Series A and Series B convertible preferred stock. The 1999 Reverse Stock Split has been retroactively reflected in this prospectus.

         On March 29, 2000, our stockholders approved the 2000 Reverse Stock Split whereby all outstanding shares of our common stock, including all common stock underlying our outstanding options and warrants, will be exchanged at a rate of three shares for every four shares outstanding. The 2000 Reverse Stock Split did not affect our Series A, Series B and Series C convertible preferred stock and has been retroactively reflected in this prospectus.

         We have two wholly owned subsidiaries, RoomSystems and RSi BRE, Inc. We do not have control over RSi BRE. The board of directors of RSi BRE consists of a majority of outside directors and may not make any cash distributions without the unanimous approval of the board of directors.

         DESCRIPTION OF REVENUES

         We generate revenue from either the sale or revenue sharing of our products. Under the revenue sharing agreements, we receive a portion of the sales generated by our products and under certain agreements are guaranteed a minimum daily revenue amount. We also generate revenues from maintenance and support services.

         Historically, we have been restricted in our ability to market our products due to limited working capital. Prior to 1998, our marketing efforts focused primarily on selling our products. In 1998, as a result of the lodging industry's general lack of available financing or capital for the purchase of equipment, we modified our business model to emphasize our revenue sharing program as our primary product placement program. As a result of our shift in focus to our revenue sharing program, our gross revenues decreased in 1998 and 1999 and significantly greater capital requirements were added to our business model. However, our revenue sharing program provides us with an ongoing seven-year revenue stream under each revenue sharing agreement. Because our customers in the lodging industry traditionally have limited capacity to finance the purchase of our products, we designed our revenue sharing program to require little or no upfront cost to our customers. We believe that our revenue sharing program will increase future placements of our products; however, we cannot assure that we will be successful in this effort.

         We have experienced substantial fluctuations in revenues from period-to-period as a result of limited working capital to fund the assembly of our products and to maintain sufficient component inventories. In addition to limited working capital, fluctuations in revenues have partially resulted from the transition to our revenue sharing program under which revenues are recognized over the seven-year life of the contract instead of immediately upon installation of the product.

         We expect that for the foreseeable future, the majority of our revenues will result from the placement of our products pursuant to our revenue sharing program, followed by sales and, to a lesser extent, from maintenance agreements.

         We have installed more than 10,000 Refreshment Centers and 2,500 RoomSafes primarily in the United States, as well as in Brazil and the Bahamas. We intend to continue to offer our products domestically and internationally to the lodging industry, and tailor our products and services for introduction into the healthcare, time-share and cruise line industries. We anticipate that a significant portion of our future revenues will be derived from these markets; however, we cannot assure you that we will be successful in this effort.

         We also plan to increase our revenues in the foreseeable future by bundling additional products and services with our current products, such as our in-room energy management system, thin client network, high-speed wired and wireless communications network allowing for Internet and intranet access, and information management services. We anticipate that as the installation base of our products increases, the marketability and value of the information we collect and manage will increase. We also expect to generate revenue from the packaging and marketing of our information-based data as our installation base expands.

         REVENUE RECOGNITION

         Revenues from sales of our products are recognized upon completion of installation and acceptance by the customer.

         Revenues from the placement of our Refreshment Centers and RoomSafes under our revenue sharing program are accounted for similar to an operating lease with the revenues recognized as earned over the term of the agreement. In some instances, our revenue sharing agreements provide for a guaranteed minimum daily payment by the hotel.

         We negotiate our portion of the revenues generated under our revenue sharing program based upon the cost of the equipment installed and the estimated daily sales per unit for the specific customer. We seek a targeted rate of return.

         We enter into installation, maintenance and license agreements with our customers. Installation, maintenance and license revenues are recognized as the services are performed, or pro rata over the service period. We defer all revenue paid in advance relating to future services and products not yet installed and accepted by our customers.

         We anticipate profit margins will increase as a result of greater placement of our products pursuant to our revenue share program. We also expect to improve our future profit margins if we are successful in obtaining revenues through the sale of higher-priced, higher-margin, value added products such as our proposed in-room energy management system, high-speed wired and wireless communication network for use with the Internet and the intranet and our information management services. Maintenance fees are expected to constitute a greater percentage of total revenues in the future due to our focus on revenues generated from our revenue sharing program, which requires maintenance agreements.

         DESCRIPTION OF EXPENSES

         Cost of product sales consists primarily of production, shipping and installation costs. Cost of revenue sharing arrangements consists primarily of depreciation of capitalized costs for the products placed in service. We capitalize the production, shipping, installation and sales commissions related to the Refreshment Centers and RoomSafes placed under revenue sharing agreements. Cost of maintenance fee revenues primarily consists of expenses related to customer support and maintenance.

         Selling, general and administrative expenses include selling expenses consisting primarily of advertising, promotional activities, trade shows and personnel-related expenses and general and administrative expenses consisting primarily of professional fees, salaries and related costs for accounting, administration, finance, human resources, information systems and legal personnel.

         Research and development expenses consist of payroll and related costs for hardware and software engineers, quality assurance specialists, management personnel, and the costs of materials used by these employees in the development of new or enhanced product offerings.

         In accordance with Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards, or SFAS, No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," development costs incurred in the research and development of new software products to be sold, leased or otherwise marketed are expensed as incurred until technological feasibility in the form of a working model has been established. Internally generated capitalizable software development costs have not been material to date. We have charged our software development costs to research and development expense in our consolidated statements of operations.

         RESULTS OF OPERATIONS

         The following table sets forth certain statement of operations data as a percentage of total revenues for the years indicated:


                                                                               YEAR ENDED DECEMBER 31,
                                                                           ----------------------------------
                                                                                1998                1999
                                                                           --------------      --------------
       STATEMENT OF OPERATIONS DATA:
       Revenue:
          Product sales..........................................               90.6%               24.4%
          Revenue share arrangements.............................                4.6                44.8
          Maintenance fees.......................................                4.8                30.8
                                                                           --------------      --------------
             Total revenue.......................................              100.0               100.0
                                                                           --------------      --------------
       Cost of revenue:
          Product sales..........................................               70.3                19.9
          Revenue share arrangements.............................                2.1                27.9
          Maintenance............................................                6.0                13.3
                                                                           --------------      --------------
             Total cost of revenue...............................               78.4                61.1
                                                                           --------------      --------------
       Gross margin..............................................               21.6                38.9
                                                                           --------------      --------------

                                      -21-


                                                                               YEAR ENDED DECEMBER 31,
                                                                           ----------------------------------
                                                                                1998                1999
                                                                           --------------      --------------
       Operating expenses:
          Selling, general and administrative (exclusive of non-cash
           compensation).........................................              203.5               403.0
          Research and development (exclusive of non-cash
           compensation).........................................               28.1                45.8
          Non cash compensation expense (income).................              480.3              (658.6)
                                                                           --------------      --------------
             Total operating expenses............................              711.9              (209.8)
                                                                           --------------      --------------
       Income (loss) from operations.............................             (690.3)              248.7
                                                                           --------------      --------------
       Other income (expense):
          Interest expense.......................................             (190.1)             (243.8)
          Equity in income of unconsolidated, wholly owned subsidiary           --                  16.2
          Interest and other income..............................               30.9                35.6
                                                                           --------------      --------------
             Other expense, net..................................             (159.2)             (192.1)
                                                                           --------------      --------------
       Income (loss) before income taxes and extraordinary
         loss....................................................             (849.5)               56.6
       Income (loss) before extraordinary loss...................             (849.5)               56.6
       Extraordinary loss, net of income taxes...................              (40.3)               --
                                                                           --------------      --------------
       Net income (loss).........................................             (889.8)%              56.6%
                                                                           ==============      ==============
       Dividends related to convertible preferred stock..........               (1.8)             (102.5)
                                                                           ==============      ==============
       Net loss attributable to common stockholders..............             (891.6)%             (45.9)%
                                                                           ==============      ==============


         REVENUES

         Product Sales -- Our product sales revenue was $916,650 in 1998 and $144,282 in 1999, representing a decrease of $772,368, or 84%, from 1998 to 1999. During 1998, we shifted our focus from selling products to placing products pursuant to our revenue sharing program. Additionally, during 1998, we produced and placed approximately 2,000 refreshment centers under revenue share arrangements which have been transferred to RSi BRE, an unconsolidated, wholly owned subsidiary, pursuant to certain financing agreements. Because RSi BRE is not consolidated, the related revenues are not included in our financial statements. Rather, we record our equity in RSi BRE's income for each respective period. The decrease from 1998 to 1999 was due to our transition from product sales to placement of our products pursuant to our revenue sharing program, a lack of sufficient working capital and an additional 436 refreshment centers which were produced and installed in 1999, but which have been transferred to RSi BRE.

         Revenue Sharing Arrangements -- Our revenue from revenue sharing arrangements was $46,524 in 1998 and $265,546 in 1999, representing an increase of $219,022, or 471%, from 1998 to 1999. During 1998, we began placing products under revenue sharing arrangements after we shifted our focus from sales of products. The increase from 1998 to 1999 was due to our continuing transition from product sales to placement of our products pursuant to our revenue sharing program.

         Maintenance Fee Revenues -- Our maintenance fee revenues were $48,288 in 1998 and $182,581 in 1999, representing an increase of $134,293, or 278%, from 1998 to 1999. The increase from 1998 to 1999 was due primarily to maintenance revenues we earn related to the Refreshment Centers owned by RSi BRE. We perform the maintenance of the RSi BRE units and accordingly receive the maintenance revenues. The increase is also due to our placement of additional products pursuant to our revenue sharing program.

         COST OF REVENUE

         Cost of Product Sales Revenue -- Our cost of product sales revenue was $711,355 in 1998 and $118,010 in 1999, representing a decrease of $593,345, or
83%, from 1998 to 1999. The gross margin percentage on product sales was 22% in 1998 and 18% in 1999. The decrease in gross margin percentage on product sales from 1998 to

1999 primarily resulted from further reductions in production and corresponding increases in the cost per unit, and fixed costs from unapplied overhead costs.

         Cost of Revenue Sharing Revenue -- Our cost of revenue sharing revenue was $21,104 in 1998 and $165,995 in 1999, representing an increase of $144,891, or 687%, from 1998 to 1999. The gross margin percentage on revenue sharing revenue was 55% in 1998 and 37% in 1999. The decrease in gross margin percentage on revenue sharing revenue from 1998 to 1999 resulted from the impact of placing more expensive Refreshment Centers, which included RoomSafes, without a corresponding increase in the related revenues. When we initially began including RoomSafes with Refreshment Centers, our intent was that a separate charge would be paid by the hotel guest for use of the safe. However, separate charges were not consistently implemented by the hotels. Subsequently, we have adjusted the percentage of revenues allocated to us when RoomSafes are included.

         Cost of Maintenance Revenue -- Our cost of maintenance revenue was $60,797 in 1998 and $78,518 in 1999 representing an increase of $17,721, or 29%, from 1998 to 1999. The gross margin percentage on maintenance revenues was (26%) in 1998 and 57% in 1999. The increase in gross margin percentage from 1998 to 1999 was mainly due to the placement of additional units which enabled us to cover our fixed overhead costs.

         OPERATING EXPENSES

         Selling, General and Administrative -- Selling, general and administrative expenses (exclusive of non-cash compensation expense (income)) were $2,058,150 in 1998 and $2,387,811 in 1999, representing an increase of $329,661, or 16%, from 1998 to 1999. Selling, general and administrative expenses represented 204% of our total revenues in 1998 and 403% of our total revenues in 1999. The increase from 1998 to 1999 was primarily due to a decrease in our common stock price that we were able to obtain from private investors which resulted in our recording an allowance of approximately $230,000 against certain notes receivable from stockholders that are secured by shares of our common stock.

         Research and Development Expenses--Research and development expenses were $284,532 in 1998 and $271,231 in 1999, representing a decrease of $13,301, or 5%, from 1998 to 1999. Research and development expenses represented 28% of our total revenue in 1998 and 46% of our total revenue in 1999.

         Non-Cash Compensation Expense (Income)--Non-cash compensation expense was $4,858,105 in 1998 and non-cash compensation income was $3,901,696 in 1999, representing a reversal of the expense of $3,901,696 from 1998 to 1999. During 1998, the estimated fair value of our common stock increased resulting in compensation expense. During 1999, the estimated fair value of our common stock declined resulting in the reversal of a portion of the compensation expense previously recorded. The initial compensation expense recorded in 1998 related to the issuance of 1,471,000 shares of common stock to certain officers and a former consultant to us. During the year ended December 31, 1998, we recognized compensation related to these variable awards. As a result of a decline in the value of our common stock during the year ended December 31, 1999, we reversed compensation expense related to these awards.

         Other Income (Expense), Net--Interest expense was $1,922,638 in 1998 and $1,444,532 in 1999, representing a decrease of $478,106, or 25%, from 1998 to 1999. The decrease is due primarily to the conversion of $2.3 million of borrowings to equity during 1998 and the corresponding decrease in related interest expense and amortization of deferred financing costs.

         Income Taxes--As of December 31, 1999, we had net operating loss carryforwards for federal and state income tax reporting purposes of approximately $10 million that expire at various dates from 2008 to 2019. We had net deferred tax assets, including our net operating loss carryforwards and other temporary differences between book and tax deductions, total approximately $3.8 million as of December 31, 1999. A valuation allowance in the amount of $3.8 million has been recorded as of December 31, 1999 as a result of uncertainties regarding the realizability of the net deferred tax assets.

         DIVIDENDS RELATED TO CONVERTIBLE PREFERRED STOCK

         Dividends related to convertible preferred stock were $18,542 in 1998 and $607,268 in 1999. The accrued dividends relate to our Series A and B convertible preferred stock. During 1998 and 1999, we obtained equity capital through the issuance of Series A and B convertible preferred stock which provide for annual cumulative dividends of eight and six percent, respectively. The dividends on the Series B convertible preferred stock are payable in shares of common stock and represents $142,000 of the 1999 accrued dividend. The Series A and Series B convertible preferred stock will convert to common stock upon the closing of this offering. In connection with the Series A convertible preferred stock, we will record an additional dividend of $1.8 million upon conversion which represents the contingent beneficial conversion feature that will accrue to the Series A convertible preferred stockholders at the date of conversion. In addition, the holders of Series B convertible preferred stock received a $1,249,008 beneficial conversion feature at the date of issuance and an additional $2,498,016 beneficial conversion feature on March 29, 2000 in connection with the 2000 Reverse Stock Split. The modification of the conversion rate on April 12, 2000 requires the Company to recognize an additional beneficial conversion feature. The beneficial conversion feature, as modified, is being accrued as a dividend between the date of issuance of the Series B convertible preferred stock and September 28, 2000, the date which the holders of Series B convertible preferred stock have the right to convert their shares on a 1.5-for-1 basis.

         LIQUIDITY AND CAPITAL RESOURCES

         As of December 31, 1999, we had cash of $113,252 and a working capital deficit of $2,598,726. As of December 31, 1998, we had cash of $1,850 and a working capital deficit of $3,358,344. Increases in cash and the improvement in the working capital deficit were the result of the net proceeds from our Series B convertible preferred stock offering completed in September 1999 and the proceeds from the issuance of promissory notes, offset by cash used in operating activities, cash used to purchase Refreshment Centers, property and equipment, and our investment in RSi BRE.

         Our net cash used in operating activities for the year ended December 31, 1999 was $2,753,939. Cash used in operating activities was primarily attributed to a net loss before the impact of non-cash compensation income of $3,901,696. Our net cash used in operating activities for the year ended December 31, 1998 was $2,931,871, mostly due to a net loss of $8,999,646. This loss was partially attributable to non-cash compensation expense of $4,858,105, a non-cash loss on debt extinquishment of $407,000, non-cash interest expense of $777,666, amortization debt offering and financing costs of $605,236 and was partially offset by interest accrued on notes receivable from stockholders of $274,691.

         Our primary investing activities have historically consisted of expenditures relating to our revenue sharing program and for property and equipment. Additionally in 1999, we invested $750,000 in RSi BRE. The expenditures in 1999 for Refreshment Centers were $543,586 compared to $246,161 for 1998. We expect our investing activity to increase significantly in the foreseeable future for the purchase of our products as we continue our focus on our revenue sharing program. Additionally, we anticipate that we will experience an increase in our capital expenditures and lease commitments for property and equipment consistent with anticipated growth in operations, infrastructure and personnel.

         Our financing activities provided $2,900,872 and $4,171,163 for the years ended December 31, 1998 and 1999, respectively. In 1999, cash provided by financing activities consisted of $3,584,256 from the sale of preferred stock, $792,547 from borrowings, and $299,195 from notes payable to officers and stockholders. In 1999, cash used for financing activities consisted of $401,080 of payments on borrowings, $15,755 of payments on capital lease obligations, and $88,000 of deferred offering costs. In 1998, cash provided by financing activities consisted of $2,265,058 from borrowings and $390,043 and $600,275 from the sale of common and preferred stock, respectively. In 1998, cash used for financing activities consisted of $127,971 of payments on borrowings, $12,500 of payments on notes payable to stockholder and officer, $9,190 of payments on capital lease obligations and $204,843 of miscellaneous offering costs.

         During 1999, we entered into an exclusive post-installation financing arrangement with an equipment financier to provide funding for products which we place with customers under revenue sharing agreements. Under the terms of the financing arrangement, the equipment financier will fund up to 150% of the cost to purchase, assemble and install each product that has been in service for 90 days subject to the property meeting certain minimum performance, occupancy and liquidity requirements. We are obligated to repay the financing over seven years, with a formula-based variable interest rate.
As part of the financing, eRoom will form a new entity, RSi SPE, Inc., a Nevada corporation and wholly owned subsidiary. RSi SPE will own all the products funded by the equipment financier as well as those under revenue sharing agreements. The equipment financier will take a senior security interest in the products financed under the financing agreement.

         As of December 31, 1999, our debt, secured by our assets, consisted of $130,000 in notes issued in a 1996 private debt offering, $431,750 in notes issued in a 1997 private debt/equity offering, $35,115 in notes issued in a 1999 private debt offering, a $1,555,544 note payable to RSG Investments, LLC, or RSG Investments, and a $100,000 note payable to an individual. As of December 31, 1999, our unsecured debt consisted of a $102,290 note payable to a corporation for services performed, $11,719 in notes payable to a bank and secured by vehicles, a $6,062 unsecured note to an individual, as well as $75,126 of capital lease obligations. As of December 31, 1999, we had an accumulated deficit of $14,531,491, and we were in default under certain debt obligations. Additionally, we were past due with several of our accounts payable vendors which could affect our ability to procure inventory and services for our operations. We need to obtain additional financing to fund payment of past due and current debt obligations and to provide working capital for operations.

         We believe that our current cash on hand, after receiving approximately $869,250 of net proceeds from the sale of units consisting of Series C convertible preferred stock, convertible promissory notes and warrants to purchase common stock, the $500,000 loan dated February 15, 2000 from Ash Capital, LLC, or Ash Capital, the $1.5 million bridge loan dated April 13, 2000 from a group of investors, together with the net proceeds from this offering will be sufficient to meet our capital expenditures and working capital requirements, including those from our planned expansion, for at least the next twelve months. However, we may need to raise additional funds to support more rapid expansion, respond to competitive pressures, invest in our new technology offerings and other product offerings or respond to unanticipated requirements. We cannot assure you that additional funding will be available to us in amounts or on terms acceptable to us. If sufficient funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of additional product development opportunities, develop or enhance our products or services, or otherwise respond to competitive pressures would be significantly limited.

         PRIOR PRIVATE PLACEMENTS AND FINANCINGS

         Since our incorporation, we have funded our operations primarily through loans and through sales of our common and preferred stock.

         From July 1996 through March 1997, we raised gross proceeds of $1,470,000 from a private placement of promissory notes secured by our assets. Each $20,000 promissory note had a term of one year and was accompanied by a warrant to purchase 3,300 shares of common stock at $2.67 per share exercisable for the lesser of five years or three years from the close of this offering. We issued warrants to purchase a total of 242,550 shares of common stock to investors and warrants to purchase 86,250 shares of common stock to our placement agent. The promissory notes were all in default as of January 1998. In order to avoid foreclosure on our assets, we issued to the holders of these promissory notes warrants to purchase an aggregate of 61,629 shares of common stock at $2.67 per share and an aggregate of 13,781 shares of common stock. Subsequently, in 1998, holders of promissory notes in the aggregate original principal amount of $1,040,000 converted their promissory notes into 208,000 shares of Series A convertible preferred stock and, in 1999, holders of promissory notes in the aggregate original principal amount of $300,000 converted their promissory notes and accrued interest into 119,374 shares of Series B convertible preferred stock. We issued 13,125 shares of common stock to the placement agent for assisting in the conversion of promissory notes into Series A convertible preferred stock. As of March 31, 2000, the outstanding promissory notes consisted of $130,000 in principal and $38,959 of accrued interest and were accruing, collectively, warrants to purchase 644 shares of common stock per month until paid in full. Although all of the outstanding promissory notes are in default, we intend to pay off these promissory notes from the proceeds of this offering.

         From April 1997 through December 1997, we realized gross proceeds of $1,986,000 from a private placement of units, where each $10,000 unit consisted of 938 shares of common stock and a 15% secured promissory note in the principal amount of $5,000. We issued our placement agent 24,018 shares of common stock and our merchant banker 139,846 shares of common stock in exchange for services related to this private placement. In September 1998, holders of promissory notes in the aggregate original principal amount of $115,000 converted their promissory notes and accrued interest into 11,665 shares of common stock. Then, in May 1999, holders of promissory notes in the aggregate original principal amount of $425,051 converted their promissory notes and accrued interest into 173,976 shares of Series B convertible preferred stock. As of March 31, 2000, outstanding promissory notes consisted of $431,750 in principal and $159,480 of accrued interest. Although all of the outstanding promissory notes are in default, we intend to pay off these promissory notes from the proceeds of this offering.

         In May 1997, we received a loan in the original principal amount of $100,000 from an individual bearing interest at the rate of 15% per annum with a one year term. We issued 7,125 shares of common stock in connection with this note. As of March 31, 2000, our obligation was $130,417 including accrued interest. We intend to pay off this promissory note from the proceeds of this offering.

         From January 1998 through March 1998, we received gross proceeds of $760,000 from the sale of Series A convertible preferred stock. In addition, $1,040,000 of outstanding promissory notes were converted into 208,000 shares of our Series A convertible preferred stock. We issued warrants to purchase 6,840 shares of common stock exercisable at $16.00 per share, and 13,125 shares of common stock valued at $10.67 per share, to our placement agent. Pursuant to the terms of our Series A convertible preferred stock, dividends of 8% per annum began to accrue on November 14, 1998. As of March 31, 2000, holders of Series A convertible preferred stock were owed dividends of $198,444, collectively. We intend to pay such dividends from the proceeds of this offering.

         From January 1998 through March 1998, we realized gross proceeds of $379,000 from a private placement of our common stock at $10.67 per share. We issued 35,531 shares of common stock to investors and warrants to purchase 4,264 shares of common stock at $12.80 per share to our placement agent.

         In April 1998, we issued a $100,000 short-term promissory note to an investor which was subsequently converted into 9,375 shares of common stock at a price of $10.67 per share. In addition, this investor was granted an additional 1,500 shares of common stock as an inducement to convert the promissory note, which was valued at $10.67 per share and recorded as additional interest expense in 1998.

         From May 1998 through August 1998, we received gross proceeds of $561,520 from a private placement of 60-day promissory notes convertible into shares of common stock at maturity at $10.67 per share. These promissory notes and accrued interest were converted into 54,296 shares of common stock. We issued 7,875 shares of common stock as a finder's fee.

         On July 19, 1998, we received a loan of $1,500,000 from RSG Investments. Although we were obligated to repay the funds by January 30, 1999, we defaulted and remained in default until we entered into a settlement agreement with RSG Investments on September 28, 1999. After the repayment of a portion of the obligation and the conversion of a portion of the obligation into shares of Series B convertible preferred stock, we remain obligated to RSG Investments in the principal amount of $750,000. As of March 31, 2000, we owe RSG Investments $750,000 in principal plus accrued interest which we intend to payoff from the proceeds of this offering.

         From February 1999 through May 1999, we received gross proceeds of $350,000 from the private placement of 90-day promissory notes. These promissory notes have an interest rate of 15% per annum and accrue common stock at a rate of 38 shares every 30 days for every $1,000 of principal outstanding. Subsequently, promissory notes in the aggregate original principal amount of $134,885 have been repaid and promissory notes in the aggregate original principal amount of $180,000 plus interest have been converted into 61,432 shares of Series B convertible preferred stock. As of March 31, 2000, we have issued 50,137 shares of common stock as interest and have $35,115 in outstanding principal and $7,947 of accrued interest. The promissory notes are in default. We intend to pay off these promissory notes with the proceeds realized from this offering.

         From March 1999 through October 1999, we conducted a private placement of our Series B convertible preferred stock at $3.00 per share. Through this private placement, we issued 1,355,047 shares of Series B convertible preferred stock in exchange for cash subscriptions of $4,065,133 and 726,633 shares of Series B convertible preferred stock in exchange for certain outstanding promissory notes, unpaid salaries to certain officers and $500,000 due to RSG Investments.

         On February 15, 2000, we received a $500,000 loan from Ash Capital. Dr. Alan C. Ashton is a director designee of eRoom and owns 100% of Ash Capital. The Ash Capital loan is evidenced by a promissory note bearing simple interest at the rate of 10% per annum, payable on May 31, 2000, and secured by our assets. Ash Capital was issued a warrant to purchase 18,750 shares of common stock exercisable at $4.80 per share through the second anniversary date of the close of this offering. The Ash Capital loan will be repaid from the sale of certain Refreshment Centers.

         From March 2000 through April 12, 2000, we conducted a private placement of $100,000 units consisting of a 7% convertible promissory note in the original principal amount of $25,000, 23,077 shares of Series C convertible preferred stock and a warrant to purchase 5,000 shares of common stock at an exercise price of $6.60 per share. Through this private placement, we raised gross proceeds of $950,000, issued promissory notes in the original principal amount of $237,500, issued 219,227 shares of Series C convertible preferred stock and issued warrants to purchase 47,500 shares of common stock.

         On April 13, 2000, we received the Bridge Loan in the principal amount of $1,500,000. The Bridge Loan is evidenced by a promissory note, or the Bridge Note, and bears interest at the rate of nine percent per annum. The Bridge Loan matures on the earlier of the closing of this offering or October 12, 2000. In addition, we issued 200,000 shares of our common stock as part of the Bridge Loan transaction.

         RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," or SFAS 133. SFAS 133 establishes new accounting and reporting standards for companies to report information about derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. This statement is effective for financial statements issued for all fiscal quarters of fiscal years beginning after June 15, 2000. We do not expect this statement to have a material impact on our results of operations, financial position or liquidity.

         QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

         Our products and services are primarily developed in the United States, however, a significant component of our Refreshment Centers are manufactured in Italy. Our products are marketed in the United States, the Bahamas and Brazil, and we intend to further expand our marketing to the international lodging market and to other industries domestically and internationally. As a result, our financial results could be affected by changes in foreign currency exchange rates or weak economic conditions in foreign markets. Because all of our revenues are currently denominated in U.S. Dollars, a strengthening of the dollar could make our products less competitive in foreign markets.

         As time passes and as management sees fit, certain future transactions in Europe and Asia may be denominated in local currencies. As we expand operations internationally, we will continue to evaluate our foreign currency exposures and risks and develop appropriate hedging or other strategies to manage those risks. We have not revised our current business practices to conform to Europe's conversion to the Euro. We have not modified any of our products to address Europe's conversion to the Euro.

                                    BUSINESS

         OVERVIEW

         eRoom has developed and introduced to the lodging industry what we believe is the only intelligent, in-room computerized platform and communications network. The eRoom System supports our Refreshment Centers, RoomSafes and other applications. These other applications include in-room management capabilities, information management services, direct credit card billing and network access solutions.

         Our eRoom System delivers in-room solutions that reduce operating costs, enhance hotel guest satisfaction and provide higher operating profits to our customers. The solutions offered by our eRoom System and related products have allowed us to establish relationships with premier hotel chains. We have installed more than 10,000 Refreshment Centers and 2,500 RoomSafes in over 10,000 hotel rooms, including many of Marriott International's flagship properties, such as the New York Marriott Marquis, the J.W. Marriott in Washington D.C., the Marriott Camelback Inn, and others. We have an exclusive contract with the purchasing subsidiary of Promus Hotel Corporation (operator of Doubletree Hotels, Embassy Suites and Hampton Inn), which was recently purchased by Hilton Hotels Corporation. We are negotiating with Bass Hotels (operator of Holiday Inn, Crowne Plaza and the Hotel Inter-Continental) and Carlson Hospitality Worldwide (operator of Radisson Hotels Worldwide, Regent International Hotels and Country Inns and Suites) to become their exclusive or preferred vendor. We have also installed our products in the Hilton, Best Western, Ramada and other established hotel chains. We believe that these relationships provide us with the opportunity to install our eRoom System worldwide, while our enabling technologies will provide for a natural expansion of our products and services into the healthcare, time-share and cruise line industries.

         Our business model focuses on our revenue sharing program that allows us to partner with our customers with respect to our products. Through our revenue sharing program, we install our products at little or no upfront cost to our customers and share in the recurring revenues generated from sales of goods and services related to our products.

         LODGING MARKET

         According to the 1999 HORWATH WORLDWIDE HOTEL INDUSTRY STUDY, the worldwide hotel marketplace consists of approximately 11.7 million hotel rooms. The regions below contain the following number of hotel rooms:

           REGION                                             HOTEL ROOMS
         -----------------------------------            ------------------------
           Europe                                             4.7 million
           United States                                      3.5 million
           Central and South America                          1.5 million
           Asia                                               1.5 million
           Other regions                                      0.5 million
                                                        ------------------------
                TOTAL                                        11.7 MILLION
                                                        ------------------------

         Of these 11.7 million hotel rooms, approximately three million hotel rooms are owned, managed or franchised by the ten largest hotel chains, as follows:

                                                ROOMS           ROOMS
                                                UNITED          INTER-
   HOTEL CHAIN            TOTAL ROOMS           STATES         NATIONAL           REPRESENTATIVE BRANDS
 ---------------         -------------      -------------    ------------  -----------------------------------------------
Cendant                       529,000           482,000          47,000       Ramada, Days Inn and Howard Johnson

Bass Hotels                   461,000           341,000         120,000       Holiday Inn, Crowne Plaza and the Hotel
                                                                              Inter-Continental

Marriott International        328,000           258,000          70,000       Ritz-Carlton, Marriott, Renaissance and
                                                                              Residence Inn

Accor                         326,000            87,000         239,000       Sofitel, Novatel and Red Roof Inns

Choice Hotels                 305,000           252,000          53,000       Comfort Inns & Suites, Clarion and
                                                                              Econolodge

Best Western                  302,000           187,000         115,000       Best Western
International

Hilton Hotels                 277,000           270,000           7,000       Hilton, Doubletree Hotels, Embassy
Corporation                                                                   Suites and Hampton Inn

Starwood Hotels               225,000           146,000          79,000       Sheraton, Westin and St. Regis

Carlson Hospitality           106,000            66,000          40,000       Radisson Hotels Worldwide, Regent
Worldwide                                                                     International Hotels and Country Inns
                                                                              and Suites

Hyatt Hotels                   80,000            55,000          25,000       Hyatt and Hyatt Regency
                         -------------      -------------    ------------
        TOTAL               2,939,000         2,144,000         795,000
                         =============      =============    ============

SOURCES: 1999 DIRECTORY OF HOTEL & MOTEL COMPANIES; HOTELS MAGAZINE - CORPORATE 300 RANKING, JULY 1999; TRAVEL RESEARCH INTERNATIONAL LIMITED; LODGING HOSPITALITY MAGAZINE - THE BRANDS REPORT, AUGUST 1999.

         Of the hotel chains listed above, we have installed more than 9,000 Refreshment Centers and 2,500 RoomSafes in hotels operated by Marriott International, Best Western International, Cendant, Bass Hotels and Hilton Hotels Corporation.

         Many hotel properties are rated through either Automobile Association of America's diamond rating or Mobil's star rating. In order to obtain a four- or five-diamond rating from Automobile Association of America, the hotel properties are required to have minibars in all of their hotel rooms. Under Mobil's star-rating, the presence of minibars in a property's hotel rooms provides points that can be used toward a four- or five-star rating. Therefore, we believe that we can market our products to the lodging industry as an in-room amenity to enhance a hotel's ability to receive a four- or five-diamond rating or a four- or five-star rating.

         OUR PRODUCTS AND SERVICES

         eROOM SYSTEM

         Since our inception, it has been our objective to innovate the in-room amenities offered by the lodging industry. Our proprietary technologies create an intelligent, in-room computerized platform and communications network that comprise our eRoom System. At the core of our eRoom System is our proprietary hardware and software that operate as a multi-tasking imbedded operating system. Our hardware and software can operate multiple devices and provide an interactive environment. The interactive environment provided through our eRoom

System allows the hotel guest to input and receive information. Interactive features for the hotel guest include locking and unlocking our products, receiving pricing information from the liquid crystal display as well as other functions. The eRoom System provides the communication link between the hotel guest, our products, the eRoom file server, and the file server located at our headquarters, or the eRoom master file server. Our software is remotely upgradable from our facilities. We can also remotely adjust prices, change messages on the liquid crystal display and change the input touchpad layout. From our facilities, we can lock our products in the event a participating hotel fails to pay any fees or otherwise violates the terms of its agreement, as well as determine whether our products are active and working properly.

         The eRoom System consists of a microprocessor, memory, input/output ports, communications transceiver, liquid crystal display, touchpad, power supply and our proprietary software. The proprietary architecture of our circuit boards has been designed to minimize the need for hardware upgrades. The eRoom System includes an embedded system processor that handles simple instructions and routes all billing functions and processor-intensive instructions to the eRoom file server.

         The eRoom System provides a platform that collects information relating to the usage of our products. The eRoom System is capable of supporting other functions such as the management of in-room energy, including heating, air conditioning, lighting and television and the establishment of a trouble-shooting system to manage in-room repairs and maintenance. Another extension of the eRoom System is a direct credit card billing process for the healthcare and time-share industries.

         REFRESHMENT CENTERS

         Historically, our primary source of revenue has been from the sale or revenue sharing of our Refreshment Centers. We currently have orders on-hand for approximately 6,800 Refreshment Centers, 4,400 of which include RoomSafes. Sales orders account for approximately 2,100 Refreshment Centers and approximately 900 RoomSafes, which will generate approximately $2.1 million of product sales. Products to be placed under revenue sharing agreements include approximately 4,700 Refreshment Centers and approximately 3,500 RoomSafes. Refreshment Centers are modular in design and consist of our eRoom System, a small compression or thermoelectric refrigeration unit and our unique multi-vending rack. Our multi-vending rack maintains a full appearance through a gravity-based design and displays up to 33 different beverages and/or snacks. The repair or replacement of any component of our Refreshment Center is relatively simple and is provided at no additional charge to the property. The Refreshment Center communicates through the eRoom System, which uses the hotel's existing telephone lines, cable television lines or electrical power outlets.

         Our Refreshment Centers operate as follows:

         -        A hotel guest selects a beverage or snack from our Refreshment
                  Center;

         - The purchase is immediately confirmed on the liquid crystal display and acknowledged by an audible beep;

         - The transaction information (product type, price and time of purchase) is simultaneously transferred to the eRoom file server;

         - The eRoom file server communicates on a real-time basis with the hotel's property management system and periodically with our eRoom master file server; and

         - The hotel's property management system posts the purchase to the hotel guest's room account.

         The sales data from the eRoom System is transmitted to the eRoom file server from which the hotel can access periodic sales activities, inventory levels for restocking purposes and demographic data.

         ROOMSAFE

         Our RoomSafes are electronic in-room safes offered in conjunction with our eRoom System. The RoomSafes include an encrypted combination that can be changed by the hotel guest. The RoomSafes have storage space large enough for laptop computers, video cameras and briefcases. The RoomSafe utilizes the eRoom System to interface with the eRoom file server which, in turn, communicates with the hotel's property management system.

         A common problem with in-room safes occurs at checkout when a guest may leave the safe locked or forget to remove his or her valuables. With our competitors' room safes, the locked safe would typically go unnoticed until a subsequent hotel guest attempts to use the safe. Through the eRoom System, our RoomSafe automatically notifies the hotel at checkout that the safe door is locked, providing the guest with an opportunity to remove any valuables before leaving the hotel.

THE FOLLOWING DIAGRAM REPRESENTS THE STRUCTURE AND COMMUNICATIONS NETWORK OF OUR eROOM SYSTEM, THE eROOM FILE SERVER, THE HOTEL PROPERTY MANAGEMENT SYSTEM, AND THE eROOM MASTER FILE SERVER:

[CHART OMITTED]

         INFORMATION MANAGEMENT SERVICES

         One of the byproducts of our technology is the information we have collected since our first product installation. To date, we have collected over eleven million room-nights of data. The eRoom file server collects information regarding the usage of our Refreshment Centers on a real-time basis. We use this information to help our customers increase their operational efficiencies. The information we obtain is unique because we categorize the information according to specific consumer buying patterns and demographics.

         The information we collect has value in several key areas. First, we currently offer our customers, as part of our service and maintenance agreement, specific information about their guests' buying patterns and provide non-confidential information about other hotels in similar geographic regions. Second, as we continue to increase our installed room base, we believe that the information we collect will have value to the suppliers of goods sold in our Refreshment Centers, such as Coca-Cola, PepsiCo, Anheuser-Busch, Miller Brewing, Frito-Lay, Mars and others. Third, we are developing information services to categorize purchases in response to specific in-room advertising programs by such suppliers.

         Our lodging customers benefit in various ways from the information we provide. The hotels are responsible for restocking the goods sold from our Refreshment Centers. The real-time sales data generated by our Refreshment Centers helps the hotel to maximize personnel efficiencies. The transfer of sales data to the hotel prevents guest pilferage and minimizes disputes over refreshment center usage, both of which are prevalent in the lodging industry. Finally, the ability to track product sales performance allows the hotel to stock the Refreshment Centers with more popular items, which generally leads to increased sales of product from the Refreshment Centers.

Our system can provide reports on, among other things, daily restocking requirements, product sales statistics showing daily, monthly and annual statistics, overnight audits, inventory control and a variety of customized reports.

         The chart below is an example of the type of information we can collect from a property where our products are installed:

[CHART OMITTED]

         As indicated above, a supplier of goods will be able to determine its market share by property and geographic region. We are developing an Internet-based system where suppliers will be able to track product movement, market share and other information by country, region, state, city or property type.

         We intend to develop strategic relationships with companies in the information services industry in order to maximize our proprietary information.
S. Leslie Flegel will join our Board upon the closing of this offering to assist us in packaging and marketing our proprietary information. Mr. Flegel is the Chief Executive Officer and Chairman of the Board of The Source Information Management Company (Nasdaq NM: SORC), a leading provider of information and management services in the United States and Canada. In addition, we will consider utilizing one or more other companies to assist us in the roll-out of our information services products.

         FUTURE PRODUCTS AND SERVICES

         Our research and development and marketing departments are analyzing additional value added products and services to be delivered to our customers using the platform of our eRoom System. We believe that such additional products and services can be bundled with our eRoom System or separately marketed to lodging industry customers to provide additional revenue sources for us. Although the development and delivery schedules vary for each new product and service, we believe that each of the following will be ready for marketing within the next twelve months:

         WIRELESS COMMUNICATIONS NETWORK. We intend to offer a high-speed (11 mega bits per second, or mbps) wireless communications solution that is designed to allow guests the option of using their laptop computers to roam throughout a property while connected to the property's network for Internet or intranet use.

         We have signed a letter of intent with a wireless network provider for the exclusive use of its product in the lodging, healthcare, time-share and cruise line industries. This network consists of a master antenna with a range of up to 150 feet in any direction. In larger properties, these master antennas can be linked together to create a wireless communications network similar to a cellular telephone network on a smaller scale. To obtain wireless network access, guests can rent a PCMCIA card for their laptop computers from the hotel's front desk. PCMCIA cards provide wireless connectivity through a built-in transceiver and are compatible with PC and Macintosh computers.

         CREDIT CARD/SMART CARD. Our eRoom System has the capability to support standard credit card and smart card readers for direct billing to a customer's credit card, as well as other point of sale and automated teller-type functions. When we enter the healthcare and time-share industries, we will offer a direct credit card billing process. By placing a credit card reader adjacent to a hospital bed or in a time-share room, we can offer a billing solution previously unavailable. This billing process will allow healthcare and time-share properties to offer services and products similar to those found in hotel rooms, such as Refreshment Centers, RoomSafes, on-demand movies, direct dial long distance, Internet access and video games. We hold three patents for a credit card point of sale terminal technology that supplies billing solutions for these services.

         HIGH SPEED NETWORK COMMUNICATION. We intend to increase the speed of our existing communications network to 10 mbps. With a high-speed network in place, we could offer our customers a low-cost in-room thin client platform. This platform consists of a monitor, keyboard and an interpreter which will allow for access to the Internet or an intranet. In addition, the high-speed network could be used as an Ethernet port for laptop users to access the Internet or an intranet.

         eROOM ENERGY MANAGEMENT. We are developing a technology by which our eRoom System will detect in-room movement through heat and/or motion sensors. Our eRoom System will control other devices in the room through an infrared communications portal. This technology is being developed for the lodging industry as a means of offering an energy management system. When a room is occupied, our eRoom System will give the guest complete control of the heating and air conditioning, lighting, television and other facilities in the room. When the room is unoccupied, the eRoom System will control each of these systems and adjust each according to the most energy efficient settings. When a guest opens the door to re-enter the room, our eRoom System will adjust all devices to their original settings. By adjusting the heating and air conditioning either up or down (typically 5 to 10 degrees, depending on the time of year) and turning off the television and lights when a room is unoccupied, a hotel or other facility can realize energy cost savings.

         REMOTE ENGINEERING AND MAINTENANCE. Through the eRoom System, we also intend to offer remote engineering and housekeeping management services. The eRoom System links each room to other areas of the property. By connecting each room to the front desk and to the engineering and housekeeping departments, we will create a management tool and communication link. When an in-room maintenance problem is discovered by housekeeping or engineering, the hotel employee can enter a code on the touchpad of our eRoom System, which will transmit the information to engineering and inform the front desk of a problem. If the problem is of a material nature, the front desk can hold the room until the repairs have been made. As soon as the problem is resolved, housekeeping or engineering will enter a code that notifies the front desk that the room has been repaired and is available for a guest.

         SALES AND MARKETING

         Our sales and marketing program consists of the following strategic initiatives:

         DEPLOYMENT OF AN EXPANDED REGIONAL SALES FORCE. Our initial strategy is to hire four additional full-time employees as regional sales managers in the United States. We currently employ two regional sales managers and retain four independent sales representatives.

         DEVELOPMENT OF AN IN-HOUSE SALES DEPARTMENT. We intend to develop an in-house sales department whose primary objective will be to focus on the limited-service hotel sector. Each inside sales person will have a certain geographic responsibility and will work in concert with their respective regional sales managers. This approach should allow eRoom to increase its market penetration by targeting mid-scale through luxury-class properties throughout highly concentrated hotel markets within the United States.

         CONTINUED MARKETING OF THE REVENUE SHARING PROGRAM. Emphasis on our revenue sharing program is a critical part of our sales and marketing strategy. Historically, the lodging industry has been resistant to purchase our products because of the initial capital expenditure required. In addition to product sales, we now offer our products through a revenue sharing program. Our revenue sharing program allows us to become partners with our hotel clients by installing our products at little or no upfront cost to the hotel and sharing the revenues generated from goods sold from, and usage of, our products. Our equipment financier will finance up to 150% of our costs of our products placed under our revenue sharing program, subject to satisfaction of certain funding requirements. Our products will secure the financing of the equipment financier, which is payable over seven years.

         CONTINUED IMPLEMENTATION OF THE CORPORATE ACCOUNT STRATEGY. Our corporate account strategy involves the research, documentation and implementation of plans associated with hotel chains, brands, management companies and real estate investment trusts. Through this strategy, we propose to enter into a corporate agreement that defines the relationship between eRoom and the respective corporate entity. Although the franchisees of these corporate hotel chains may not be required to purchase our products or have them placed on a revenue sharing basis, the corporate entity would recommend to its franchisees the use of our products. We anticipate that by the end of 2001, the majority of all sales and revenue sharing agreements will be generated indirectly as a result of our corporate account strategy.

         We have an exclusive vendor relationship with the purchasing subsidiary for Promus Hotel Corporation. Promus has agreed to use its best efforts to cause our eRoom System and related products to be installed in up to 71,000 of its corporate-owned and franchised hotel rooms. We have also installed our eRoom System in a number of flagship properties for Marriott International, including the New York Marriott Marquis, the J.W. Marriott in Washington, D.C., the J.W. Marriott Lennox in Atlanta, the Marriott Camelback Inn and others. In June 2000, we are scheduled to install our products into another Marriott flagship property, the new J.W. Marriott in Miami. The impetus for our strong presence in Marriott's flagship properties began when we were invited to participate in a 200,000 room-night test against our competitors over an 18-month period to determine which company's products would earn the right to be selected as the "refreshment center" of choice. Marriott's results revealed that our fully-automated Refreshment Centers outperformed all other refreshment centers. Subsequently, we were designated as Marriott's automated system of choice.

         We were recently selected a recommended vendor for Carlson Worldwide Hospitality, representing Radisson Hotels Worldwide, Regent International and Country Inns and Suites. In addition, in May 2000 we intend to install, on a trial-basis, our eRoom System and related products in The Bellagio -The Resort, the flagship hotel-casino of Mirage Resorts, Inc. (NYSE: MIR). We are currently in negotiations with other major hotel-casinos for placement of our products. We are targeting Las Vegas given it has the most hotel rooms of any city in the world, with approximately 115,000 rooms.

         CREATION AND ENHANCEMENT OF STRATEGIC MARKETING ALLIANCES. In conjunction with our corporate account strategy, our objective is to enter into a number of marketing alliance plans. A marketing alliance plan is a strategic relationship with a third-party whereby a finder's fee is paid to the party for its efforts in closing a sale or revenue sharing transaction.

         IMPLEMENTATION OF A COMPREHENSIVE DOMESTIC AND INTERNATIONAL MARKETING PLAN. We are implementing a comprehensive marketing strategy. We have entered into an agreement with Hall Communications, Inc. of Las Vegas, Nevada to provide us with brochures, corporate name and logo development, an interactive website, signage, a trade show booth, corporate video and compact disk presentations, media advertisements and other services relative to product design and corporate communications.

         We intend to implement our international marketing strategy utilizing the core marketing structure that we are developing domestically, including website, support materials, trade show materials, industry specific advertisements, to support our global growth strategy. eRoom has a signed letter of intent with a Caribbean-based company authorizing it to serve as a limited distributor of our products in the Caribbean. We are also negotiating with potential distributors in Europe.

         We intend to hire a Director of Marketing who will oversee our advertising and promotional efforts by primarily utilizing hospitality trade publications. Our objective is to establish an international presence through partnering with various trade publications. In addition, we plan to attend trade shows and pursue promotional activities through a strong public-relations program.

         EXPANSION INTO THE HEALTHCARE, TIME-SHARE AND CRUISE LINE INDUSTRIES

         We believe that the healthcare industry is a natural extension for our eRoom System, our related products and our patented credit card technology. We will be able to provide healthcare facilities with a comprehensive room information and management system that will allow them to provide patients with a wide array of in-room amenities not available in the past. These amenities include Refreshment Centers, RoomSafes, direct dial long distance, on-demand movies, Internet access and other products and services commonly found in a hotel room. We have completed a beta-test at the Miami Heart Institute, a facility managed by Columbia HCA, and have an agreement with Miami Heart Institute to install our eRoom System, Refreshment Centers and RoomSafes and to provide the billing process for direct dial long distance and on-demand movies through third-party suppliers.

Our installation at the Miami Heart Institute should occur in the second half of 2000.

         We also believe the same opportunities exist in the time-share industry because most time-share facilities do not have a front desk or a property management system to bill for in-room services. By offering a direct credit card billing system a time-share facility can offer the same services available in hotels.

         We are also currently exploring the design and engineering parameters necessary to offer our products and services to the cruise line industry.

         COMPETITION

         eROOM SYSTEM. We may face competition from companies that have longer operating histories, larger customer bases, greater brand recognition and greater financial, research and development, manufacturing, marketing and technical resources. These companies could use their existing products to provide in-room services to the lodging industry. For example, certain companies that provide access to movies, video games, account review and in-room checkout may expand their services in the future.

         REFRESHMENT CENTERS. We face competition from suppliers of semi-automated minibars and honor bars. These companies may have stronger relationships within the lodging industry, longer operating histories, larger customer bases, greater brand recognition and greater financial, research and development, manufacturing, marketing and technical resources.

         ROOMSAFES. There are many strong competitors in the in-room safe industry. Although these competitors only offer stand-alone safes, these companies may have longer operating histories, larger customer bases, greater brand recognition and greater financial, research and development, manufacturing, marketing and technical resources.

         INFORMATION MANAGEMENT SERVICES. Many companies currently providing information management services may have longer operating histories, larger customer bases and greater financial resources. However, we believe that we are the only company currently gathering and disseminating information to properties with respect to the in-room use of Refreshment Centers and the in-room use of other services.

         WIRELESS COMMUNICATION NETWORK. There are an increasing number of competitors in the wireless telecommunications industry in the United States and throughout the world. Although implementation of advanced wireless communication networks is still in the early stages in the lodging and guest-related industries, we believe that competition for these properties will intensify as other businesses realize the profit potential of designing and implementing wireless communication network services within such facilities. Even though we intend to employ relatively new technologies, there may be a continuing competitive threat from even newer technologies. We also expect that the price we will charge for designing, implementing and maintaining such wireless communication networks may decline over time as new competitors enter the market.

         INTELLECTUAL PROPERTY

         We rely on a combination of trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers and business partners to protect our proprietary rights in our products, services, know-how and information. We currently hold three patents, Patent Nos. 4,857,714, 4,883,948 and 4,939,352, filed under the name "Credit Card Storage System," all of which protect the use of our credit card technology. These patents have not been highly utilized in the lodging industry, but we believe they are important to our future product offerings in the healthcare and time-share industries. In addition, we recently filed a patent application relating to certain components and functions of our products.

         We do not know if our patent application or any future patent application will be issued with the full scope of claims we seek, if at all, or whether any patents we receive will be challenged or invalidated. Our means of protecting our proprietary rights in the United States or abroad may not be adequate and competitors may independently develop similar technology. We cannot be certain that our services do not infringe on patents or other intellectual property rights that may relate to our services. Like other technology-based businesses, we face the risk that we will be unable to protect our intellectual property and other proprietary rights, and the risk that we will be found to have infringed on the proprietary rights of others.

         RESEARCH AND DEVELOPMENT

         We currently have two software developers and one hardware engineer on our staff. Our research and development department focuses on upgrading our proprietary software and hardware that make up our eRoom System. As we expand our business, we will need to increase the size of our research and development department in order to integrate additional services into our eRoom System and modify our eRoom System as needed to serve other markets.

         PROPERTY AND EMPLOYEES

         We maintain an office at 3770 Howard Hughes Parkway, Suite 175, Las Vegas, Nevada. We lease office space at the rate of $1,590 per month. The office lease commenced on October 15, 1997 and expires on September 15, 2000. We also have offices and a research and development and assembly facility located at 390 North 3050 East, St. George, Utah. This lease commenced on November 1, 1997 and expires on October 31, 2002. The monthly lease rate is $9,000.

         We currently employ thirty-four full-time and three part-time employees in our St. George, Utah facility and two full-time employees in our Las Vegas office. We anticipate the largest growth in employees will occur in the area of field operations. None of our employees is subject to a collective bargaining agreement.

         Assembly of our products takes place at our St. George, Utah facility. We currently have nine employees engaged in product assembly. As the demand for our products increases, we intend to establish a turn-key manufacturing source for the majority of our production and assembly requirements. Currently, our in-house staff installs our products at our customers' properties. Our in-house staff, which currently consists of six employees, also performs physical maintenance of our products under our maintenance agreements. Eventually, we will outsource a portion of the installation and maintenance of our products.

         LEGAL PROCEEDINGS

         We are from time to time parties to various legal proceedings arising out of our business. Apart from the foregoing, we believe that there are no proceedings pending or threatened against us which, if determined adversely, would have a material adverse effect on our business, financial condition, results of operations or liquidity.

         Royal W. Minson II, our former President and Chief Operating Officer, filed for protection in the United States Bankruptcy Court for the Northern District of California, Case No. 99-47533-TD-7, under Chapter 7 of the United States Bankruptcy Code on September 27, 1999, one day before the 1999 Reverse Stock Split. Mr. Minson's bankruptcy schedules list, as an asset, 325,000 shares of common stock, or the Minson Shares, and, as a liability,

$568,750 in the form of a demand promissory note in favor of us. After the 1999 Reverse Stock Split and the 2000 Reverse Stock Split, the Minson Shares represent 121,875 shares of common stock. Mr. Minson received such shares upon the exercise of options in December 1997 and executed a demand promissory note to pay for the exercise of the option. On January 5, 2000, the presiding Bankruptcy Court judge entered a discharge order. We have filed a proof of claim for the demand promissory note executed by Mr. Minson, plus accrued interest thereon. In addition, our proof of claim sets forth offsets to Mr. Minson's asset claim of $130,000 of unpaid salary owed to him by us. Since the demand promissory note executed by Mr. Minson, without accrued interest, comprises more than 80% of the liabilities of the Minson estate, we hope to obtain the Minson Shares through the bankruptcy court process. If we are unable, we plan to petition the bankruptcy trustee to purchase the Minson Shares, effectively buying all of the liabilities of the Minson estate and the administrative fees associated with the matter.

         On March 2, 1999, Willow Creek Systems, Inc. brought an action against us that is currently pending in Salt Lake County Third District Court, State of Utah, Civil No. 99-0902417. By this action, Willow Creek alleges breach of contract and seeks payment in the amount of approximately $125,000 from us for materials delivered pursuant to certain purchase orders. In our Answer to Willow Creek's Amended Complaint and our Responses to Willow Creek's First Set of Interrogatories, Requests for Admissions and Request for Production of Documents, we allege that the materials delivered by Willow Creek were defective, lacked quality control and were below acceptable standards in the industry. In addition, we allege that the costs of repairing and replacing the defective materials, the costs during down time for such repair and replacement and other related costs are in excess of $120,000. Although we believe that our documentation on this matter is sufficient to support our claims, we are unable at this time to predict the exact outcome of the matter. The case is in the final stages of discovery. Willow Creek is no longer an operating entity.

                                   MANAGEMENT

         EXECUTIVE OFFICERS AND DIRECTORS

         Our current directors, executive officers and director designees are as follows:


            NAME                  AGE                                        TITLE
            ----                  ---                                        -----
Steven L. Sunyich                 46      President, Chief Executive Officer and Chairman of the Board of Directors
Derek K. Ellis                    31      Chief Financial Officer and Treasurer
Stephen M. Nelson                 51      Chief Operating Officer
Ronald C. Johnson                 50      Executive Vice President of Sales and Marketing
Gregory L. Hrncir                 33      General Counsel and Secretary
Lawrence S. Schroeder             51      Director
Dr. Alan C. Ashton                58      Director Designee
S. Leslie Flegel                  61      Director Designee

         Upon the completion of this offering, our Board will consist of four members, each of whom will serve in that capacity for a one-year term or until a successor has been elected and qualified, subject to earlier resignation, removal or death. The number of directors comprising our Board may be increased or decreased by resolution adopted by the affirmative vote of a majority of the Board. Messrs. Ashton and Flegel have agreed to join the Board at the first meeting of the Board following completion of this offering. We presently expect that Messrs. Ashton and Flegel will be appointed to the Compensation and Audit Committees upon joining the Board.

         Each of the executive officers is a full-time employee of eRoom. Non-employee directors of eRoom devote such time to the affairs of eRoom as is necessary and appropriate. Set forth below are descriptions of the backgrounds of the executive officers, directors, director designees and key employees of eRoom:

         STEVEN L. SUNYICH has served as our President, Chief Executive Officer and Chairman of the Board of Directors since our inception. Mr. Sunyich also serves as President and Chief Executive Officer of RoomSystems and RSi BRE. Since 1983, Mr. Sunyich has been involved with the credit card and lodging industries as a developer, inventor and engineer of high-tech products. Mr. Sunyich developed and patented eRoom's automated credit card draft capture technology. It was the advent of this technology that permitted direct purchases using a credit card from devices such as gas pumps, pay telephones and fast food restaurants.

         DEREK K. ELLIS has served as our Chief Financial Officer and Treasurer since 1997. Mr. Ellis also serves as Chief Financial Officer and Treasurer of RoomSystems and as Chief Financial Officer, Treasurer and as a Director of RSi BRE. From 1995 to 1997, Mr. Ellis served as the Director of Finance for IVY International Communications, Inc., Provo, Utah, formerly a division of Novell/Word Perfect (Nasdaq NM: NOVL). As the Director of Finance for IVY, Mr. Ellis oversaw all accounting, budgeting and strategic planning for this international $25 million company. Mr. Ellis also directed the daily operations of many of IVY's international offices as well as integration of the accounting and reporting of all offices. Mr. Ellis received his Bachelor of Science in Finance from the University of Utah.

         STEPHEN M. NELSON has served as our Chief Operating Officer since March 2000. Prior to joining us, Mr. Nelson spent nine years with TELS Corporation where he served as its President and Chief Operating Officer from 1996 to 1999, its Executive Vice President from 1994 to 1996, and its Chief Financial Officer from 1990 to 1994. Mr. Nelson also served as a member of its board of directors from 1991 to 2000. TELS Corporation designs, manufactures and markets telephone call management hardware and software products for the hospitality industry. Mr. Nelson assisted in TELS' initial public offering and subsequent capital raising and oversaw TELS' operations and finances. He received his Bachelor of Science in Accounting from the University of Utah in 1974. Mr. Nelson is a certified public accountant and a member of the AICPA, UACPA, Institute of Management Accountants and American Management Association.

         RONALD C. JOHNSON has served as our Executive Vice President of Sales and Marketing since 1998. From 1997 to 1998, Mr. Johnson served as Vice President of Choose the Right Stuff, a Salt Lake City, Utah marketing company. From 1996 to 1997, Mr. Johnson served as National Sales Manager for Franklin Quest Institute of Fitness, St. George, Utah, where he was responsible for creating a variety of marketing support materials, training and motivating a sales force, and creating and managing business plans and marketing initiatives. From 1989 to 1996, Mr. Johnson served as an account executive for Franklin Quest (currently known as Franklin Covey), Salt Lake City, Utah, and was responsible for managing a five state territory and providing training and marketing initiatives. Mr. Johnson received his Bachelor of Science in Biology from Texas Wesleyan College in 1972 and attended the MBA program at the University of Utah.

         GREGORY L. HRNCIR has served as our General Counsel and Secretary since October 1999. Mr. Hrncir also serves as Secretary of RoomSystems and RSi BRE. In 1999, Mr. Hrncir served as General Counsel for PayStation America, Inc., Los Angeles, California, an e-commerce company with a proprietary automated bill payment technology. While at PayStation, Mr. Hrncir managed all aspects of the company's legal affairs, including its $75 million staged venture capital financing. From 1994 to 1998, Mr. Hrncir specialized in corporate and securities matters with the law firms of Knapp, Petersen & Clarke and Rosen & Gyemant in Los Angeles, California, and represented us from 1996 to 1998. Mr. Hrncir received his Bachelor of Science from Arizona State University and his Juris Doctor from Whittier College School of Law. He is a member of the Arizona and California State bars.

         LAWRENCE S. SCHROEDER has served as a Director since October 1998. Mr. Schroeder has also served as a Director of RoomSystems since 1998. Mr. Schroeder has over twenty years of experience in the hospitality, food and beverage industries. Since 1992, Mr. Schroeder has been a private consultant to the hospitality, sports and other related industries. His current clients include the National Football League, NASCAR, National Hockey League and Major League Baseball. Mr. Schroeder is also a Director of River Valley Productions, Kansas City, Missouri, and a Director of Responsive Marketing & Communications, Chicago, Illinois. River Valley Productions is an entertainment production company sponsored by Anheuser Busch and Coca-Cola and the official tailgate party sponsor for the Super Bowl. Responsive Marketing & Communications is a marketing agency whose clients have included the 1996 Olympic Games, Boboli Pizza, Helmann's Mayonnaise and Eveready Batteries. Mr. Schroeder received his Bachelor of Science in Business Administration from Huron College.

         S. LESLIE FLEGEL has agreed to serve as a Director following completion of this offering. Mr. Flegel has been the Chairman of the Board of Directors and Chief Executive Officer of The Source Information Management Company (Nasdaq NM:
SORC), St. Louis, Missouri, since its inception in March 1995. For more than 14 years prior thereto, Mr. Flegel was the principal owner and Chief Executive Officer of Display Information Systems Company, a predecessor of The Source. Mr. Flegel received his Bachelor of Arts from the University of Missouri-Columbia.

         DR. ALAN C. ASHTON has agreed to serve as a Director following completion of this offering. Dr. Ashton is the co-founder of WordPerfect Corporation, Orem, Utah, one of the best-selling word processing software companies worldwide. Dr. Ashton received a Bachelor's Degree in Mathematics and a Ph.D. in Computer Science from the University of Utah. Dr. Ashton is a former professor of Computer Science at the University of Utah and Brigham Young University. Dr. Ashton has served on the board of directors of Novell, Inc., Geneva Steel and Utah Valley State College.

         OTHER KEY EMPLOYEES

         RONALD C. WARD has served as our Vice President of Research and Development since our inception, overseeing the hardware and circuitry design and development of our products. Mr. Ward has spent the last 35 years in analog and digital circuitry design. From 1991 to 1995, Mr. Ward served as Senior Staff Engineer with Dynatec Video Group, devising systems for analog switcher and video switchers. Mr. Ward has developed over 40 products in the analog and digital industry and currently holds three patents.

         DOUGLAS SEASTRAND has served as our Vice President of Software Development since October 1999. Prior to joining us, Mr. Seastrand was an Engineering Specialist with Bechtel Nevada, Las Vegas, Nevada. At Bechtel,

Mr. Seastrand worked on government projects involving classified embedded hardware and software. From 1997 to 1999, Mr. Seastrand served as lead technical engineer for EG&G/Special Projects, Las Vegas, Nevada, where he researched, approved, integrated and implemented all uses of hardware and software technologies for this company's diverse product base. Mr. Seastrand received his Bachelor of Science in Computer Science from the University of Nevada at Las Vegas and is currently a University Regent of the University and Community College System of Nevada.

         SHAWN S. SUNYICH has served as our Vice President of Field Operations since 1992. Mr. Sunyich is experienced in the design and implementation of our products and is responsible for the installation and maintenance of our products at each property, as well as support and data management. Mr. Sunyich received his Associates Degree in Computer Science from Certified Careers Institute. Mr. Sunyich is the son of Steven L. Sunyich.

         STEVEN A. MOULTON has served as our Vice President of Manufacturing since 1994. Mr. Moulton has managed all manufacturing sources. Previously, Mr. Moulton worked with Rogers Corporation and ComTel, Inc. overseeing product development and manufacturing. Mr. Moulton received a Bachelor of Arts from Weber State College and a Master of Business Administration from Brigham Young University.

         DOUGLAS SCOLLIN has served as our Vice President of Corporate Accounts since October 1999. Over the past 28 years, Mr. Scollin has served in the lodging industry dealing with high-technology products, such as electronic security, property management systems, worldwide reservations software, room safes and other products. Mr. Scollin was IBM's first hotel marketing specialist. Mr. Scollin is a founder and former president of Lodgstix, Wichita, Kansas, a leading vendor of hotel property management systems. Mr. Scollin received his Bachelor of Science in Business Administration from the University of Florida.

         FRANK HICKS has served as our General Manager since 1996. Previously, Mr. Hicks spent 17 years with Evans & Sutherland as a contracts negotiator and financial administrator. Mr. Hicks received a Bachelor of Arts degree from the Ohio Christian College, a Masters in Business Administration from Florida State Christian College and a Juris Doctor from the Blackstone School of Law.

         COMPOSITION OF OUR BOARD

         Our Bylaws authorize not less than two and no more than nine directors. Directors hold office for a term of one year. Executive officers are elected by and serve at the discretion of our Board.

         COMMITTEES OF OUR BOARD

         The Board has approved an Audit Committee and a Compensation Committee to be formed upon the completion of this offering. The Audit Committee will have the responsibility of recommending the firm that will serve as our independent public accountants, reviewing the scope and results of the audit and services provided by our independent public accountants and meeting with our financial staff to review accounting procedures and policies. The Compensation Committee will have the responsibility of reviewing our financial records to determine overall compensation and benefits for executive officers and to establish and administer the policies which govern employee salaries and benefit plans.

         DIRECTOR COMPENSATION

         Non-employee directors of eRoom will receive an attendance fee of $500 per meeting attended. In addition, non-employee directors of eRoom will receive stock options pursuant to the 2000 Stock Option Plan.

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Prior to the completion of this offering, compensation of executive officers was established by Steven L. Sunyich, Chief Executive Officer, President and Chairman of the Board. Following this offering, compensation of executive officers will be established by the Board pursuant to recommendations from the Board's Compensation Committee. No member of our Compensation Committee will serve as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

         There are no family relationships among any of our directors, executive officers or key employees other than between Steven L. Sunyich and Shawn S. Sunyich, who are father and son.

         STOCK OPTION PLAN

         The 2000 Stock Option and Incentive Plan, or the 2000 Option Plan, was adopted by the Board on February 3, 2000 and was approved by the stockholders on March 29, 2000. The plan became effective on February 3, 2000. The plan provides us with the vehicle to grant to employees, officers, directors and consultants' stock options and bonuses in the form of stock and options. Under the plan, we can grant awards for the purchase of up to two million shares of common stock in the aggregate, including "incentive stock options" within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended, and non-qualified stock options. To date, we have issued options to purchase 1,427,250 shares of common stock under the 2000 Stock Option Plan. The Compensation Committee of our Board has authority to determine the persons to whom awards will be granted, the nature of the awards, the number of shares to be covered by each grant, the terms of the grant and with respect to options, whether the options granted are intended to be incentive stock options, the duration and rate of exercise of each option, the option price per share, the manner of exercise and the time, manner and form of payment upon exercise of an option.

         EXECUTIVE COMPENSATION

         SUMMARY COMPENSATION INFORMATION

         The following table sets forth certain summary information concerning the total remuneration paid or accrued by eRoom, to or on behalf of our Chief Executive Officer whose total salary, bonus and other compensation exceeded $100,000 during the fiscal year ended December 31, 1999. In accordance with the rules of the Securities and Exchange Commission, or the Commission, the compensation described in this table does not include perquisites and other personal benefits received by the executive officer named in the table below which does not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for this executive officer.


                                                                  ANNUAL COMPENSATION
                                                                  -------------------
                                                                                                ALL OTHER
        NAME AND PRINCIPAL POSITION              YEAR           SALARY            BONUS        COMPENSATION
        ---------------------------              ----           ------            -----        ------------
        Steven L. Sunyich,                       1999          $156,058             --              --
          President, Chief Executive             1998           $73,308             --          $4,000
             Officer and Chairman                1997           $28,517             --          $49,000


The amounts paid to Mr. Sunyich other than salary were pursuant to a consulting agreement. Pursuant to this consulting agreement, Mr. Sunyich received $49,000 in 1997 and $4,000 in 1998.

         OPTION GRANTS TO OFFICERS DURING THE YEAR ENDED DECEMBER 31, 1999 AND SUBSEQUENT TO DECEMBER 31, 1999

         We did not grant any options to our executive officers during the fiscal year ended December 31, 1999. Subsequently, we granted to Mr. Sunyich options to purchase 158,750 shares of common stock at $4.00 per share, 61,125 shares of common stock at $8.80 and 116,800 shares of common stock at $9.60 per share. We have also granted to our other officers an aggregate of options to purchase 160,000 shares of common stock at $4.00, 25,000 shares of common stock at $6.00, 95,875 shares of common stock at $8.80 and 99,202 shares of common stock at $9.60 per share. The exercise price for all of the options may, in some cases, be paid by delivery of other shares. The deemed fair value for the date of grant has been adjusted solely for financial accounting purposes.

         EMPLOYMENT AGREEMENTS

         On January 1, 1999, we entered into an Executive Employment Agreement with Steven L. Sunyich that will expire on December 31, 2001 and is subject to annual review and/or adjustment. Under this employment agreement, Mr. Sunyich is to serve as our Chairman of the Board and Chief Executive Officer at an annual base salary of $155,000. Upon the successful completion of our initial public offering, Mr. Sunyich would be entitled to an increase in annual salary of $30,000. In the event the employment of Mr. Sunyich is terminated for reasons other than for cause, permanent disability or death, Mr. Sunyich would be entitled to cash compensation equal to his base salary for the period remaining under his employment agreement, or one year, whichever is greater. Pursuant to this employment agreement, Mr. Sunyich has agreed not to disclose confidential information regarding our technology and business operations, and further has agreed not to compete with us during the term of his employment and for a period of one year thereafter.

         LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

         Sections 78.7502 and 78.751 of the Nevada Revised Statutes provide for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article XII of our articles of incorporation provides for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by Sections 78.7502 and 78.751 of the Nevada Revised Statutes. We maintain directors and officers liability insurance on behalf of our officers and directors insuring them against liability that they may incur in such capacities or arising out of such status.

         In addition to the indemnification of officers and directors under the Nevada Revised Statutes, we entered into an Indemnification Agreement on August 17, 1999 with Dr. Alan C. Ashton, a director designee. Pursuant to this indemnification agreement, we agreed to hold harmless and indemnify Dr. Ashton against any and all expenses incurred by him as a result of his position as a director of eRoom. In addition, we agreed to advance expenses incurred by Dr. Ashton upon receipt of a written request for such advancement containing an unsecured undertaking by Dr. Ashton to repay such amounts to the extent that Dr. Ashton is held to not be entitled to indemnification from eRoom. The advancement of expenses specifically excludes amounts for judgments, penalties, fines and settlements. Dr. Ashton possesses the right to indemnification if, in civil proceedings, he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of eRoom, and, in criminal proceedings, he had no reasonable cause to believe that his conduct was unlawful. In addition, eRoom may elect to not indemnify Dr. Ashton if either a majority of the directors not involved in the relevant proceeding or independent legal counsel, in a written opinion, determine that Ashton has not met the relevant standards for indemnification.

         On September 28, 1999, we entered into an indemnification agreement with Donnelly Prehn which indemnifies Mr. Prehn for actions which may be taken by him as a director on behalf of RSi BRE. Pursuant to this indemnification agreement, eRoom and RSi BRE, jointly and severally, agreed to hold harmless and indemnify Mr. Prehn against any and all expenses incurred by him as a result of his position as a director of RSi BRE. In addition, we agreed to advance expenses incurred by Mr. Prehn upon receipt of a written request for such advancement containing an unsecured undertaking by Mr. Prehn to repay such amounts to the extent that Mr. Prehn is held not to be entitled to indemnification from eRoom. Mr. Prehn's rights to indemnification are only available if damages have not already been paid directly to Mr. Prehn by an insurance carrier maintained by either eRoom or RSi BRE. Mr. Prehn is not entitled to indemnification if he is adjudged by a court of competent jurisdiction to have engaged in intentional misconduct or a knowing violation of the law, if he received an improper personal benefit, or if a court of competent jurisdiction renders a final decision that such indemnification is unlawful.

         There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director of officer.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         TRANSACTIONS INVOLVING ASH CAPITAL

         On August 17, 1999, eRoom and Ash Capital entered into an Agreement of Understanding with respect to the purchase by Ash Capital of 333,334 shares of Series B convertible preferred stock at a price of $3.00 per share. This agreement provides Ash Capital with representation on our Board and options to purchase 70,313 shares of common stock at $4.80 per share and 56,250 shares of common stock at $8.80 per share. The Agreement of Understanding was later amended by an agreement which provided additional obligations of eRoom with respect to the purchase of an aggregate of 683,336 shares of Series B convertible preferred stock as follows: Ash Capital - 333,334 shares (as set forth above); C&W/RSI Partners - 133,334 shares; SKM Investments, LLC - 133,334 shares; and Thunder Mountain Properties LC - 83,334 shares. Pursuant to this amendment, eRoom agreed to, among other things, deliver monthly and annual financial statements, make adjustments for certain business combinations and capital-related transactions, and issue additional shares of preferred stock to the extent that eRoom sells shares of common stock, or its equivalents, for less than $3.00 per share. In addition, the shares of Series B convertible preferred stock purchased by these investors possess the same rights as other shares of Series B convertible preferred stock.

         On February 15, 2000, we received a $500,000 loan from Ash Capital. Dr. Alan C. Ashton is a director designee of eRoom and owns 100% of Ash Capital. This loan is evidenced by a promissory note bearing simple interest at the rate of 10% per annum, payable on May 31, 2000 and secured by our assets. Ash Capital was issued a warrant to purchase 18,750 shares of common stock exercisable at $4.80 per share through the second anniversary date of the close of this offering. The primary purpose of this loan was to fund approximately 900 Refreshment Centers to be installed in up to six properties in the United States. The Ash Capital loan will be repaid from the sale of these Refreshment Centers or from the net proceeds of this offering.

         TRANSACTIONS INVOLVING RSG INVESTMENTS

         On July 17, 1998, eRoom entered into an agreement with RSG Investments through which RSG Investments loaned us $1.5 million. The purpose of the loan was to fund the production of approximately 2,270 Refreshment Centers. As an inducement, we issued the principals of RSG Investments warrants to purchase 46,875 shares of common stock and agreed to pay interest at the rate of 15% per annum. Our obligation was secured by Refreshment Centers, our other assets and shares of common stock held by the officers, directors and certain consultants. Under this agreement, we were to "repurchase" the Refreshment Centers within 75 days, or by September 30, 1998. If we failed to "repurchase" the Refreshment Centers by such date, warrants to purchase 9,375 shares of common stock would accrue every 30 days through January 30, 1999. We failed to "repurchase" the Refreshment Centers by September 30, 1998 and remained in default through January 30, 1999, although we obtained several extensions from RSG Investments. As our obligation remained unsatisfied, we entered into a settlement with RSG Investments in the form of an Equipment Transfer Agreement dated September 28, 1999.

         Pursuant to the Equipment Transfer Agreement, we formed RSi BRE, transferred ownership of 2,270 Refreshment Centers to RSi BRE, and granted RSG Investments the right to receive $0.57 per Refreshment Center per day of the revenue realized from the 2,270 Refreshment Centers. As part of the settlement, the RSi BRE Board was to consist of three individuals, a representative of eRoom, a representative of RSG Investments and a third independent director. In addition, we paid $250,000 to RSG Investments, converted $500,000 of our obligation into 166,667 shares of Series B convertible preferred stock and executed a promissory note in the principal amount of $750,000. We are obligated to satisfy this promissory note in full no later than the earlier of December 31, 2000 or 30 days after the closing of an initial public offering, if such offering is closed prior to November 30, 2000. Pursuant to this settlement, RSG Investments terminated the security interest granted under the original obligation and received a security interest in all of the assets of RSi BRE. In addition, RSG Investments surrendered all warrants to purchase shares of common stock eRoom previously issued to it. We have met all the obligations under our settlement with RSG Investments with the exception of the repayment of the $750,000 to RSG Investments.

         OTHER TRANSACTIONS WITH RELATED PARTIES

         In October 1996, in consideration for the sale of certain patents to eRoom, we agreed to pay $125,000 and issue 65,625 shares of common stock to Steven L. Sunyich. In fiscal year 1999, Mr. Sunyich converted the remaining principal balance of $70,750 into 23,583 shares of Series B convertible preferred stock.

         During fiscal year 1997, Kelley Family Trust and Toleman Family Trust, both of which are controlled by Steven L. Sunyich, our Chief Executive Officer and Chairman, purchased 84,375 and 118,125 shares of common stock, respectively, at a price of $4.67 per share, evidenced by demand promissory notes bearing simple interest at the rate of 7% per annum. In addition, in fiscal year 1997, Derek K. Ellis, our Chief Financial Officer, purchased 120,375 shares of common stock at a price of $4.67 per share, evidenced by a demand promissory note bearing simple interest at the rate of 7% per annum. Further, in fiscal year 1997, Gregory L. Hrncir, our General Counsel and Secretary, purchased 50,625 shares of common stock through DM Trust at a price of $4.67 per share, evidenced by a demand promissory note bearing simple interest at the rate of 7% per annum. In October 1999, the Board called the demand promissory notes of Messrs. Sunyich, Ellis and Hrncir. The demand promissory notes were defaulted upon and the related shares of common stock were retired. Although these demand promissory notes were called in October 1999, the demand promissory note of Tryon Marrietta, LLC, an entity controlled by a former consultant to the Company, was not formally called until February 10, 2000. On March 11, 2000, the 140,625 shares issued in the name of Tryon Marrietta, LLC were returned to treasury and thereafter retired.

         Steven L. Sunyich, our President, Chief Executive Officer and Chairman of the Board, loaned the sum of $205,209 to us, as evidenced by a promissory note dated January 1, 1999. Derek Ellis, our Chief Financial Officer, loaned $10,545 to us. In addition, an individual who is now a former executive officer and consultant, or the former consultant, loaned the sum of $83,411 to us on January 1, 1999. On September 1, 1999, we entered into agreements whereby we agreed to convert the outstanding indebtedness due on these promissory notes. As a result, we issued 72,434 shares of Series B convertible preferred stock and 51,979 shares of our common stock to Mr. Sunyich, 3,742 shares of Series B convertible preferred stock and 2,990 shares of our common stock to Mr. Ellis, and 29,808 shares of Series B convertible preferred stock and 25,374 shares of our common stock to the former consultant. The funds loaned to us were originally loaned to Mr. Sunyich and the former consultant by a family partnership owned and controlled by the former consultant. Upon inquiry, we were advised that the loans by the family partnership to Mr. Sunyich and the former consultant had been obtained from the proceeds of what may have been an unregistered offering of our common stock by the family partnership and the former consultant. Through this offering, the family partnership and the former consultant sold shares of our common stock held by certain third parties. Although we were previously obligated to repurchase these shares from these third parties, we were not able to raise sufficient funds to consummate the transaction. To our knowledge, from April 1998 through March 1999, the family partnership sold approximately 112,500 shares of eRoom common stock to approximately 36 investors in exchange for approximately $1.3 million. Further, in December 1999, the family partnership notified eRoom of its intention to transfer to these investors approximately 60,000 additional shares of eRoom common stock held by the family partnership to offset the effect of the 1999 Reverse Stock Split. We have not been able to determine whether this unregistered offering was conducted by the family partnership and the former consultant with the benefit of a state or federal exemption from registration. As a result, the family partnership and the former consultant may be subject to an examination by certain administrative agencies with respect to its offers and sales of eRoom common stock or may be subject to demand for rescission by the purchasers of eRoom common stock. Despite the possible exposure of the family partnership and the former consultant to liability, eRoom did not have any control over the family partnership or the former consultant and we did not participate in the actual offer and sale of eRoom common stock to these purchasers.

         On May 30, 1999, the SBD Limited Partnership, an entity controlled by Mr. Sunyich, executed a promissory note in favor of eRoom in the original principal amount of $1,590,000 in consideration for the issuance of 198,750 shares of our common stock. The purpose of the issuance was to assist eRoom in complying with certain stock pledge requirements mandated by the terms of the $1,500,000 loan from RSG Investments. On September 30, 1999, as a result of a settlement agreement with RSG Investments, the 198,750 shares of common stock were returned to the SBD Limited Partnership. Immediately thereafter, the SBD Limited Partnership surrendered the 198,750 shares of common stock to eRoom in exchange for the cancellation of the promissory note. The shares of common stock were booked as treasury stock and have been retired.

         On December 7, 1999 and February 14, 2000, Mr. Sunyich formally assigned to eRoom Patent No. 4,939,352 and Patent Nos. 4,857,714 and 4,883,948, respectively. These patents relate to credit card point of sale technology. Each of the patent assignments have been filed with the United States Patent and Trademark Office. The assignments finalized the sale of such patents by Mr. Sunyich to us.

                            PRINCIPAL STOCKHOLDERS

         The following table sets forth the beneficial ownership of our common stock as of April 13, 2000 and as adjusted to reflect the sale of the shares of common stock in this offering by:

         - each person or entity known by us to own beneficially more than five percent of our common stock;

         - our chief executive officer, our directors and our director designees, individually; and

         - all of our executive officers, directors and director designees, as a group.

         The beneficial ownership is calculated based on 2,317,247 shares of our common stock outstanding as of April 13, 2000 and 6,203,172 shares outstanding immediately following the completion of this offering. The shares of common stock outstanding immediately following the completion of this offering reflect the 1,800,000 shares of common stock to be sold, the issuance of 200,000 shares of common stock in relation to the Bridge Loan, and 400,000, 1,541,985 and 143,940 shares of common stock as a result of the conversion of Series A, Series B and Series C convertible preferred stock, respectively, upon the completion of this offering. The conversion of preferred stock into common stock was calculated upon the assumption that the initial public offering price will be $9.00 per share.

         Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Below, the column titled "Number of Shares Beneficially Owned" includes all shares listed in the column titled "Shares Issuable Upon Exercise of Stock Options or Warrants." Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of capital stock listed as owned by such person. Shares issuable upon the exercise of options that are currently exercisable or become exercisable within sixty days of April 13, 2000 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares of our common stock held by another individual. Unless otherwise indicated, the address of the following stockholders is c/o eRoom System Technologies, Inc., 3770 Howard Hughes Parkway, Suite 175, Las Vegas, Nevada 89109.


                                                                                               PERCENTAGE OF SHARES
                                                    NUMBER OF         SHARES ISSUABLE           BENEFICIALLY OWNED
                                                      SHARES          UPON EXERCISE OF          ------------------
NAME OF EXECUTIVE OFFICER,                         BENEFICIALLY       STOCK OPTIONS OR     PRIOR TO THE      AFTER THE
DIRECTOR AND DIRECTOR DESIGNEES                       OWNED               WARRANTS           OFFERING        OFFERING
-------------------------------                       -----               --------           --------        --------
Steven L. Sunyich(1)                                  779,835              344,025             25.3%           11.9%
Lawrence S. Schroeder(2)                               45,000               45,000              1.9%            0.7%
Dr. Alan C. Ashton(3)                                 392,227              145,313              5.9%            6.2%
S. Leslie Flegel(4)                                   122,576              115,000              4.7%            1.9%
All of our executive officers, directors and
director designees as a group (8 persons)           1,741,370            1,040,564             49.3%           27.1%

GREATER THAN FIVE PERCENT STOCKHOLDER
-------------------------------------
Pacific Acquisition Group II, LLC
23501 Park Sorrento, Suite 213-B                      149,333                    0              6.4%            2.4%
Calabasas, California  91302


---------------

         (1) Reflects beneficial ownership of 57,500 shares of common stock, 270,563 shares of common stock as trustee of certain entities, 107,747 shares of common stock as a result of the conversion of Series B convertible preferred stock upon the completion of this offering, and options to purchase an aggregate of 344,025 shares of common stock. The options held by Mr. Sunyich are immediately exercisable.

         (2) Reflects beneficial ownership of an option to purchase 45,000 shares of common stock. The option held by Mr. Schroeder is immediately exercisable.

         (3) Dr. Ashton has agreed to serve as a director upon the completion of the offering. Ash Capital, controlled by Dr. Ashton, beneficially owns options to purchase 145,313 shares of common stock and 246,914 shares of common stock as a result of the conversion of Series B convertible preferred stock upon the completion of this offering. The options held by Ash Capital are immediately exercisable.

         (4) Mr. Flegel has agreed to serve as a director upon the completion of the offering. Mr. Flegel's beneficial ownership consists of options to purchase 112,500 shares of common stock, a warrant to purchase 2,500 shares of common stock and 7,576 shares of common stock as a result of the conversion of Series C convertible preferred stock upon the completion of this offering. The options and warrant held by Mr. Flegel is immediately exercisable.

                         DESCRIPTION OF CAPITAL STOCK

         eRoom's authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value; 5,000,000 shares of preferred stock,$0.001 par value; 500,000 shares of Series A convertible preferred stock, $0.001 par value; 2,500,000 shares of Series B convertible preferred stock, $0.001 par value; and 2,000,000 shares of Series C convertible preferred stock, $0.001 par value. As of April 13, 2000, and after giving effect to the 1999 and 2000 Reverse Stock Splits for certain classes of stock as set forth below, there were 2,317,247 shares of common stock, 360,000 shares of Series A convertible preferred stock, 2,081,680 shares of Series B convertible preferred stock and 219,227 shares of Series C convertible preferred stock. As set forth below, there are outstanding options and warrants to purchase 2,502,815 shares of common stock. We have reserved 2,000,000 shares of common stock for issuance pursuant to our 2000 Option Plan.

         COMMON STOCK

         As of April 13, 2000, our outstanding shares of common stock were held by approximately 400 stockholders. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. We do not allow cumulative voting of any kind, and are not required to do so under Nevada law. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of common stock will be entitled to receive dividends, if any, as may be declared from time to time by the Board out of legally available funds. Upon liquidation, dissolution, or winding up of eRoom, the holders of common stock will be entitled to a pro rata share of our assets that are legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any preferred stock then outstanding. Holders of our common stock have no preemptive, subscription, redemption, or conversion rights.

         PREFERRED STOCK

         We are authorized to issue 5,000,000 shares of undesignated preferred stock. None of the undesignated preferred stock is issued or outstanding, and we have no present plans to issue shares of undesignated preferred stock. Our Board is empowered to issue one or more series of undesignated preferred stock with such rights, preferences, restrictions and privileges as may be fixed by our Board, without further action by our stockholders. The issuance of the undesignated preferred stock could adversely affect the rights, including voting rights, of the holders of our common stock and could impede an attempted takeover of us.

         SERIES A CONVERTIBLE PREFERRED STOCK

         The rights of holders of common stock are subject to, and are adversely affected by, the rights of holders of Series A convertible preferred stock. We have 360,000 shares of Series A convertible preferred stock issued and outstanding out of 500,000 shares authorized. Series A convertible preferred stock is held by approximately 60 persons. Series A convertible preferred stock is subject to the following rights and preferences:

         CONVERSION RIGHTS. Shares of Series A convertible preferred stock automatically convert into eRoom common stock immediately following the close of this offering. The Series A convertible preferred stock shall be converted into common stock on a 1:1 basis, provided that the price per share of the common stock in this offering is $10.00. If the price per share is less than $10.00, the conversion rate shall be $10.00 divided by the actual price per share.

         DIVIDENDS. Holders of Series A convertible preferred stock are cumulating an 8% annual dividend from November 14, 1998, payable quarterly in arrears out of legally available funds, subject to our ability to pay such dividends as limited by Nevada corporate law. To date, we have not paid dividends to holders of Series A convertible preferred stock.

         LIQUIDATION RIGHTS. In the event of a liquidation, dissolution or winding up of eRoom, holders of Series A convertible preferred stock will be entitled to receive, out of legally available assets, a liquidation preference of $10.00 per share, plus an amount equal to any unpaid dividends to the payment date, before any payment or distribution is made to the holders of common stock or any series or class of our stock hereafter issued that ranks junior as to liquidation rights of the Series A convertible preferred stock.

         VOTING RIGHTS. Holders of Series A convertible preferred stock may not vote on any matter, excluding matters affecting the rights of such shareholders or as required by law. In connection with any such vote, each outstanding share of Series A convertible preferred stock will be entitled to one vote.

         SERIES B CONVERTIBLE PREFERRED STOCK

         We have issued and outstanding 2,081,680 shares of Series B convertible preferred stock out of 2,500,000 shares authorized. Series B convertible preferred stock is held by approximately 100 persons. On April 12, 2000, the Series B convertible preferred stockholders approved an amendment to the Series B Certificate designating the rights, preferences and privileges thereof as follows:

         CONVERSION RIGHTS. Series B convertible preferred stock is automatically convertible upon the close of this offering into our common stock, at 45% of the price per share in this offering. In the event we do not close this offering by September 28, 2000, holders of Series B convertible preferred stock shall have the option to convert each share of their Series B convertible preferred stock into 1.5 shares of common stock. Series B convertible preferred stock is subject to a "lock-up" restricting resale of the underlying shares of common stock for a period of nine months following closing of this offering.

         DIVIDENDS. Holders of Series B convertible preferred stock are entitled to an annual cumulative dividend of 6%, payable in the form of common stock at the rate of $3.00 per share, and subject to our ability to pay such dividends as limited by Nevada corporate law.

         LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of eRoom, holders of Series B convertible preferred stock will be entitled to receive, out of legally available assets, a liquidation preference of $10.00 per share, plus an amount equal to any unpaid dividends to the payment date, before any payment or distribution is made to the holders of common stock or any series or class of the our stock hereafter issued that ranks junior to the liquidation rights of Series B convertible preferred stock.

         VOTING RIGHTS. Holders of Series B convertible preferred stock may not vote on any matter, excluding matters affecting the rights of such shareholders or as required by law. In connection with any such vote, each outstanding share of Series B convertible preferred stock will be entitled to one vote. In addition, if we have not completed this offering by September 28, 2000, holders of Series B convertible preferred stock shall be accorded voting rights. Each share of Series B convertible preferred stock shall be entitled to one vote.

         SERIES C CONVERTIBLE PREFERRED STOCK

         We have issued and outstanding 219,227 shares of Series C convertible preferred stock out of 2,000,000 shares authorized. Series C convertible preferred stock is held by 13 persons. The shares of Series C convertible preferred stock are subject to the following rights and preferences:

         CONVERSION RIGHTS. Series C convertible preferred stock shall automatically convert into common stock upon the close of this offering at 55% of the price per share of the common stock offered hereunder, provided this offering closes by January 31, 2001, otherwise at $3.30 per share.

         LOCK-UP. Series C convertible preferred stock is subject to a "lock-up" restricting the resale of the shares of common stock, issuable upon conversion, for a period of one year following the close of this offering, or for an additional period if mandated by Nasdaq.

         DIVIDENDS. Series C convertible preferred stock includes a 7% cumulative annual dividend, payable in cash, and is subject to our ability to pay such dividends as limited by Nevada law and payable when declared by our Board.

         LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of eRoom, holders of Series C convertible preferred stock will be entitled to receive, out of legally available assets, a liquidation preference of $10.00 per share, plus an amount equal to any unpaid dividends to the payment date, before any payment or distribution is made to the holders of common stock or any series or class of our capital stock hereafter issued that ranks junior to the liquidation rights of the Series C convertible preferred stock.

         VOTING RIGHTS. Holders of Series C convertible preferred stock may not vote on any matter, excluding matters affecting the rights of such stockholders or as required by law. In connection with any such vote, each outstanding share of Series C convertible preferred stock shall be entitled to one vote.

         OPTIONS AND WARRANTS

         As of April 13, 2000, there are options and warrants outstanding to purchase 2,502,815 shares of common stock at exercise prices ranging from $1.33 to $16.00 per share with a weighted average exercise price per share of $5.79. These options and warrants are exercisable at various times through the third anniversary date of this offering.

         REGISTRATION RIGHTS

         In conjunction with the offering of Series B convertible preferred stock, we granted to certain purchasers registration rights pursuant to that certain Registration Rights Agreement dated September 30, 1999 in which we granted to Ash Capital and certain other stockholders certain rights with respect to our common stock, including registration rights and participation rights. These stockholders may make a demand to have the shares of common stock underlying their shares of Series B convertible preferred stock, or the Registrable Shares, registered by eRoom or to participate in the registration of shares of common stock by eRoom. The right to demand or participate in the registration of shares of common stock is suspended if such registration is prior to March 31, 2001, is prior to nine months following the last closing of our initial public offering, or is after eRoom has effected two prior registrations pursuant to the registration rights granted hereunder where each registration has remained effective for at least 90 days. The costs related to registration expenses, such as filing fees, legal expenses and printing expenses, will be paid by eRoom and the costs related to selling expenses, such as underwriting discounts, selling commissions and stock transfer taxes, will be paid by the holders of Registrable Shares. In the context of an underwritten offering, the holders of Registrable Shares acknowledge that the managing underwriter may limit the number of shares to be underwritten and require the pro rata reduction in the shares to be registered. Further, the holders of Registrable Shares agree that such shares will not be resold during a period beginning 15 days before the effective date of the registration statement and continuing until the earlier of the abandonment of the proposed public offering or 90 days after the last closing in the public offering period.

         In conjunction with our 1996 Notes Offering, we granted demand and piggy-back registration rights for the shares of common stock underlying the warrants granted. These registration rights apply to 242,550 shares of common stock. We have not solicited or obtained waivers from the holders of these registration rights with respect to our initial public offering.

         Pursuant to our 1997 Units Offering, we granted certain registration rights to the purchasers of units where such purchasers possessed the right to demand registration and piggy-back registration for the shares of common stock purchased. These registration rights apply to 372,375 shares of common stock. We have not solicited or obtained waivers from the holders of these registration rights with respect to our initial public offering.

         Pursuant to our 1998 Common Stock Offering, we granted purchasers of common stock the right to piggy-back the registration of their shares onto a future registration statement of eRoom for a public offering. The determination of whether the shares of common stock purchased by these investors will be included in a future registration statement will be dependent upon the underwriter or underwriters for said public offering, as the underwriter or underwriters would have final discretion as to which shares of common stock will be registered. Our underwriters have determined that such shares will not be included in this offering.

         2000 REVERSE STOCK SPLIT

         On March 29, 2000, our Board of Directors and a majority of our stockholders approved by written consent, among other things, the 2000 Reverse Stock Split. The 2000 Reverse Stock Split results in the exchange of three shares for every four shares of common stock outstanding. The 2000 Reverse Stock Split affects all shares of common stock outstanding and underlying our options and warrants, but does not affect the Series A, Series B and Series C convertible preferred stock.

         NEVADA LAW AND CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

         Some of the provisions of our articles of incorporation and bylaws may have the effect of discouraging some types of transactions that involve an actual or threatened change of control of eRoom, which in turn could limit your ability to sell your shares at a premium. Some of these provisions are summarized below.

         SIZE OF BOARD AND ELECTION OF DIRECTORS. Our articles of incorporation and bylaws, when read together, provide for a minimum of two and a maximum of nine persons to serve on the Board. However, the number of directors may be increased or decreased by a resolution adopted by the affirmative vote of a majority of the Board. Removal of a director requires two-thirds majority vote of the non-interested members of our Board.

         STOCKHOLDER NOMINATIONS AND PROPOSALS. Our bylaws provide for advance notice requirements for stockholder nominations and proposals at annual meetings of our stockholders. Stockholders may nominate directors or submit other proposals only upon written notice to eRoom not less than 120 days nor more than 150 days prior to the anniversary of the date of the notice to stockholders of the previous year's annual meeting. A stockholder's notice also must contain certain additional information, as specified in the bylaws. The Board may reject proposals that are not made in accordance with the procedures contained in the bylaws or that are not properly the subject of stockholder action.

         CALLING SPECIAL STOCKHOLDER MEETINGS; STOCKHOLDER ACTION WITHOUT A MEETING. Matters to be acted upon by the stockholders at special meetings are limited to those specified in the notice of the meeting. A special meeting of stockholders may be called by the Board, the Chairman or the President of eRoom by resolution of the Board or at the request in writing of stockholders holding at least 50% of the outstanding shares entitled to vote at the special meeting. As allowed by Nevada law, the bylaws provide that any action by written consent of stockholders in lieu of a meeting must be signed by the holders of at least a majority of the voting power.

         PREFERRED STOCK. We are authorized to issue 5,000,000 shares of undesignated preferred stock. None of the undesignated preferred stock is issued or outstanding, and we have no present plans to issue shares of undesignated preferred stock. Our Board is empowered to issue one or more series of undesignated preferred stock with such rights, preferences, restrictions and privileges as may be fixed by our Board, without further action by our stockholders. The issuance of the undesignated preferred stock could adversely affect the rights, including voting rights, of the holders of our common stock and could impede an attempted takeover of us.

         NEVADA ANTI-TAKEOVER STATUTES. Nevada law provides that an acquiring person who acquires a controlling interest in a corporation may only exercise voting rights on any control shares if those voting rights are conferred by a majority vote of the corporation's disinterested stockholders at a special meeting held upon the request of the acquiring person. If the acquiring person is accorded full voting rights and acquires control shares with at least a majority of all the voting power, any of our stockholders, who did not vote in favor of authorizing voting rights for the control shares, are entitled to payment for the fair value of his shares. A "controlling interest" is an interest that is sufficient to enable the acquiring person to exercise at least one-fifth of the voting power of the corporation in the election of directors. "Control shares" are outstanding voting shares that an acquiring person or associated persons acquire or offer to acquire in an acquisition and those shares acquired during the 90-day period before the person involved became an acquiring person.

         In addition, Nevada law restricts the ability of a corporation to engage in any combination with an interested stockholder for three years from when the interested stockholder acquires shares that cause the stockholder to become an interested stockholder, unless the combination or the purchase of shares by the interested stockholder is approved by the board of directors before the stockholder became an interested stockholder. If the combination was not previously approved, the interested stockholder may only effect a combination after the three-year period if the stockholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria.

         An "interested stockholder" is a person who is:

         - the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of a corporation; or

         - an affiliate or associate of a corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of a corporation.

         Our articles of incorporation and bylaws do not exclude us from these restrictions.

         These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board and to discourage some types of transactions that may involve actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the potential restructuring or sale of all or a part of our company. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of our company. They may also have the effect of preventing changes in our management.

         TRANSFER AGENT

         Our transfer agent is American Stock Transfer and Trust Company. Its address is 40 Wall Street, New York, New York 10005, and its telephone number is (718) 921-8360.

                        SHARES ELIGIBLE FOR FUTURE SALE

         Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. As described below, no shares currently outstanding will be available for sale immediately after this offering because of contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse or are released could adversely affect the prevailing market price and impair our ability to raise equity capital in the future.

         Upon completion of the offering, we will have 6,203,172 shares of common stock outstanding. Of these shares, the 1,800,000 shares sold in the offering, plus any shares issued upon exercise of the underwriter's over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. In general, affiliates include officers, directors and/or 10% stockholders.

         The remaining 4,403,172 shares outstanding are "restricted securities" within the meaning of Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 144(k) promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

         Our directors, officers and certain stockholders will enter into lock-up agreements in connection with this offering generally providing that, without first obtaining the written consent of the underwriter representative:

         - they will not offer or sell any of our common stock owned by them during the first 18 months following the closing of this offering;

         - they will not offer or sell more than 10% of our common stock owned by them in any of the next two consecutive calendar quarters; and

         - they will not offer or sell more than 25% of our common stock owned by them in any calendar quarter thereafter.

During such periods, and for an additional period of two years thereafter, any public sale of our common stock by such stockholders will be effected through the facilities of the underwriter and such sellers will comply with the volume limitations of Rule 144(e) even though Rule 144(k) may be available to sellers.

         Taking into account the lock-up agreements, and assuming the underwriter representative does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

         - Beginning on the date of this prospectus, only the shares sold in the offering will be immediately available for sale in the public market.

         - Beginning 90 days after the date of this prospectus, shares will be freely tradable pursuant to Rule 144(k), and additional shares will be eligible for sale subject to volume limitations, as explained below, pursuant to Rule 144.

         In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

         - one percent of the number of shares of common stock then outstanding which will equal approximately 62,032 shares immediately after the offering; or

         - the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

         Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice, and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

         Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell these shares in reliance upon Rule 144 but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell these shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

         In addition, we intend to file a registration statement on Form S-8 under the Securities Act within 90 days following the date of this prospectus to register shares to be issued pursuant to our employee benefit plans. As a result, any options or rights exercised under the 2000 Stock Option Plan will also be freely tradable in the public market. However, shares held by affiliates will be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resaleable under Rule 701. As of April 13, 2000, there were outstanding options and warrants for the purchase of 2,502,815 shares of common stock, of which 2,422,482 shares were vested and exercisable.

                                  UNDERWRITING

         We have entered into an underwriting agreement with the underwriters named below. Donald & Co. Securities Inc., or Donald, is acting as the representative of the underwriters. The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

              UNDERWRITER                                   NUMBER OF SHARES
              -----------                                   ----------------
              Donald & Co. Securities Inc. .............
              Moness, Crespi, Hardt & Co., Inc. ........
              Win Capital...............................

              TOTAL                                              1,800,000
                                                            --------------------

         This is a firm commitment underwriting. This means that the underwriters have agreed to purchase all of the shares offered by this prospectus (other than those covered by the over-allotment option described below) if any shares are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

         The representative has advised us that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to certain securities dealers at such price less a concession of $0.6975 per share. The underwriters may also allow, and such dealers may reallow, a concession not in excess of $__________ per share to certain other dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

         We have granted the representatives an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the representatives to purchase a maximum of 270,000 additional shares from us to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $18,630,000, the total proceeds to us will be $16,999,875.

         The following table provides information regarding the amount of the discount to be received by the underwriters.

                            TOTAL WITHOUT EXERCISE OF         TOTAL WITH FULL EXERCISE OF
  PER SHARE                   OVER-ALLOTMENT OPTION              OVER-ALLOTMENT OPTION
-------------              ---------------------------      -------------------------------
 $                         $                                  $




         We will pay all of the total expenses of the offering, which we estimate will be approximately $__________ ($__________ if the over-allotment is exercised). In addition, we will pay to Donald $162,000 for its expenses ($186,300 if the over-allotment is exercised), of which we have paid $25,000.

         We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

         Our officers and directors have agreed that they will not, without the prior written consent of Donald, directly or indirectly, (i) sell any of our common stock owned by them during the first 18 months following the closing of this offering; (ii) offer or sell more than 10% of our common stock owned by them in any of the next two consecutive calendar quarters and
(iii) offer or sell more than 25% of our common stock owned by them in any calendar quarter thereafter. During these periods and for an additional period of two years, any public sale of our securities by these stockholders will be effected through the facilities of Donald and these stockholders will comply with the volume limitations of Rule 144(c) even though Rule 144(k) may be available to the stockholders.

         We and our principal stockholders, officers and directors will grant to Donald a one year right of first refusal to have Donald sell securities under future public and private offerings of any non bank debt or equity securities of us or our subsidiaries, by us, our subsidiaries, our affiliates, and/or principal stockholders, officers and directors, except for issuances or sales to employees pursuant to our stock option plan.

         In addition, for a two year period we will not sell securities to raise money or issue any options or warrants below the then current market price without Donald's consent.

         We and Donald will enter into a financial consulting agreement providing for Donald, or its designee, to act as financial consultant to us for a 12 month period for a fee of $72,000, payable at a rate of $6,000 per month.

         We have granted Donald for a period ending on the third anniversary of the closing of this offering, the right to have Donald's designee present at meetings of the Board and each of its committees subject to our right to exclude such designee under certain circumstances. The designee will be entitled to the same notices and communications sent by us as we gave to our directors and will attend directors' and committees' meetings, but will not be entitled to vote thereat. Such designee will also be entitled to receive the same compensation payable to directors as members of the Board and its committees and all reasonable expenses in attending such meetings. As of the date of this prospectus no designee has been selected.

         In connection with this offering, we have agreed to sell to Donald, for nominal consideration, warrants to purchase up to an aggregate of 180,000 shares of common stock exercisable initially at $9.90 per share of common stock for a period of four years beginning one year from the date hereof. These warrants contain antidilution provisions providing for adjustment of the exercise price upon the occurrence of certain events, including (i) the issuance of common stock, or securities exercisable or convertible into common stock, at a price less than the exercise price and (ii) any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. In addition, the warrants grant to the holders rights commencing one year from the date of this prospectus to have common stock issued upon exercise of the warrants registered under the Securities Act. These rights include the right to require us to register these shares for a four year period and the right to include these shares for a six year period in a registration statement filed by us.

         Rules of the Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the following rules:

         - Stabilizing transactions -- The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of shares, so long as stabilizing bids do not exceed a specified maximum.

         - Over-allotments and syndicate covering transactions -- The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

         Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

         Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq SmallCap Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

          - Penalty bids -- If the representative purchases shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

         In March and April 2000, Donald received a fee for acting as our private placement agent with respect to the sale of units consisting of Series C convertible preferred stock, convertible subordinated promissory notes and warrants to purchase common stock and the Bridge Loan.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered by this prospectus will be passed upon for us by Kummer Kaempfer Bonner & Renshaw, Las Vegas, Nevada. Certain legal matters in connection with the offering will be passed upon for the underwriters by Parker Duryee Rosoff & Haft, New York, New York.

                                     EXPERTS

         The consolidated financial statements included in this prospectus and elsewhere in the registration statement have been audited by Hansen, Barnett & Maxwell, Salt Lake City, Utah, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm in accounting and auditing.

                              CHANGE IN ACCOUNTANTS

         In September 1999, we engaged the firm of Arthur Andersen LLP to audit our financial statements for the fiscal years ended December 31, 1998 and 1999. On March 31, 2000, we received a letter in which Arthur Andersen resigned as our independent auditors due to its determination that its independence had been impaired. The resignation of Arthur Andersen was not based upon a disagreement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure while Arthur Andersen was engaged by us. On April 4, 2000, our Board approved the retention of Hansen, Barnett & Maxwell as our independent auditors.

                              AVAILABLE INFORMATION

         We have filed with the Commission a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information about us and the common stock, we refer you to the registration statement and to its exhibits. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, and each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits without charge at the public reference facilities the Commission maintains at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. You may obtain copies of all or any part of these materials from the Commission upon the payment of certain fees prescribed by the Commission. You may also inspect these reports and other information without charge at a website maintained by the Commission. The address of this site is http://www.sec.gov. You may also obtain information on the operation of the public reference facilities of the Commission at 1-800-732-0330.

         Upon completion of this offering, we will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and will be required to file reports, proxy statements and other information with the Commission. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the Commission and at the Commission's regional offices at the addresses noted above. You also will be able to obtain copies of this material from the Public Reference Section of the Commission as described above, or inspect them without charge at the Commission's website. We have applied for quotation of our common stock on the Nasdaq SmallCap Market. If we receive approval for quotation on the Nasdaq SmallCap Market, then you will be able to inspect reports, proxy and information statements and other information concerning us at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                 eROOM SYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


       Report of Independent Public Accountants..............................................         F-2

       Consolidated Balance Sheets...........................................................         F-3

       Consolidated Statements of Operations.................................................         F-5

       Consolidated Statements of Stockholders' Deficit......................................         F-6

       Consolidated Statements of Cash Flows.................................................         F-8

       Notes to Consolidated Financial Statements............................................         F-9

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and the Stockholders eRoom System Technologies, Inc.


We have audited the accompanying consolidated balance sheets of eRoom System Technologies, Inc. (a Nevada corporation) and subsidiary as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of eRoom System Technologies, Inc. and subsidiary as of December 31, 1998 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations (excluding non-cash compensation expense (income)) and as of December 31, 1999 had a working capital deficit of $2,598,726, a stockholders' deficit of $23,853, and was in default under certain debt agreements. During the years ended December 31, 1998 and 1999, the Company's operations used $2,931,871 and $2,753,939 of cash, respectively. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

                                                   HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah
April 13, 2000
                 eROOM SYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                        December 31,
                                                                          -----------------------------------------
                                                                                 1998                 1999
                                                                          -------------------- --------------------
CURRENT ASSETS:
   Cash..............................................................      $          1,850     $        113,252
   Accounts receivable, net of allowance for doubtful accounts of
     $3,900 and $15,000, respectively................................                35,655              106,720
   Inventories.......................................................             1,488,354              697,033
   Prepaid expenses and other........................................                 1,250                6,250
                                                                          -------------------- --------------------

                Total current assets.................................             1,527,109              923,255
                                                                          -------------------- --------------------

REFRESHMENT CENTERS IN SERVICE, net of accumulated depreciation of
   $3,895 and $3,858, respectively...................................               362,266              169,791
                                                                          -------------------- --------------------

PROPERTY AND EQUIPMENT:
   Production equipment..............................................               138,908              138,908
   Computer equipment................................................               130,951              171,666
   Vehicles and other................................................                76,857               76,857
                                                                          -------------------- --------------------
                                                                                    346,716              387,431

   Less accumulated depreciation and amortization....................              (203,381)            (264,946)
                                                                          -------------------- --------------------
                Net property and equipment...........................               143,335              122,485
                                                                          -------------------- --------------------

INVESTMENT IN WHOLLY OWNED, UNCONSOLIDATED SUBSIDIARY................                    --            2,484,085
                                                                          -------------------- --------------------

OTHER ASSETS:
   Patents and license rights, net of accumulated amortization of
     $155,211 and $222,710, respectively.............................               317,279              249,780
   Deferred offering and financing costs, net of accumulated
     amortization of $749,457 and $0, respectively...................                   884               88,000
   Deposits and other................................................               169,416              327,851
                                                                          -------------------- --------------------
                Total other assets...................................               487,579              665,631
                                                                          -------------------- --------------------
                                                                           $      2,520,289     $      4,365,247
                                                                          ==================== ====================


           See accompanying notes to consolidated financial statements eROOM SYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND STOCKHOLDERS' DEFICIT


                                                                                                           December 31, 1999
                                                                               December 31,                    Pro Forma
                                                                 -----------------------------------------   Stockholders'
                                                                        1998                 1999           Deficit (Note 2)
                                                                 -------------------- -------------------- -----------------
                                                                                                               (unaudited)


CURRENT LIABILITIES:
   Notes payable and current portion of long-term debt......      $       2,872,570    $       1,560,458
   Current portion of capital lease obligations.............                 13,212               22,061
   Accounts payable.........................................              1,186,995              987,013
   Accrued liabilities......................................                240,475              337,452
   Accrued interest.........................................                293,024              290,117
   Customer deposits........................................                 51,010              103,470
   Deferred revenue.........................................                 63,875               58,868
   Notes payable to stockholder.............................                145,750                   --
   Preferred stock dividends payable........................                 18,542              162,542
                                                                 -------------------- --------------------
                Total current liabilities...................              4,885,453            3,521,981
                                                                 -------------------- --------------------
LONG-TERM DEBT, net of current portion .....................                 11,719              812,022
                                                                 -------------------- --------------------
CAPITAL LEASE OBLIGATIONS, net of current portion...........                 51,223               55,097
                                                                 -------------------- --------------------
COMMITMENTS AND CONTINGENCIES (Notes 1, 4, 5 and 9)
STOCKHOLDERS' DEFICIT:
   Series A convertible preferred stock, $0.001 par value;
     500,000 shares authorized; 360,000 shares outstanding at
     December 31, 1998 and 1999 and none pro forma;
     liquidation preference $3,762,542 at December 31, 1999
     and none pro forma ....................................              1,332,953            1,332,953    $              --
   Series B convertible preferred stock, $0.001 par value;
     2,500,000 shares authorized, 2,081,680 shares outstanding
     at December 31, 1999 and none pro forma; liquidation
     preference $20,816,800 at December 31, 1999 and none pro
     forma..................................................                     --            6,171,196                   --
   Series C convertible preferred stock, $0.001 par value;
     2,000,000 shares authorized, no shares outstanding.....                     --                   --                   --
   Undesignated preferred stock, $0.001 par value; 5,000,000
     shares authorized; no shares outstanding and none
     pro forma..............................................                     --                   --                   --
   Common stock, $0.001 par value; 50,000,000 shares
     authorized; 3,531,311 and 2,217,291 shares outstanding,
     respectively, and 4,159,276 shares pro forma...........                  3,532                2,217                4,159
   Additional paid-in capital...............................             13,524,736            7,112,734           19,840,595
   Warrants and options outstanding.........................              1,043,362              728,538              728,538
   Notes receivable from stockholders.......................             (4,073,941)            (840,000)            (840,000)
   Accumulated deficit......................................            (14,258,748)         (14,531,491)         (19,757,145)
                                                                 -------------------- -------------------- -------------------
                Total stockholders' deficit.................             (2,428,106)             (23,853)   $         (23,853)
                                                                 -------------------- -------------------- ===================
                                                                  $       2,520,289    $       4,365,247
                                                                 ==================== ====================


           See accompanying notes to consolidated financial statements eROOM SYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                            Year Ended December 31,
                                                                                      ------------------------------------
                                                                                           1998               1999
                                                                                      ---------------- -------------------
REVENUE:
   Product sales.................................................................      $    916,650     $    144,282
   Revenue sharing arrangements..................................................            46,524          265,546
   Maintenance fees..............................................................            48,288          182,581
                                                                                      ---------------- -------------------
                Total revenue....................................................         1,011,462          592,409
                                                                                      ---------------- -------------------
COST OF REVENUE:
   Product sales.................................................................           711,355          118,010
   Revenue sharing arrangements..................................................            21,104          165,995
   Maintenance...................................................................            60,797           78,518
                                                                                      ---------------- -------------------
                Total cost of revenue............................................           793,256          362,523
                                                                                      ---------------- -------------------
GROSS MARGIN.....................................................................           218,206          229,886
                                                                                      ---------------- -------------------
OPERATING EXPENSES:
   Selling, general and administrative (exclusive of non-cash compensation expense
     (income) of $4,858,105 and $(3,901,696), respectively)......................         2,058,150        2,387,811
   Research and development......................................................           284,532          271,231
   Non-cash compensation expense (income)........................................         4,858,105       (3,901,696)
                                                                                      ---------------- -------------------
                Total operating expenses (income)................................         7,200,787       (1,242,654)
                                                                                      ---------------- -------------------
INCOME (LOSS) FROM OPERATIONS....................................................        (6,982,581)       1,472,540
                                                                                      ---------------- -------------------
OTHER INCOME (EXPENSE):
   Interest expense..............................................................        (1,922,638)      (1,444,532)
   Equity in income of unconsolidated, wholly owned subsidiary...................                --           95,723
   Interest and other income.....................................................           312,573          210,794
                                                                                      ---------------- -------------------
                Other expense, net...............................................        (1,610,065)      (1,138,015)
                                                                                      ---------------- -------------------
INCOME (LOSS) BEFORE EXTRAORDINARY LOSS ON EXTINQUISHMENT OF DEBT................        (8,592,646)         334,525
EXTRAORDINARY LOSS ON EXTINQUISHMENT OF DEBT, net of income tax benefit of $0....          (407,000)              --
                                                                                      ---------------- -------------------
NET INCOME (LOSS)................................................................        (8,999,646)         334,525
DIVIDENDS RELATED TO CONVERTIBLE PREFERRED STOCK.................................           (18,542)        (607,268)
                                                                                      ---------------- -------------------
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS.....................................      $ (9,018,188)    $   (272,743)
                                                                                      ================ ===================

BASIC AND DILUTED EXTRAORDINARY LOSS PER COMMON SHARE............................      $      (0.13)    $         --
                                                                                      ================ ===================
BASIC AND DILUTED NET LOSS PER COMMON SHARE......................................      $      (2.98)    $      (0.09)
                                                                                      ================ ===================
BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING.....................         3,028,982        3,220,709
                                                                                      ================ ===================
BASIC AND DILUTED SUPPLEMENTAL PRO FORMA NET LOSS PER COMMON SHARE (unaudited)...                       $      (1.07)
                                                                                                       ===================
BASIC AND DILUTED SUPPLEMENTAL PRO FORMA WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING (unaudited).......................................................                          5,162,694
                                                                                                       ===================


           See accompanying notes to consolidated financial statements eROOM SYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999

                                             Series A Convertible        Series B Convertible
                                                Preferred Stock             Preferred Stock               Common Stock
                                        ---------------------------------------------------------------------------------------

                                           Shares         Amount        Shares         Amount         Shares         Amount
                                        ------------   ------------   ------------   ------------   ------------   ------------
BALANCE, December 31, 1997 .............           -    $         -              -     $        -      3,285,733   $      3,286

Issuance of Series A convertible
  preferred stock upon conversion of
  1996 Notes at $5.00 per share, net
  and issuance of common stock and
  warrants to placement agent ..........     360,000      1,332,953              -              -         13,125             13

Issuance of common stock in connection
  with conversion of 1996 Notes into
  Series A convertible preferred stock..           -              -              -              -         38,156             38

Issuance of common stock for cash at
  $10.67 per share, net and issuance of
  warrants to placement agent ..........           -              -              -              -         40,688             41

Return of shares held in treasury to
  stockholder in connection with
  default of note payable ..............           -              -              -              -              -              -

Issuance of common stock in connection
  with conversion of 60-day convertible
  notes and 1996 Notes .................           -              -              -              -         84,661             85

Stock dividend issued to placement
  agent in connection with antidilution
  rights ...............................           -              -              -              -         68,948             69

Amortization of deferred compensation ..           -              -              -              -              -              -

Issuance of warrants in connection with
  financing transactions ...............           -              -              -              -              -              -

Compensation expense related to
  variable award stock options .........           -              -              -              -              -              -

Issuance of stock options to a
  consultant for services ..............           -              -              -              -              -              -

Accrual of interest on notes receivable
  from stockholders ....................           -              -              -              -              -              -

Series A convertible preferred stock
  dividend accrual .....................           -              -              -              -              -              -

Net loss ...............................           -              -              -              -              -              -
                                        ------------   ------------   ------------   ------------   ------------   ------------

BALANCE, December 31, 1998 .............     360,000      1,332,953              -              -      3,531,311          3,532


                                                              Warrants                                         Notes
                                              Additional        And                          Deferred      Receivable
                                               Paid-in        Options       Accumulated      Compensa-         From
                                               Capital      Outstanding       Deficit          tion        Shareholders
                                             ------------   ------------   ------------    ------------    ------------
BALANCE, December 31, 1997 .............     $  6,910,699   $    225,904   $ (5,240,376)   $    (41,019)   $ (3,799,250)

Issuance of Series A convertible
  preferred stock upon conversion of
  1996 Notes at $5.00 per share, net
  and issuance of common stock and
  warrants to placement agent ..........          139,987         17,479              -               -               -

Issuance of common stock in connection
  with conversion of 1996 Notes into
  Series A convertible preferred stock..          406,962              -              -               -               -

Issuance of common stock for cash at
  $10.67 per share, net and issuance of
  warrants to placement agent ..........          371,644         18,358              -               -               -

Return of shares held in treasury to
  stockholder in connection with
  default of note payable ..............                -              -              -               -               -

Issuance of common stock in connection
  with conversion of 60-day convertible
  notes and 1996 Notes .................          841,179              -              -               -               -

Stock dividend issued to placement
  agent in connection with antidilution
  rights ...............................              115              -           (184)              -               -

Amortization of deferred compensation ..                -              -              -          41,019               -

Issuance of warrants in connection with
  financing transactions ...............                -        777,666              -               -               -

Compensation expense related to
  variable award stock options .........        4,854,150              -              -               -               -

Issuance of stock options to a
  consultant for services ..............                -          3,955              -               -               -

Accrual of interest on notes receivable
  from stockholders ....................                -              -              -               -        (274,691)

Series A convertible preferred stock
  dividend accrual .....................                -              -        (18,542)              -               -

Net loss ...............................                -              -     (8,999,646)              -               -
                                             ------------   ------------   ------------    ------------    ------------

BALANCE, December 31, 1998 .............       13,524,736      1,043,362    (14,258,748)              -      (4,073,941)



                                                    Treasury Stock
                                             ---------------------------

                                                 Shares          Amount         Total
                                             ------------    ------------    ------------

BALANCE, December 31, 1997 .............         (187,500)   $   (500,000)   $(2,440,756)

Issuance of Series A convertible
  preferred stock upon conversion of
  1996 Notes at $5.00 per share, net
  and issuance of common stock and
  warrants to placement agent ..........                -               -       1,490,432

Issuance of common stock in connection
  with conversion of 1996 Notes into
  Series A convertible preferred stock..                -               -         407,000

Issuance of common stock for cash at
  $10.67 per share, net and issuance of
  warrants to placement agent ..........                -               -         390,043

Return of shares held in treasury to
  stockholder in connection with
  default of note payable ..............          187,500         500,000         500,000

Issuance of common stock in connection
  with conversion of 60-day convertible
  notes and 1996 Notes .................                -               -         841,264

Stock dividend issued to placement
  agent in connection with antidilution
  rights ...............................                -               -               -

Amortization of deferred compensation ..                -               -          41,019

Issuance of warrants in connection with
  financing transactions ...............                -               -         777,666

Compensation expense related to
  variable award stock options .........                -               -       4,854,150

Issuance of stock options to a
  consultant for services ..............                -               -           3,955

Accrual of interest on notes receivable
  from stockholders ....................                -               -        (274,691)

Series A convertible preferred stock
  dividend accrual .....................                -               -         (18,542)

Net loss ...............................                -               -      (8,999,646)
                                             ------------    ------------    ------------

BALANCE, December 31, 1998 .............                -               -      (2,428,106)


          See accompanying notes to consolidated financial statements eROOM SYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999
                                   (CONTINUED)

                                                 Series A Convertible       Series B Convertible
                                                   Preferred Stock             Preferred Stock                 Common Stock
                                            ---------------------------------------------------------------------------------------

                                                Shares         Amount        Shares         Amount         Shares         Amount
                                            ------------   ------------   ------------   ------------   ------------   ------------
Issuance of Series B convertible
  preferred stock for cash and
  conversion of notes at $3.00 per
  share, net .............................           -              -      2,081,680      5,849,826              -               -

Issuance of common stock to entity
  controlled by the Company's president
  in exchange for note receivable ........           -              -              -              -        198,750             199

Return of common stock from entity
  controlled by the Company's president ..           -              -              -              -       (198,750)           (199)

Issuance of common stock in connection
  with conversion of notes payable to
  stockholders at $3.20 per share ........           -              -              -              -         82,140              82

Issuance of common stock in connection
  with 90-day convertible notes at
  $3.20 per share ........................           -              -              -              -         37,409              37

Issuance of common stock for services
  at $3.20 per share and issuance of
  stock options ..........................           -              -              -              -          1,864               2

Reversal of compensation expense
  related to variable award stock
  options ................................           -              -              -              -              -               -

Issuance of warrants in connection with
  financing transactions .................           -              -              -              -              -               -

Return of warrants in connection with
  troubled debt restructuring ............           -              -              -              -              -               -

Accrual of interest on notes receivable
  from stockholders ......................           -              -              -              -              -               -

Series A convertible preferred stock
  dividend accrual .......................           -              -              -              -              -               -

Series B convertible preferred stock
  dividend accrual payable in the form
  of common stock ........................           -              -              -              -         35,567              35

Series B convertible preferred stock
  beneficial conversion dividend .........           -              -              -        321,370              -               -

Return of common stock as payment of
  shareholder notes receivable ...........           -              -              -              -     (1,471,000)         (1,471)

Reserve for shareholder notes receivable .           -              -              -              -              -               -

Net income ...............................           -              -              -              -              -               -
                                            ----------   ------------   ------------   ------------   ------------    ------------

BALANCE, December 31, 1999 ...............     360,000     $1,332,953      2,081,680     $6,171,196      2,217,291      $    2,217
                                            ==========   ============   ============   ============   ============    ============


                                                            Warrants                                         Notes
                                            Additional        And                           Deferred      Receivable
                                              Paid-in        Options       Accumulated      Compensa-        From
                                              Capital      Outstanding       Deficit          tion        Shareholders
                                            ------------   ------------   ------------    ------------    ------------
Issuance of Series B convertible
  preferred stock for cash and
  conversion of notes at $3.00 per
  share, net .............................             -               -               -               -              -

Issuance of common stock to entity
  controlled by the Company's president
  in exchange for note receivable ........     1,589,801               -               -               -     (1,590,000)

Return of common stock from entity
  controlled by the Company's president ..    (1,589,801)              -               -               -      1,590,000

Issuance of common stock in connection
  with conversion of notes payable to
  stockholders at $3.20 per share ........       264,400               -               -               -              -

Issuance of common stock in connection
  with 90-day convertible notes at
  $3.20 per share ........................       121,570               -               -               -              -

Issuance of common stock for services
  at $3.20 per share and issuance of
  stock options ..........................         5,963          99,040               -               -              -

Reversal of compensation expense
  related to variable award stock
  options ................................    (4,006,700)              -               -               -              -

Issuance of warrants in connection with
  financing transactions .................             -          92,830               -               -              -

Return of warrants in connection with
  troubled debt restructuring ............             -        (506,694)              -               -              -

Accrual of interest on notes receivable
  from stockholders ......................             -               -               -               -       (235,951)

Series A convertible preferred stock
  dividend accrual .......................             -               -        (144,000)              -              -

Series B convertible preferred stock
  dividend accrual payable in the form
  of common stock ........................       141,863               -        (141,898)              -              -

Series B convertible preferred stock
  beneficial conversion dividend .........             -               -        (321,370)              -              -

Return of common stock as payment of
  shareholder notes receivable ...........    (2,939,098)              -               -               -      2,940,569

Reserve for shareholder notes receivable .             -               -               -               -        529,323

Net income ...............................             -               -         334,525               -              -
                                            ------------    ------------    ------------    ------------   ------------

BALANCE, December 31, 1999 ...............  $  7,112,734    $    728,538    $(14,531,491)   $          -   $   (840,000)
                                            ============    ============    ============    ============   ============

                                                   Treasury Stock
                                            ----------------------------
                                                Shares          Amount             Total
                                            ------------    ------------        ------------
Issuance of Series B convertible
  preferred stock for cash and
  conversion of notes at $3.00 per
  share, net .............................              -              -          5,849,826

Issuance of common stock to entity
  controlled by the Company's president
  in exchange for note receivable ........              -              -                  -

Return of common stock from entity
  controlled by the Company's president ..              -              -                  -

Issuance of common stock in connection
  with conversion of notes payable to
  stockholders at $3.20 per share ........              -              -            264,482

Issuance of common stock in connection
  with 90-day convertible notes at
  $3.20 per share ........................              -              -            121,607

Issuance of common stock for services
  at $3.20 per share and issuance of
  stock options ..........................              -              -            105,005

Reversal of compensation expense
  related to variable award stock
  options ................................              -              -         (4,006,700)

Issuance of warrants in connection with
  financing transactions .................              -              -             92,830

Return of warrants in connection with
  troubled debt restructuring ............              -              -           (506,694)

Accrual of interest on notes receivable
  from stockholders ......................              -              -           (235,951)

Series A convertible preferred stock
  dividend accrual .......................              -              -           (144,000)

Series B convertible preferred stock
  dividend accrual payable in the form
  of common stock ........................              -              -                  -

Series B convertible preferred stock
  beneficial conversion dividend .........              -              -                  -

Return of common stock as payment of
  shareholder notes receivable ...........              -              -                  -

Reserve for shareholder notes receivable .              -              -            529,323

Net income ...............................              -              -            334,525
                                            ------------    ------------        ------------

BALANCE, December 31, 1999 ...............              -   $          -        $   (23,853)
                                             ============   ============        ============


           See accompanying notes to consolidated financial statements eROOM SYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           Increase (Decrease) in Cash

                                                                                       Year Ended December 31,
                                                                                --------------------------------------
                                                                                      1998                1999
                                                                                ------------------ -------------------
CASH FLOWS FROM OPERATING ACTIVITIES:

   Net income (loss)........................................................     $   (8,999,646)    $      334,525
   Adjustments to reconcile net income (loss) to net cash used in operating activities-
     Depreciation and amortization..........................................            134,617            129,027
     Amortization of deferred offering and financing costs and accretion of
       debt discount........................................................            605,236             48,825
     Interest accrued on notes receivable from stockholders.................           (274,691)          (235,951)
     Non-cash compensation expense (income).................................          4,858,105         (3,901,695)
     Extraordinary loss related to debt extinquishment......................            407,000                 --
     Non-cash interest expense related to issuance of warrants and stock
       options..............................................................            777,666            478,919
     Reserve against stockholders notes receivable..........................                 --            529,323
     Amortization of deferred compensation..................................             41,019                 --
   Changes in operating assets and liabilities-
     (Increase) decrease in accounts receivable.............................            182,643            (71,065)
     Increase in inventories................................................           (808,192)          (206,666)
     Increase in prepaid expenses, deposits and other.......................           (108,099)          (163,435)
     Increase (decrease) in accounts payable................................            241,016            (97,692)
     Increase (decrease) in accrued liabilities.............................           (180,704)            96,977
     Increase in accrued interest...........................................            287,116            257,506
     Increase (decrease) in customer deposits...............................            (68,690)            52,470
     Decrease in deferred revenue...........................................            (26,267)            (5,007)
                                                                                ------------------ -------------------
                Net cash used in operating activities.......................         (2,931,871)        (2,753,939)
                                                                                ------------------ -------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Additions to refreshment centers in service..............................           (246,161)          (543,586)
   Purchase of property and equipment.......................................            (50,599)           (12,236)
   Cash investment in wholly owned, unconsolidated subsidiary...............                 --           (750,000)
                                                                                ------------------ -------------------
                Net cash used in investing activities.......................           (296,760)        (1,305,822)
                                                                                ------------------ -------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from borrowings.................................................          2,265,058            792,547
   Principal payments on borrowings.........................................           (127,971)          (401,080)
   Proceeds from issuance of notes payable to officers and stockholders.....                 --            299,195
   Principal payments on notes payable to stockholder and officer...........            (12,500)                --
   Principal payments on capital lease obligations..........................             (9,190)           (15,755)
   Other offering and financing costs paid..................................           (204,843)           (88,000)
   Proceeds from issuance of common stock...................................            390,043                 --
   Proceeds from issuance of preferred stock................................            600,275          3,584,256
                                                                                ------------------ -------------------
                Net cash provided by financing activities...................          2,900,872          4,171,163
                                                                                ------------------ -------------------

NET INCREASE (DECREASE) IN CASH.............................................           (327,759)           111,402

CASH AT BEGINNING OF YEAR...................................................            329,609              1,850
                                                                                ================== ===================

CASH AT END OF YEAR.........................................................     $        1,850     $      113,252
                                                                                ================== ===================

SUPPLEMENTAL CASH FLOW INFORMATION:
   Cash paid for interest...................................................     $      296,935     $      130,640
   Non-cash investing and financing activities -
     Issuance of common stock in payment of debt offering costs.............             84,000                 --
     Accrual of preferred stock dividends...................................             18,542            607,268
     Issuance of common stock as payment of debt obligations................          1,261,521                 --
     Issuance of preferred stock as payment of debt obligations.............          1,040,000          2,265,599
     Accrued interest, accounts payable and warrants converted to debt......                 --            907,956
     Cancellation of stockholder notes receivable and related accrued
       interest in exchange for return of  1,471,000 shares of common stock.                 --          2,940,569


                 eROOM SYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     ORGANIZATION AND NATURE OF OPERATIONS

       ORGANIZATION AND PRINCIPLES OF CONSOLIDATION

       eRoom System Technologies, Inc., a Nevada corporation ("eRoom"), is the successor to RoomSystems, Inc. ("RSI"). RSI was originally incorporated as InnSyst! Corporation, a North Carolina corporation, on March 17, 1993 and on April 17, 1996, was reincorporated as a Nevada corporation.

       On April 29, 1996, RSI and RoomSystems Finance Corporation ("RSF") entered into a Reorganization Plan and Merger Agreement whereby RSF became a wholly owned subsidiary of RSI (see Note 3). On October 15, 1997, the operations of RSF were effectively transferred to RSI and RSF was dissolved. On August 31, 1999, RoomSystems International Corporation ("RSIC") was incorporated in Nevada as a wholly owned subsidiary of RSI.

       As of December 31, 1999, RSI, RSIC and their shareholders entered into an Agreement and Plan of Reorganization wherein RSI became a wholly owned subsidiary of RSIC. On March 29, 2000, RSIC changed its name to eRoom System Technologies, Inc.

       These reorganizations have been accounted for as reorganizations of entities under common control with the assets and liabilities reflected at carry-over basis in a manner similar to pooling-of-interests accounting. The accompanying consolidated financial statements have been restated to reflect the equivalent eRoom shares for all periods presented.

       On September 29, 1999, eRoom formed a new bankruptcy-remote entity, RSi BRE, Inc. ("RSi BRE"), as a wholly owned subsidiary (see Note 4).

       The accompanying consolidated financial statements include the accounts of eRoom, and its wholly owned subsidiary RSI, after elimination of intercompany accounts and transactions. RSi BRE has not been consolidated in the accompanying financial statements since the Company does not have the ability to control RSi BRE's operations. eRoom and RSI are collectively referred to as "eRoom" or the "Company." RSi BRE has been accounted for under the equity method of accounting.

       NATURE OF OPERATIONS AND RELATED RISKS

       The Company designs, assembles and markets a complete line of fully-automated Refreshment Centers and RoomSafes traditionally installed in hotels. The Refreshment Centers and RoomSafes use proprietary software and patented credit card technology that integrate with the data collection computer in each hotel.

       The Company has suffered recurring net losses (exclusive of non-cash compensation expense (income)) and as of December 31, 1999, had a working capital deficit of $2,598,726, a stockholders' deficit of $23,853, and was in default under certain debt agreements. During the years ended December 31, 1998 and 1999, the Company's operations used $2,931,871 and $2,753,939 of cash, respectively. Additionally, at December 31, 1999 the Company was past due on accounts payable with several vendors which could affect the Company's ability to procure inventory and services for its operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. The Company needs to obtain additional financing to fund payment of past due and current debt obligations and to provide working capital for operations. Management is attempting to raise additional equity capital through a public offering of common stock and a private offering of preferred stock and debt, and to arrange debt financing for product sales. Subsequent to December 31, 1999, the Company has obtained $1,140,009 in additional equity funding (see Note 14). The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

       The Company is subject to certain risk factors frequently encountered by companies lacking adequate capital and which are in the early stages of developing a business line that may impact its ability to become a profitable enterprise. These risk factors include, among others:

         a. The Company's business model is capital intensive and will require significant additional equity or debt financing. This additional funding may not be available in sufficient amounts or on acceptable terms to the Company, or at all.

         b. The Company faces competition from companies that have substantially greater capital resources, research and development, manufacturing and marketing resources than the Company.

         c. The Company's ability to implement its strategy is dependent upon its ability to retain key employees, ability to attract and retain additional qualified personnel and its ability to manage expansion effectively.

2.     SIGNIFICANT ACCOUNTING POLICIES

       UNAUDITED PRO FORMA STOCKHOLDERS' EQUITY

       The Company's Board of Directors has authorized the filing of a registration statement with the United States Securities and Exchange Commission to register shares of its common stock in connection with a proposed initial public offering ("IPO"). If the IPO is consummated under the terms presently anticipated, 360,000 outstanding shares of Series A convertible preferred stock and 2,081,680 outstanding shares of Series B convertible preferred stock as of December 31, 1999 will be automatically converted into 1,941,985 shares of common stock upon the closing of the IPO. In connection with the Series A preferred stock conversion, the Company will record a dividend of $1,800,000 related to the contingent beneficial conversion feature (see Note 10). On the date of issuance, the Series B convertible preferred stock beneficial conversion feature totaled $3,747,024 as adjusted, and is being recognized over the period from the date of issuance of the Series B convertible preferred stock to September 28, 2000, which is the earliest date at which the Series B convertible preferred stockholders have the unmitigated option to convert their shares. During the year ended December 31, 1999, the Company recorded a dividend of $321,370 to the Series B stockholders related to the beneficial conversion feature. The remaining portion of the Series B convertible preferred stock beneficial conversion feature, as adjusted, will be recognized as a dividend to the holders of Series B convertible preferred stock during the period commencing January 1, 2000 and ending September 28, 2000. The effect of the conversion of the preferred stock outstanding at December 31, 1999 and the related beneficial conversion features have been reflected as unaudited pro forma stockholders' equity in the accompanying consolidated balance sheet.

       USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

       INVENTORIES

       Inventories include direct materials, direct labor and manufacturing overhead costs and are stated at the lower of cost (using the first-in, first-out method) or market value. Inventories consist of the following as of December 31, 1998 and 1999:


                                                                 1998                      1999
                                                         ---------------------     ---------------------
              Finished goods.........................         $   997,248             $     284,382
              Work-in-process........................             115,561                   160,764
              Parts and raw materials................             375,545                   251,887
                                                         ---------------------     ---------------------
                                                              $ 1,488,354             $     697,033
                                                         =====================     =====================


       Provisions, when required, are made to reduce excess and obsolete inventories to their estimated net realizable values. Due to competitive pressures and technical innovation, it is possible that estimates of the net realizable value could change in the near term.

       REFRESHMENT CENTERS IN SERVICE AND PROPERTY AND EQUIPMENT

       Refreshment Centers (including RoomSafes, if applicable) and property and equipment are stated at cost, less accumulated depreciation and amortization. Major additions and improvements are capitalized, while minor repairs and maintenance costs are expensed when incurred. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, after taking into consideration residual values for Refreshment Centers, which are as follows:


              Refreshment Centers in Service.......................              7 years
              Production equipment.................................          3 - 5 years
              Computer and office equipment........................          3 - 7 years
              Vehicles.............................................              7 years


       Depreciation and amortization expense related to Refreshment Centers in service and property and equipment was $84,028 and $277,030 for the years ended December 31, 1998 and 1999, respectively.

       On retirement or disposition of property and equipment, the cost and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

       FAIR VALUE OF FINANCIAL INSTRUMENTS

       The carrying amounts reported in the accompanying consolidated financial statements for cash, accounts receivable and accounts payable approximate fair values because of the immediate or short-term maturities of these financial instruments. The carrying amounts of the Company's debt obligations approximate fair value based on current interest rates.

       CAPITALIZED SOFTWARE COSTS

       In accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" development costs incurred in the research and development of new software products to be sold, leased or otherwise marketed are expensed as incurred until technological feasibility in the form of a working model has been established. Internally generated capitalizable software development costs have not been material for the years ended December 31, 1998 and 1999. The Company has charged its software development costs to research and development expense in the accompanying consolidated statements of operations.

       PATENTS AND LICENSE RIGHTS

       Patents and license rights consist of patents and licenses purchased from a related party (see Note 6). These costs are being amortized on a straight-line basis over the estimated life of the related patents or licenses of 7 years. Management evaluates the recoverability of these costs on a periodic basis, based on revenues from the products related to the technology, existing or expected revenue trends and projected cash flows.

       DEFERRED OFFERING AND FINANCING COSTS

       The Company capitalizes direct costs associated with the acquisition of debt financing. These costs are amortized over the life of the related debt as additional interest expense. If the underlying debt is repaid or extinguished prior to the scheduled maturity, the costs are removed from the accounts and considered in the determination of the gain or loss from extinguishment. Certain debt has been converted to equity and the related unamortized debt financing costs have been recorded as equity offering costs. The Company also capitalizes direct costs associated with the acquisition of equity financing which are netted against the actual equity proceeds.

       IMPAIRMENT OF LONG-LIVED ASSETS

       The Company reviews its long-lived assets, including intangibles, for impairment when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred which indicate possible impairment. The Company uses an estimate of future undiscounted net cash flows from the related asset or group of assets over their remaining life in measuring whether the assets are recoverable. As of December 31, 1999, the Company does not consider any of its long-lived assets to be impaired.

       REVENUE RECOGNITION

       The Company generates revenues from either the sale of Refreshment Centers and RoomSafes or from leases of Refreshment Centers and RoomSafes under revenue sharing agreements. Under the revenue sharing agreements, the Company receives a portion of the sales generated by the units and under certain agreements is guaranteed a minimum daily revenue amount. The Company also generates revenues from maintenance services.

       Revenue from the sale of Refreshment Centers and RoomSafes is recognized upon completion of installation and acceptance by the customer. The revenue sharing agreements are accounted for as operating leases with revenues being recognized as earned over the lease period. Maintenance revenues are recognized as the services are performed or pro rata over the service period. The maintenance services are not integral to the functionality of the Refreshment Centers and are at the option of the customer. In connection with the revenue sharing agreements, a portion of the revenues received by the Company are classified as maintenance fees based upon vendor-specific objective evidence of fair value. The Company defers revenue paid in advance relating to future services and products not yet installed and accepted by the customer.

       INCOME TAXES

       The Company recognizes a liability or asset for the deferred tax consequences of all temporary differences between the tax bases of assets or liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years when the reported amounts of the assets or liabilities are recovered or settled. These deferred tax assets or liabilities are measured using the enacted tax rates that will be in effect when the differences are expected to reverse. Deferred tax assets are reviewed periodically for recoverability and valuation allowances are provided, as necessary.

       RECENT ACCOUNTING PRONOUNCEMENTS

       In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 establishes new accounting and reporting standards for companies to report information about derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. This statement is effective for financial statements issued for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not expect this statement to have a material impact on the Company's results of operations, financial position or liquidity.

       NET LOSS PER COMMON SHARE

       The Company computes net loss per share in accordance with SFAS No. 128, "Earnings Per Share" ("SFAS 128"), and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS 128 and SAB 98, basic net loss per common share ("Basic EPS") is computed by dividing net loss available to common stockholders by the weighted average number of common shares and the dilutive potential common share equivalents then outstanding. Potential common share equivalents consist of shares issuable upon the exercise of stock options, warrants and shares issuable upon the conversion of Series A and Series B convertible preferred stock. As of December 31, 1998 and 1999, there were 360,000 shares of Series A convertible preferred stock outstanding, as of December 31, 1999 there were 2,081,680 shares of Series B convertible preferred stock outstanding, and as of December 31, 1998 and 1999, there were options and warrants outstanding to purchase 598,030 and 866,508 shares of common stock, respectively, that were not included in the computation of diluted net loss per common share as their effect would have been anti-dilutive, thereby decreasing the net loss per common share.

3.     MERGER WITH RSF AND RELATED AGREEMENTS

       RSF was incorporated in April 1995 by eRoom's president and one of the Company's legal advisors, both of whom are stockholders of the Company, for the purpose of arranging financing for the sale or lease of Refreshment Centers. The separate legal entity was a requirement of PFC Group, Inc. ("PFC"), an unrelated lender under the Assignment Agreement discussed below.

       In May 1995, RSI and RSF entered into a Master Sale and Assignment Agreement (the "Assignment Agreement") with PFC. Under the Assignment Agreement, Refreshment Centers were manufactured by RSI and sold to RSF. RSF entered into revenue sharing agreements with certain hotels and obtained financing from PFC to purchase the units from RSI. RSI entered into installation, maintenance and license agreements with the hotels and provided the related services. Title to the Refreshment Centers was transferred to PFC; however, RSF had an option to repurchase the units at the end of the lease for ten percent of the net book value of the equipment, as defined.

       In January 1996, RSF entered into a stock purchase and sale agreement with PFC in which RSF acquired the residual value of the Refreshment Centers sold to PFC under the Assignment Agreement in exchange for shares of RSF's common stock. On April 29, 1996, RSI and RSF entered into a Reorganization Plan and Merger Agreement whereby RSF became a wholly owned subsidiary of RSI.

4.     RSG INVESTMENT TRANSACTIONS AND SETTLEMENT

       On July 17, 1998, the Company entered into an Equipment Purchase and Sale Agreement (the "Equipment Agreement") with RSG Investments, LLC ("RSG"), an unrelated lender. Under the terms of the Equipment Agreement, RSG paid $1.5 million for the production of approximately 2,270 Refreshment Centers (the "RSG Units") to be installed in six hotel properties in the United States under revenue sharing agreements. Pursuant to the Equipment Agreement, title to the RSG units transferred to RSG and the Company was to repurchase the RSG Units within 75 days, or by September 30, 1998. The repurchase price was based upon the $1.5 million bearing interest at 15 percent per annum and was secured by common stock of the Company pledged by certain officers, directors and consultants to the Company and the assets of the Company. Due to the Company's obligation to repurchase the RSG Units, this transaction was treated as a collateralized borrowing in the accompanying
       December 31, 1998 consolidated balance sheet.

       As an inducement for RSG to enter into the Equipment Agreement, the Company issued to the principals of RSG warrants to purchase 46,875 shares of common stock at $12.80 per share. These warrants were valued by the Company at the time of issuance at $253,347 using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 5.5 percent, expected dividend yield of 0 percent, volatility of
       58.2 percent, and expected life of 4.9 years. In the event that the Company did not meet the obligation to repurchase the units, additional warrants to purchase 9,375 shares of the Company's common stock at $12.80 per share accrued to RSG Investments' every thirty days through January 28, 1999, whereupon the Equipment Agreement would be in default.

       During the years ended December 31, 1998 and 1999, the Company issued additional warrants to purchase 37,500 and 9,375 shares of common stock, respectively, in connection with the Equipment Agreement. These additional warrants were valued by the Company at the time of issuance at $202,597 and $50,750, respectively, using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of
       5.5 percent, expected dividend yield of 0 percent, volatility of 58.2 percent, and expected life of 4.9 years. All of the warrants issued to RSG were exercisable for a period of three years subsequent to the Company's IPO.

       On January 28, 1999, the Company was unable to meet the terms of the repurchase obligation and the Equipment Agreement was in default. RSG granted the Company several extensions to meet the terms under the Equipment Agreement, the last of which was signed on May 19, 1999. RSG placed certain conditions on the Company, the failure to meet any of the conditions would result in RSG`s foreclosure on the pledged common stock and the assets of the Company.

       On September 28, 1999, the Company and RSG entered into a settlement agreement in the form of the Equipment Transfer Agreement (the "Transfer Agreement"), which provided for the following:

       - eRoom formed a new bankruptcy-remote entity, RSi BRE, Inc. ("RSi BRE"), as a wholly owned subsidiary. The ownership of the RSG Units (2,270) and the related revenue sharing agreements were transferred to RSi BRE. RSG is to receive $0.57 per unit per day of the revenue realized from the revenue sharing agreements covering 2,047 of the RSG Units over the remaining life of their seven year revenue sharing agreements. However, the $0.57 per unit per day is paid only after $0.11 per unit per day has been paid to eRoom to cover taxes and maintenance. To the extent that at least $0.68 per unit per day in revenue is not realized from the RSG Units, the Company has no obligation to pay the difference to RSG. Rather, RSG is subject to the risk that revenues generated from the RSG Units are not at least $0.68 per unit per day. To the extent that the revenue per unit per day exceeds $0.68, the incremental amount is paid to the eRoom.

       - RSG converted one-third of the principal amount of the loan, or $500,000, into 166,667 shares, at $3.00 per share, of Series B convertible preferred stock.

       - eRoom paid $250,000 to RSG upon the execution of the Transfer Agreement and executed a promissory note in the amount of $750,000 bearing 10 percent interest to be repaid on the earlier of May 1, 2000 or 30 days after the completion of the Company's IPO. This note is secured by the assets of the Company.

       - eRoom transferred $750,000 of cash and other assets into RSi BRE to pay for the manufacture and installation of at least an additional 750 Refreshment Centers. If eRoom fails to pay the $750,000 note to RSG prior to December 31, 2000, the $750,000 note will be forgiven and in exchange RSG will receive $0.57 per unit per day from the additional 750 units over the remaining term of their seven year revenue sharing agreements. This obligation is under the same terms as the $0.57 per unit per day payments discussed above.

       - RSG terminated the pledge of the common stock of the stockholders and the assets of the Company.

       - RSG remitted to the Company all payments received under the revenue sharing agreements for the RSG Units.

       - RSG forgave the interest due on the repurchase obligation up to August 1, 1999.

       - RSG returned to eRoom the warrants to purchase 93,750 shares of the Company's common stock, and the warrants which accrued during the period commencing September 30, 1998 through January 28, 1999.

       In accordance with SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings," the Company has accounted for this transaction as a troubled debt restructuring. Accordingly, no gain or loss has been recognized from this transaction. Rather, the Company combined all liabilities to RSG at the time of the Transfer Agreement including the principal amount of the repurchase obligation of $1,500,000, accrued interest of $298,849 and the value of the warrants of $506,694. The total liability of $2,305,543 was reduced by the $250,000 of cash paid and the $500,000 of Series B convertible preferred stock that was issued to RSG. The remaining liability is being amortized by the Company over the remaining life of the underlying revenue sharing agreements using an estimated effective interest rate of approximately 41 percent. This estimated effective interest rate could fluctuate in future periods depending upon the level and timing of revenues generated from the RSG units and the timing of the remaining $750,000 payment due to RSG.

       The board of directors of RSi BRE is comprised of one appointee from the Company, one appointee from RSG and one independent appointee. All operating decisions, including disbursements, of RSi BRE require unanimous consent of RSi BRE's board of directors. As a result, the Company does not control RSi BRE. In accordance with EITF 96-16, "Investor's Accounting for an Investee When the Investor has a Majority of the Voting Interest But the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights", the Company has determined that RSi BRE does not qualify for consolidation in the Company's financial statements. Rather, the Company's investment in RSi BRE is reflected as an "Investment in Wholly Owned, Unconsolidated Subsidiary" in the accompanying December 31, 1999 consolidated balance sheet and is being accounted for under the equity method of accounting. At December 31, 1999, the assets and liabilities of RSi BRE consisted of the following:


              Cash..................................................      $      189,659
              Inventory.............................................             414,860
              Refreshment centers in service........................           2,097,363
              Accumulated depreciation..............................            (217,797)
                                                                         -----------------
                 Net assets.........................................      $    2,484,085
                                                                         =================

       For the period from its inception (September 29, 1999) to December 31, 1999, the revenues and expenses of RSi BRE consisted of the following:


              Revenue sharing agreement revenues....................      $      161,027
              Depreciation..........................................             (53,947)
              Other operating expenses..............................             (16,654)
              Interest income.......................................               5,297
                                                                         -----------------
                 Net income.........................................      $       95,723
                                                                         =================


5.     NOTES PAYABLE AND LONG-TERM DEBT

       1996 PRIVATE DEBT OFFERING

       During the period from September through December 31, 1996, the Company raised $1,310,000 of debt funding through a best efforts private placement of promissory notes (the "1996 Notes"). An additional $160,000 was raised through March 1997. The 1996 Notes bore interest at 12 percent per annum paid quarterly and matured one year from the date of issuance. In the event the Company did not repay all principal and accrued interest at the end of the one-year term, the 1996 Notes were extended for an additional year and the interest rate increased to 15 percent per annum. If the 1996 Notes were extended for the additional year, all outstanding principal was to be amortized on a monthly basis over the second year. The 1996 Notes are secured by the assets of the Company.

       The investors in the 1996 Notes were also issued 242,550 warrants to purchase shares of common stock of eRoom at $2.67 per share which are exercisable for a period of the earlier of the five years from the date of issuance or three years subsequent to the closing of the Company's IPO. The warrants issued in connection with the debt were valued by the Company at the time of issuance at $148,764 using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 5.4 percent, expected dividend yield of 0 percent, volatility of
       22.2 percent, and expected life of 3.3 years. The value of the warrants was recorded as warrants outstanding and the related debt was recorded net of the value of the warrants. The difference between the face amount of the debt and the recorded value was accreted to interest expense over the extended term of the debt. In addition, the Company agreed to pay the placement agent a 12 percent selling commission and issued the agent and brokers 86,250 warrants to purchase common stock at $2.67 per share which are exercisable for a period of the earlier of five years from the date of issuance or three years subsequent to the Company's IPO. The value of the these warrants of $52,900 was determined using the Black-Scholes option pricing model with the assumptions disclosed above. The commissions paid of $157,200 were recorded as deferred debt offering costs and were amortized to interest expense over the extended term of the debt.

       During late 1997 and early 1998, the Company defaulted on all of the 1996 Notes. To avoid foreclosure on the assets of the Company by the holders of 1996 Notes, the Company agreed to issue each of the holders of the 1996 Notes the following:

            - On a monthly basis commencing on the maturity date of each note and continuing until the date of pay off or conversion into equity securities, a warrant to purchase 99 shares of common stock at $2.67 per share for every $20,000 of outstanding principal which are exercisable for a period of two years subsequent to the closing of the Company's IPO. During the years ended December 31, 1998 and 1999, the Company issued warrants to purchase 38,089 and 19,233 shares of common stock, respectively, which were valued (utilizing the Black-Sholes option pricing model with the following weighted average assumptions for 1998 and 1999, respectively: risk free interest rates at 5.4 and 5.7 percent, expected dividend yield of 0 percent, volatility at 49.0 and 96.5 percent, and expected lives at 2.8 and 3.0 years, respectively) at amounts ranging from $8.32 to $8.69 and $1.63 to $4.99 per share, respectively, and recorded as additional interest expense on the debt.

            - 188 shares of common stock for every $20,000 of outstanding principal, or a total of 13,781 shares of common stock which were valued at $10.67 per share at their date of issuance in 1998.

            - An additional 469 shares of common stock for every $20,000 of outstanding principal converted into Series A convertible preferred stock. During 1998, holders of $1,040,000 of outstanding principal elected to convert their 1996 Notes into 208,000 shares of Series A convertible preferred stock at an agreed upon value of $5.00 per share. In connection with this conversion, the Company issued 24,375 shares of common stock which were valued at $10.67 per share.

       The total value of $407,000 related to the issuance of the 13,781 common shares issued to avoid foreclosure and the 24,375 common shares issued to induce the conversion to Series A convertible preferred stock has been recognized as an extraordinary loss from debt extinquishment in the accompanying December 31, 1998 statement of operations.

       In connection with the above mentioned conversion of the 1996 Notes into Series A convertible preferred stock, the Company issued 13,125 shares of common stock to the original placement agent for assisting in the conversion. These shares were valued at $10.67 per share and have been treated as a cost of the conversion of the 1996 Notes into Series A convertible preferred.

       In May 1999, the remaining holders of the 1996 Notes were offered the right to convert their notes into Series B convertible preferred stock at the rate of $3.00 per share. Holders of 1996 Notes consisting of $300,000 of outstanding principal and $58,124 of accrued interest converted into 119,374 shares of Series B convertible preferred stock.

       As of December 31, 1999, the remaining 1996 Notes in the amount of $130,000 are in default and are continuing to accrue warrants on a monthly basis.

       1997 PRIVATE DEBT AND EQUITY OFFERING

       In April 1997, the Company began a private placement offering of promissory notes (the "1997 Notes") and shares of common stock. The offering (as amended) consisted of 180 units at $10,000 per unit, each unit consisting of 938 shares of common stock and a $5,000 promissory note. The 1997 Notes bear interest at 15 percent, payable quarterly, were due in one year and are secured by the assets of the Company.

       In connection with the private placement offerings, the Company agreed to issue common stock to a placement agent (the "Merchant Banker") such that the Merchant Banker would own 5.9 percent of the issued and outstanding capital stock of the Company immediately preceding the filing of a registration statement relating to an IPO of the Company's securities.

       In May 1998, the Company entered into an agreement with the Merchant Banker which eliminated its anti-dilution rights in exchange for the issuance of 68,948 shares of common stock and the forgiveness of $50,014 in receivables from the Merchant Banker. The additional shares issued have been reflected as a stock dividend inasmuch as no additional services were provided by the Merchant Banker.

       In September 1998, holders of the 1997 Notes were offered the right to convert the 1997 notes and accrued interest into common stock at a rate of $10.67 per share. Note holders consisting of $115,000 in outstanding principal and $9,428 of accrued interest elected to convert their 1997 Notes into 11,665 shares of common stock at that time. The Company incurred $11,082 of offering costs associated with this conversion which was recorded as an offset to additional paid-in capital.

       In May 1999, remaining holders of the 1997 Notes were offered the right to convert the notes and accrued interest into Series B convertible preferred stock at the rate of $3.00 per share. 1997 Note holders consisting of $425,051 in outstanding principal and $96,882 of accrued interest elected to convert their 1997 Notes into 173,976 shares of Series B convertible preferred stock at that time. In addition, the Company paid $5,000 in cash to one investor.

       As of December 31, 1999, the remaining 1997 Notes in the amount of $431,750 are in default.

       1998 CONVERTIBLE 60 DAY NOTES OFFERING

       In May 1998, the Company issued $561,520 of 10 percent convertible promissory notes, with a term of sixty days. These notes were convertible at maturity into common stock at a price of $10.67 per share. These convertible promissory notes were secured by the assets of the Company. In October 1998, the Company converted $561,520 of outstanding principal and $17,632 of accrued interest into 54,296 shares of common stock. In connection with this conversion, the Company agreed to issue 7,875 shares of common stock as a finders fee. These shares were valued at $10.67 per share and recorded as deferred offering costs and amortized to interest expense over the term of the notes. In addition, the Company incurred $45,462 of offering costs associated with this conversion which was recorded as an offset to additional paid-in capital.

       1998 PROMISSORY NOTE

       During 1998, the Company issued a $100,000 short-term promissory note to an investor which was subsequently converted into 9,375 shares of common stock at a price of $10.67 per share. In addition, this investor was granted an additional 1,500 shares of common stock as an inducement to convert the promissory note, which was valued at $10.67 per share and recorded as additional interest expense in 1998.

       1999 PRIVATE DEBT OFFERING

       From February through May 1999, the Company offered 15 percent promissory notes with a term of ninety days (the "1999 Notes"). Interest was payable at maturity. Additionally, the 1999 Notes provided for the holders to receive 37.5 shares of common stock every thirty days for each $1,000 of principal outstanding. The Company received $350,000 from the issuance of the 1999 Notes. The 1999 Notes are secured by the assets of the Company. During 1999, the Company paid off $134,885 of the 1999 Notes with cash and converted $180,000 of the 1999 Notes and 7,479 shares of accrued but unissued common stock (which were valued at $4.00 per share) into 81,909 shares of Series B convertible preferred stock. In addition, during 1999 the Company accrued and issued 37,409 shares of common stock that were not converted into Series B convertible preferred stock. As of December 31, 1999, $35,115 of these notes remain outstanding and are in default.

       Notes payable and long-term debt consists of the following at December 31, 1998 and 1999:


                                                                               1998                   1999
                                                                       ---------------------- ----------------------
         1996 Notes secured by assets of the Company, in default
             as of December 31, 1998 and 1999, interest at 15
             percent per annum and accruing warrants to purchase
             common stock on a monthly basis (see description
             above)...............................................          $    429,725          $     130,000
         1997 Notes secured by assets of the Company, in default
             as of December 31, 1998 and 1999, interest of 15
             percent per annum (see description above)............               870,500                431,750
         1999 Notes secured by assets of the Company, in default
             as of December 31, 1999, interest at 15 percent per
             annum and accruing shares of common stock on a
             monthly basis (see description above)................                    --                 35,115
         Note payable to RSG net of discount of $35,136 and $0 as
             of December 31, 1998 and 1999, respectively, secured
             by assets of the Company, imputed interest at 41
             percent per annum (see Note 4).......................             1,464,864              1,555,544
         Note payable to a corporation for services performed, in
             default as of December 31, 1999, interest at 22
             percent per annum, unsecured.........................                    --                102,290
         Note payable to an individual, in default as of December
             31, 1998 and 1999, interest at 15 percent per annum,
             unsecured............................................               100,000                100,000
         Note payable to a bank, interest at 10 percent per annum,
             due in monthly installments through June 2002,
             secured by vehicle...................................                13,740                 10,290
         Note payable to a bank, interest at 9.25 percent per
             annum, due in monthly installments through April
             2000, secured by a vehicle...........................                 5,460                  1,429
         Note payable to an individual, interest at 15 percent per
             annum, unsecured.....................................                    --                  6,062
                                                                       ---------------------- ----------------------
            Total notes payable and long-term debt................             2,884,289              2,372,480
              Less current portion................................            (2,872,570)            (1,560,458)
                                                                       ---------------------- ----------------------
                                                                            $     11,719          $     812,022
                                                                       ====================== ======================


       Future maturities of notes payable and long-term debt as of December 31, 1999 are as follows:


               Year Ending December 31,
               ------------------------------
                    2000................................................         $  1,560,458
                    2001................................................                4,210
                    2002................................................               32,043
                    2003................................................              109,871
                    2004................................................              163,711
                    Thereafter..........................................              502,187
                                                                            ----------------------
                                                                                 $  2,372,480
                                                                            ======================


6.     NOTES PAYABLE TO STOCKHOLDERS

       In March 1996, the Company's president, who is also a principal stockholder, agreed to purchase 187,500 shares of RSI's common stock from a stockholder for $500,000. As payment for the shares, the president assumed a $250,000 note payable obligation to the selling stockholder, which bore interest at 7 percent and was due on March 14, 1998, and signed another $250,000 promissory note payable to the selling stockholder, which bore interest at 7 percent and was due on demand. In October 1996, the Company agreed to assume the president's rights and obligations under the agreements and repurchase the shares as treasury shares as per the terms of the original agreement with no additional compensation or consideration paid to the president. In March 1998, the Company and the stockholder agreed to rescind and to return the 187,500 shares of stock to the original stockholder. Accordingly, no loss was recognized on this transaction.

       In October 1996, in connection with the Company's acquisition of certain patents and license rights from the Company's president, the Company agreed to pay the president $125,000 as well as issue the president 65,625 shares of common stock. The $125,000 was originally due March 1, 1997 without interest. During 1997, 1998 and 1999, the Company paid $41,750, $12,500 and $0, respectively, in cash of principal on this obligation. In December, 1999, the Company's president agreed to convert the remaining principal balance of $70,750 into 23,583 shares of Series B preferred stock at $3.00 per share.

       During the years ended December 31, 1998 and 1999, the Company's president loaned the Company $75,000 and $130,209, respectively. Additionally, during the year ended December 31, 1999, the Company's chief financial officer, who is a stockholder, and another stockholder loaned the Company $10,545 and $83,441, respectively. These loans were evidenced by promissory notes which bore interest at 10 percent. In addition, the note holders were also to receive 100 shares of common stock per month for every $1,000 of principal outstanding. In connection with these agreements, the Company accrued and issued 80,434 shares of common stock which were valued at $3.20 per share. During September 1999, all amounts outstanding on these notes were converted into 105,984 shares of Series B convertible preferred stock at a rate of $3.00 per share.

7.     LEASES

       CAPITALIZED LEASE OBLIGATIONS

       Certain equipment is leased under capital lease agreements. The following is a summary of assets held under capital lease agreements at December 31, 1998 and 1999:


                                                                  1998                  1999
                                                            -----------------     -----------------
               Property and equipment...................     $      75,126         $     103,602
               Less accumulated amortization............           (29,320)              (62,701)
                                                            -----------------     -----------------
                                                             $      45,806         $      40,901
                                                            =================     =================


       The following is a schedule of future minimum lease payments under capital lease agreement together with the present value of the net minimum lease payments at December 31, 1999:


               Year Ending December 31,
               ------------------------------
                    2000..................................................         $      35,728
                    2001..................................................                35,728
                    2002..................................................                27,776
                                                                                  -----------------
                    Total net minimum lease payments......................                99,232
                    Less amount representing interest.....................               (22,074)
                                                                                  -----------------
                    Present value of net minimum lease payments...........                77,158
                    Less current portion..................................               (22,061)
                                                                                  =================
                                                                                   $      55,097
                                                                                  =================


       OPERATING LEASES AS LESSOR

       The Company accounts for its revenue sharing agreements as operating leases. As of December 31, 1999, the Company had only one revenue sharing agreement for which the customer was contractually obligated to pay minimum monthly payments. Agreements with all other customers provide for an allocation of revenues to the Company with no minimum monthly payment. Accordingly, the Company is unable to estimate future amounts to be received under these agreements.

       Future minimum payments to be received under the contract that provides for minimum monthly amounts are as follows:

               Year ending December 31,
               ------------------------
                    2000..................................................         $     132,457
                    2001..................................................               132,457
                    2002..................................................               132,457
                    2003..................................................               132,457
                    2004..................................................               132,457
                    Thereafter............................................               264,914
                                                                                  -----------------
                                                                                   $     927,199
                                                                                  =================

       OPERATING LEASES AS LESSEE

       The Company leases its operating facilities and certain equipment under noncancelable operating leases. Rent expense for the years ended December 31, 1998 and 1999 was $100,098 and $115,245, respectively. As of December 31, 1999, minimum rental payments under noncancelable operating leases were as follows:

               Year Ending December 31,
               ------------------------
                    2000..................................................         $     132,886
                    2001..................................................               119,836
                    2002..................................................               104,030
                                                                                  -----------------
                                                                                   $     356,752
                                                                                  =================

8.     INCOME TAXES

       Company paid no federal or state income.

       The significant components of the Company's deferred income tax assets as of December 31, 1998 and 1999 are as follows:

                                                                  1998                  1999
                                                            -----------------     -----------------
               Deferred income tax assets:
                 Net operating loss carryforwards.......     $     2,582,603       $     3,798,062
                 Reserves and accrued liabilities.......             123,795                84,192
                                                            -----------------     -----------------
                    Total deferred income tax assets....           2,706,398             3,882,254
               Valuation allowance......................          (2,661,384)           (3,846,240)
                                                            -----------------     -----------------
                    Net deferred tax asset..............              45,014                36,014
                                                            -----------------     -----------------
               Deferred income tax liability:
                 Tax depreciation in excess of book.....             (45,014)              (36,014)
                                                            -----------------     -----------------
                    Total deferred income tax liabilities            (45,014)              (36,014)
                                                            -----------------     -----------------
                    Net deferred income taxes...........     $           --        $           --
                                                            =================     =================

       The amount of and ultimate realization of the deferred income tax assets is dependent, in part, upon the tax laws in effect, the Company's future earnings, and other future events, the effects of which cannot be determined. The Company has established a valuation allowance against its deferred income tax assets. Management believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of these deferred income tax assets to warrant the valuation allowance.

       The following is a reconciliation of the amount of tax benefit that would result from applying the federal statutory rate to pretax (loss)/income with the benefit from income taxes:

                                                                     For the Years Ended
                                                                         December 31,
                                                            ---------------------------------------
                                                                  1998                  1999
                                                            -----------------     -----------------
         Benefit at statutory rate (34%)...............      $  (3,059,880)        $    113,739
         Non-deductible stock based compensation.......          1,651,756           (1,362,278)
         Other non-deductible expenses.................            177,711               68,069
         Change in valuation allowance:................          1,112,422            1,184,856
         State tax benefit, net of federal tax benefit.            117,991               (4,386)
                                                            -----------------     -----------------
            Net Benefit from Income Taxes..............      $          --         $         --
                                                            =================     =================

       The following summarizes the tax net operating loss carryforwards and their respective expiration dates as of December 31, 1999:

                    2008..................................................         $      44,043
                    2010..................................................               930,194
                    2011..................................................             2,188,074
                    2017..................................................               820,111
                    2018..................................................             3,191,461
                    2019..................................................             2,846,950
                                                                                  -----------------
                    Total net operating loss carryforwards................         $  10,020,833
                                                                                  =================

9.     COMMITMENTS AND CONTINGENCIES

       LEGAL MATTERS

       In March 1999, a vendor of the Company filed a lawsuit that alleges breach of contract and seeks payment in the amount of approximately $125,000 from the Company related to purchases of materials from the vendor. The Company has responded to the lawsuit, and management believes that the materials delivered by the vendor were defective. In addition, the Company's costs resulting from the defective materials are in excess of $120,000. Although the Company, after consultation with legal counsel, believes that their defenses have merit, they are unable to predict the outcome of this matter.

       The Company is the subject of certain legal matters, which it considers incidental to its business activities. It is the opinion of management, after discussion with legal counsel, that the ultimate disposition of these legal matters will not have a material impact on the consolidated financial condition or results of operations of the Company.

       EMPLOYMENT AGREEMENTS

       During 1999, the Company entered into employment agreements with certain of its officers and key employees. The agreements are for periods of 24 to 36 months with an option to extend the terms for up to an additional 12 months upon mutual agreement of the Company and the officer/employee. Upon the successful completion of certain events (including an IPO of the Company's common stock), the officers/employees are to receive increases in their base salaries at percentages ranging up to 28 percent. In the event of termination of employment without cause, the officer/employee is entitled to cash compensation equal to their base salary for the lesser of the remainder of their employment agreement or a period of one to twelve months (depending on the officer/employee). Additionally, upon termination (with or without cause), the agreements allow certain of the officers to require repurchase of the officer's common stock by the Company at a price equal to 200 percent of its fair market value at the date of termination. The agreements also prevent the officers/employees from competing with the Company for up to one year from the date of termination of their employment.

       REGISTRATION RIGHTS

       In connection with certain of its debt and equity offerings and the conversion of certain debt to equity, the Company has granted stockholders of [407,906] shares of common stock, warrants to purchase 242,550 shares of common stock and 683,333 shares of Series B convertible preferred stock the right, subject to applicable terms and conditions, to require the Company to register their common shares on a best efforts basis (or equivalent common shares upon the exercise of the warrants or conversion of the preferred stock) under the Securities Act for offer to sell to the public. Additionally, the Company has also granted certain stock and warrant holders the right to join in any registration of securities of the Company (subject to certain exceptions). The Company is obligated to pay all offering expenses related to offerings requested by the stock and warrant holders under these agreements. The stockholders are obligated to pay all selling expenses.

       FINANCING AGREEMENT

       During 1999, the Company entered into a program agreement with a finance company to provide funding for Refreshment Centers which the Company places with customers under revenue sharing agreements. Under the terms of the program agreement, the finance company will fund the Company's product costs for each Refreshment Center that has been in service for 90 days subject to the hotel meeting certain requirements. The Company is obligated to repay the financing over seven years, with a formula-based variable interest rate. As part of the financing, eRoom will form a new entity, RSi SPE, Inc. RSi SPE will be a Nevada corporation as a wholly owned subsidiary. RSi SPE will own all of the Refreshment Centers funded by the finance company as well as the revenue sharing agreements. The finance company will take a senior security interest in the Refreshment Centers financed under the program agreement. As of December 31, 1999, no Refreshment Centers have been funded under the program agreement.

10.    STOCKHOLDERS EQUITY

       AMENDMENT TO ARTICLES OF INCORPORATION

       On February 2, 2000, with stockholder approval, the Company filed articles of amendment to its articles of incorporation. The amended articles of incorporation authorize the Company to issue 500,000 shares of $0.001 par value Series A preferred stock, 2,500,000 shares of $0.001 par Series B preferred stock and 2,000,000 shares of $0.001 par value Series C preferred stock and 20,000,000 shares of .001 par common stock. The Company's board of directors is authorized, without stockholder approval, to designate and determine the preferences, limitations and relative rights granted to or imposed upon each share of preferred stock which are not fixed by the amended articles of incorporation.

       On March 29, 2000, the Company filed an amendment and restatement of the Company's Articles of Incorporation, as amended and restated on February 2, 2000. The amended and restated articles of incorporation: (i) changed the Company's name to "eRoom System Technologies, Inc."; (ii) increased the Company's authorized capital stock to sixty million shares; (iii) increased the authorized number of shares of the Company's common stock from twenty million shares to fifty million shares; and (iv) authorized five million shares of undesignated preferred stock at $0.001 par value.

       REVERSE STOCK SPLITS

       On September 28, 1999, the Company's board of directors approved a one-for-two reverse stock split related to its outstanding common stock and common stock options and warrants. However, in connection with their employment agreements, officers which held 1,471,000 shares of common stock were excluded from the effect of this reverse stock split. On March 29, 2000, the Company's board of directors approved a three-for-four shares reverse stock split related to its common stock and common stock options and warrants. Additionally, in connection with the sale of the Series A and B convertible preferred stock, the holders of Series A and B convertible preferred stock were excluded from the effect of these reverse stock splits. The 2000 stock split has been retroactively reflected in the accompanying consolidated financial statements for all periods presented.

       STOCK ISSUANCES FOR SERVICES

       During the year ended December 31, 1999, the Company has issued shares of common stock to officers, key employees and outside parties for services provided and as bonuses. The shares issued have been valued by the Company's Board of Directors at estimated fair values based on other issuances of shares for cash and on the terms of related transactions. During 1999, the Company issued 1,864 shares of its common stock to certain officers and key employees and recorded $5,965 of related compensation expense, respectively. The shares issued in 1999 were valued at $3.20 per share.

       1997 STOCK OPTION EXERCISE

       During the year ended December 31, 1997, certain option and warrant holders exercised options and warrants to purchase 1,733,500 shares of common stock in exchange for notes receivable of $3,799,250. The notes were due on demand, bore interest at 7 percent per annum and the principal and accrued interest could be paid by surrendering shares of common stock to the Company. During the years ended December 31, 1998 and 1999, the Company accrued $274,691 and $235,951, respectively, of interest related to these notes receivable.

       The notes issued in connection with the exercise of these options were only partial recourse to the stockholders. In accordance with EITF Issue 95-16, "Accounting for Stock Compensation Arrangements with Employer Loan Features Under APB No. 25," these stock options were accounted for as variable awards. Accordingly, the Company has estimated the compensation expense related to these awards at each reporting date up through the settlement of the notes receivable. The compensation expense related to employees has been measured using the intrinsic value of the option. The compensation expense related to non-employees has been measured using the Black-Scholes option pricing model at each reporting date with the following assumptions for 1998 and 1999, respectively: risk free rates at
       5.4 and 6.3 percent, expected dividend yield of 0 percent, volatility at
       58.2 and 100.6 percent, and expected lives at 3.5 and 2.5 years, respectively. During the year ended December 31, 1998, the Company recognized compensation expense of $4,854,150 related to these variable awards. As a result of a decline in the value of the Company's common stock during the year ended December 31, 1999, the Company reversed compensation expense totaling $4,006,700 related to these awards.

       During the year ended December 31, 1999, the Company demanded payment on notes receivable with principal balances totaling $3,143,000. Holders of 1,471,000 shares of common stock with a principal obligation totaling $2,574,250 and accrued interest of $366,319 surrendered their shares to the Company as satisfaction of their obligation. In connection with their employment/consulting agreements these stockholders had been exempted from the effects of the reverse stock split. However, as of December 31, 1999, a holder of 121,875 shares of common stock with a principal balance of $568,750 and accrued interest of $50,938 had filed for bankruptcy protection. As a result, the Company is currently negotiating with the bankruptcy trustee for the return of the shares. However, the fair value of the shares is less than the principal and accrued interest on the note receivable. Accordingly, as of December 31, 1999 the Company has recorded a reserve of $229,688 against the note receivable to reflect it at the fair value of the underlying collateral.

       As of December 31, 1999, a note receivable from the exercise of 140,625 stock options with a principal balance of $656,250 and accrued interest of $93,385 remained outstanding for which the Company had not yet demanded repayment. As a result of the decline in the value of the underlying collateral and because the Company does not believe it will receive payment beyond the return of the underlying common stock, the Company recorded a reserve of $299,635 to reflect the note receivable at the fair value of the underlying collateral.

       1998 STOCK TRANSACTIONS

       In January 1998, the Company sold 35,532 shares of common stock in a private placement at $10.67 per share. The Company received cash proceeds of $335,042, net of $43,958 in offering costs. The placement agent of the offering received a cash commission of 12.5 percent and warrants to purchase 4,264 shares of common stock, exercisable at $12.80 per share which are exercisable for a period of three years. The Company has valued these warrants at $4.31 per share using the Black-Scholes option pricing model with the following assumptions: risk free rate of 5.4 percent, expected dividend yield of 0 percent, volatility of 58.2 percent and an expected life of 3.3 years.

       During the year ended December 31, 1998, the Company sold an additional 5,156 shares of common stock to an investor at $10.67 per share

       1998 SERIES A CONVERTIBLE PREFERRED STOCK OFFERING

       In January 1998, the Company issued 360,000 shares of Series A convertible preferred stock at a price of $5.00 per share. The Company received $600,275 in net cash proceeds (net of offering costs of $159,725) and issued 152,000 shares of Series A convertible preferred stock. In addition, the Company issued 208,000 shares of Series A convertible preferred stock relating to the conversion of $1,040,000 of 1996 Notes. The placement agent received a cash commission of 13 percent, due diligence and non-accountable expense allowances (for a total of $149,843), 13,125 shares of common stock (valued at $10.67 per share) and warrants to purchase 6,840 shares of common stock exercisable at $16.00 per share which are exercisable for a period of two years subsequent to the Company's IPO. The Company has valued these warrants at $2.56 per share using a Black-Sholes option pricing model with the following assumptions: risk free rate of 5.6 percent, expected dividend yield of 0 percent, volatility of 58.2 and an expected life of 2.1 years.

       The Series A convertible preferred stock is automatically converted into shares of common stock upon the consummation of an IPO on a one-to-one basis if the IPO price is at lease $10.00 per share. If the initial public offering price is less than $10.00 per share, the conversion rate for the shares of Series A convertible preferred stock will be $10.00 divided by the IPO price. On November 14, 1998, holders of Series A convertible preferred stock commenced cumulating an 8% annual dividend. The annual dividend requirement applicable to Series A preferred shares outstanding at December 31, 1999 is $144,000, or $0.40 per share. Due to certain provisions of the Series A convertible preferred stock, the Company's one-for-two reverse stock split declared on September 28, 1999 did not affect the number of shares of Series A convertible preferred stock outstanding. No dividends have been paid to date to holders of Series A convertible preferred stock. As of December 31, 1998 and 1999, holders of Series A convertible preferred stock were owed dividends of $18,542 and $162,542, respectively.

       In accordance with EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" the Company will record (upon conversion of the Series A convertible preferred stock) a dividend to the Series A convertible preferred stockholders of $1,800,000. This dividend represents the contingent beneficial conversion feature of the Series A convertible preferred stock which accrues to the Series A convertible preferred stockholders at the date of conversion.

       In the event of a liquidation, dissolution or winding up of eRoom, holders of the Series A preferred stock will be entitled to receive, out of legally available assets, a liquidation preference of $10.00 per share, plus an amount equal to any unpaid dividends to the payment date, before any payment or distribution is made to holders of common stock or any series or class of stock there after issued that rank junior as to the liquidation rights of the Series A preferred stock. The holders of the Series A shares may not note on any matter, excluding matters affecting the rights of such stockholders or as required by law. In connection with such note, each share of Series A preferred stock will be entitled to one note.

       1999 SERIES B CONVERTIBLE PREFERRED STOCK OFFERING

       In May through September 1999, the Company issued 2,081,680 shares of Series B convertible preferred stock at a price of $3.00 per share. The Company received $3,584,256 in net cash proceeds (net of cash offering costs of $480,885) and issued 1,355,047 shares of Series B convertible preferred stock. In addition, the Company issued 726,633 shares of Series B convertible preferred stock relating to the conversion of $2,265,599 of promissory notes and unpaid salaries of certain officers and as part of the settlement with RSG Investments (Note 4) The placement agent received a cash commission of 9 percent on shares which they placed and a non-refundable expense allowance of 2.5 percent.

       Effective January 1, 2000 and in connection with the Series B convertible preferred stock offering, the Company agreed to pay an individual a finder's fee of $51,250 plus interest at 10 percent, which is payable from proceeds of the Company's IPO and to issue an option to purchase 1,125 shares of common stock at an exercise price of $4.80 per share. In the event the Company does not complete an IPO by June 15, 2000, the Company is obligated to issue additional options to purchase 1,125 shares of common stock per month until September 30, 2000, at which time an additional 1,125 options are to be issued and the finder's fee and accrued interest are due and payable in full. The Company has accounted for the finders fee and the fair value of the initial 1,125 options as a cost of the Series B convertible preferred stock offering.

       Pursuant to the terms of the Series B convertible preferred stock, the shares are automatically converted into shares of common stock upon the consummation of an IPO or a business combination where controlling interest of the Company is acquired. Before the modification as explained below, the conversion was at the lower of (i) $3.00 per share or (ii) 50 percent of the IPO price per share. On April 12, 2000, the certificate of designation for the Series B preferred stock was amended to modify the conversion rate to be determined by dividing $3.00 by 45 percent of the IPO price per share. In the event the Company does not close its IPO by September 28, 2000, each holder of Series B preferred stock shall have the option to convert their Series B stock into the Company's common stock or remain a Series B preferred stockholder after that date. Upon election, each Series B share converts into 1.5 shares of common stock. The holders of the Series B preferred stock are entitled to an annual cumulative dividend of six percent, payable in common stock. The annual dividend requirement applicable to Series B convertible preferred stock outstanding at December 31, 1999 is $374,702, or $0.18 per share. As of December 31, 1999, the Company had accrued common stock dividends of 35,567 shares with a value of $141,859 related to the Series B convertible preferred stock.

       In accordance with EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," the Company determined that the holders of the Series B convertible preferred stock had received a beneficial conversion feature at the date of issuance. This beneficial conversion feature has been valued at $1,249,008 and is being accrued as a dividend between the date of issuance of the Series B convertible preferred stock and September 28, 2000, the date which the Series B convertible preferred stockholders have the right to convert their shares. By modifiying the terms of the beneficial conversion feature, when the value of the common stock was $3.20 per share, the beneficial conversion feature was increased by $2,498,016. The increase to the beneficial conversion feature is being accrued as a dividend from April 12, 2000 through September 28, 2000. In the event of a successful IPO prior to that date, the remaining unaccrued beneficial conversion feature will be accrued and recognized at the effective date of the IPO. During the year ended December 31, 1999, the Company recorded a dividend of $321,370 to the Series B convertible preferred stockholders related to the beneficial conversion feature.

       In the event of any liquidations, dissolution or winding up of the Company, holders of Series B convertible preferred stock will be entitled to receive, out of legally available assets, a liquidation preference of $10.00 per share, plus an amount equal to any unpaid dividends to the payment date, before any payment or distribution is made to holders of common stock or any series or class there after issued that ranks junior to the liquidation rights of the Series B convertible preferred stock. The holders of Series B convertible preferred stock may not vote on any matter, excluding matters affecting the rights of such stockholders or as required by law. In connection with any such vote, each outstanding share of Series B convertible preferred stock with be entitled to one vote. In addition, if the Company has not completed an IPO by September 28, 2000, holders of Series B convertible preferred stock will be accorded voting rights. In such event, each share of Series B convertible preferred stock will be entitled to one vote.

       1999 COMMON STOCK ISSUANCE

       On May 30, 1999, the Company sold 198,750 shares of common stock to an entity controlled by the Company's president in exchange for a promissory note in the amount of $1,590,000. The purpose of the stock sale was to assist the Company in complying with certain stock pledge requirements set forth in the Equipment Agreement with RSG (see Note 4). On September 28, 1999 as a result of the Transfer Agreement with RSG, the 198,750 shares of common stock were returned to the Company in exchange for the cancellation of the promissory note. The shares have been reflected as issued and retired in the accompanying statement of stockholders' deficit for the year ended 1999.

11.    STOCK OPTIONS AND WARRANTS

       STOCK-BASED COMPENSATION

       The Company accounts for its stock options issued to directors, officers and employees under Accounting Principles Board Opinion No. 25 and related interpretations ("APB 25"). Under APB 25, compensation expense is recognized if an option's exercise price on the measurement date is below the fair value of the Company's common stock. The Company accounts for options and warrants issued to non-employees in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) which requires these options and warrants be accounted for at their fair value.

       NON EMPLOYEE GRANTS

       During the years ended December 31, 1998 and 1999 the Company issued options to purchase 938 and 63,711 shares of common stock, respectively. These options were valued in accordance with SFAS 123 (utilizing the Black-Scholes option pricing model with the following weighted average assumptions for 1998 and 1999, respectively: risk free interest rate of
       5.6 and 6.2, expected dividend yield of 0 percent, volatility of 58.2 and
       100.6 percent expected lives of 3.2 and 2.6, respectively) at amounts ranging from $1.58 and $1.37 to $1.63 per share, respectively.

       EMPLOYEE GRANTS

       During 1998 and 1999 the Company granted options to purchase 9,000 and 269,900 shares of common stock, respectively. The exercise price ranging from $11.33 and $4.80 to $8.80 per share, respectively. There was no intrinsic value relating to these options and vested upon grant.

       SFAS 123 requires pro forma information regarding net income (loss) as if the Company had accounted for its stock options granted to employees subsequent to December 31, 1994 under the minimum fair value method of the statement. The minimum fair value of the stock options was estimated at the grant date by the Company using the Black-Scholes option pricing model. The following weighted average assumptions were used in the Black-Scholes model for 1998 and 1999, respectively: weighted-average risk-free interest rate of 5.5 and 6.3 percent, a weighted average dividend yield of 0 percent, volatility of 58.24 and 100.6 percent, and a weighted-average expected lives of 3.8 and 2.7 years, respectively. Following are the pro forma disclosures and the related impact on the net income (losses) for the years ended December 31, 1998 and 1999:

                                                                  1998                  1999
                                                            -----------------     -----------------
                Net loss attributable to common
                  stockholders as reported..............     $   (9,018,188)       $     (272,743)
                Net loss attributable to common
                  stockholders pro forma................         (9,063,746)             (719,093)
                Basic and diluted net loss per common
                  share as reported.....................              (2.98)                (0.09)
                Basic and diluted net loss per common
                  share pro forma.......................              (2.99)                (0.22)

       Due to the nature and timing of option grants, the resulting pro forma compensation cost may not be indicative of future years.

       OUTSTANDING STOCK OPTIONS AND WARRANTS

       The Company has from time to time granted stock options and warrants to employees, directors, consultants and in connection with financing transactions (see Notes 4, 5 and 10). A summary of stock option and warrant activity for the years ended December 31, 1998 and 1999 is as follows:

                                                                              Price         Weighted Average
                                                   Options and Warrants       Range          Exercise Price
                                                 ------------------------ --------------- ---------------------
         Balance, December 31, 1997..........              454,575             2.67-6.00           3.19
            Granted..........................              143,455            2.67-16.00          10.33
                                                 ------------------------
         Balance, December 31, 1998..........              598,030            2.67-16.00           5.00
            Granted..........................              362,228             1.33-9.60           5.56
            Forfeited........................              (93,750)                12.80          12.80
                                                 ------------------------
         Balance, December 31, 1999..........              866,508           $2.67-16.00   $       4.39
                                                 ========================

       A summary of stock option and warrant grants with exercise prices less than, equal to or greater than the estimated market value on the date of grant during the years ended December 31, 1998 and 1999 is as follows:

                                                                                            Weighted Average
                                                                             Weighted          Fair Value
                                                  Options and Warrants       Average           of Options
                                                         Granted          Exercise Price      and Warrants
                                                 ------------------------ --------------- ---------------------
         YEAR ENDED DECEMBER 31, 1998:

            Grants with exercise price less
              than estimated market value.....             105,416              2.67               8.46
            Grants with exercise price greater
              than estimated market value.....              38,039             13.78               4.88

         YEAR ENDED DECEMBER 31, 1999:

            Grants with exercise price less
              than estimated market value.....              19,233              2.40               2.20
            Grants with exercise price greater
              than estimated market value.....             342,995              5.66               1.82

       A summary of the options and warrants outstanding and exercisable as of December 31, 1999 is as follows:

                                     Options and Warrants Outstanding                 Options and Warrants Exercisable
                           ------------------------------------------------------    -----------------------------------
                             Options and     Weighted Average       Weighted           Options and         Weighted
       Range of Exercise       Warrants          Remaining          Average              Warrants          Average
             Prices          Outstanding     Contractual Life    Exercise Price        Exercisable      Exercise Price
       ------------------- ----------------- ------------------ -----------------    ----------------- -----------------
        $  1.33-2.67              398,304         2.5 years          $    2.65               398,304      $      2.65
           2.68-5.33              366,914         2.6 years               4.76               366,914             4.76
          5.34-16.00              101,290         2.6 years               9.72               101,290             9.72
                           -----------------                                         -----------------
                                  866,508                                                    866,508
                           =================                                         =================

12.    SEGMENT INFORMATION

       In June 1998, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 establishes disclosures related to components of a company for which separate financial information is available and evaluated regularly by a company's chief operating decision makers in deciding how to allocate resources and in assessing performance. It also requires segment disclosures about products and services as well as geographic areas. The Company has determined that it did not have any separately reportable operating segments as of December 31, 1998 and 1999. However, the Company does sell Refreshment Centers in geographic locations outside of the United States. Revenues attributed to individual countries based on the location of sales to unaffiliated customers for the years ended December 31, 1998 and 1999 is as follows:

                                                                  1998                  1999
                                                            -----------------     -----------------
               Revenue:
               United States...........................      $     769,062         $     592,409
               Other Countries..........................           242,400                    --
                                                            -----------------     -----------------
                  Total Revenue.........................     $   1,011,462         $     592,409
                                                            =================     =================

13.    CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

       The Company's historical revenues and receivables have been derived solely from the lodging industry. The Company offers credit terms on the sale of its Refreshment Centers and in connection with its revenue sharing contracts. The Company performs ongoing credit evaluations of its customers' financial condition and does not require collateral from its customers. The Company maintains an allowance for uncollectable accounts receivable based upon the expected collectibility of all accounts receivable.

       During the year ended December 31, 1998, revenues from three customers accounted for 40.8, 25.1 and 24 percent of total revenues.

       During the year ended December 31, 1999, revenues from two customers accounted for 18.6 and 16.0 percent of total revenues. No other customer accounted for more than 10 percent of total revenues in any year presented.

14.    SUBSEQUENT EVENTS

       2000 STOCK OPTION PLAN

       On February 3, 2000, the Board of Directors adopted, and on March 29, 2000, a majority of the shareholders' approved the creation of the 2000 Stock Option Plan ("2000 Plan") with 2,000,000 shares of common stock reserved for issuance thereunder. The plan provides both the direct award or sale of shares and for the grant of options to purchase shares. A committee, designated by the board of directors, will administer the plan and has the discretion to determine the employees, directors, independent contractors and advisors who will receive awards, the type of awards (stock, incentive stock options or non-qualified stock options) to be granted, the term, vesting and exercise prices. The exercise price for the options may be paid in cash, in shares of the Company's common stock valued at fair market value on the exercise date or through a same-day sale program without any cash outlay by the optionee. In the event of a change in control (as defined), all restrictions on all awards or sales of shares issued under the plan will lapse and vesting on all unexercised options will accelerate to the date of the change in control.

       In February and March 2000, the Company issued options for the purchase of 1,427,250 shares of common stock to certain officers and employees of the Company pursuant to the 2000 Plan. With the exception of options to purchase 80,333 shares of common stock, these options vested immediately. The exercise prices range from $4.00 to $9.60 per share. The options are exercisable through the third anniversary of the closing of this offering.

       NOTE PAYABLE TO STOCKHOLDER

       On February 15, 2000, the Company received a $500,000 loan from a company, wholly owned by a stockholder and nominee to the board of directors. The loan is evidenced by a promissory note, bears interest at the rate of 10 percent per annum, matures on May 31, 2000 and is secured by the assets of the Company. In addition, the Company issued a warrant for the purchase of 18,750 shares of common stock, which is exercisable at $4.80 per share for two years subsequent to the issuance of the promissory note.

       CANCELLATION OF NOTE RECEIVABLE

       During the first quarter of 2000, the Company cancelled a note receivable from a stockholder which was used to purchase shares of common stock. The value of the note receivable was $656,250. As consideration for the cancellation of the note receivable, 140,625 shares of common stock were returned to the Company by the stockholder.

       2000 DEBT AND EQUITY OFFERING

       During March and April 2000, the Company issued $237,500 of 7% secured, subordinated, convertible promissory notes, 219,227 shares of 7% Series C convertible preferred stock and warrants to purchase
       42,500 shares of common stock at $6.60 per share in a private placement offering. The Company received $869,250 in net proceeds (net of offering costs of $80,750). The gross proceeds consisted of $650,000 in cash and $300,000 in irrevocable subscription agreements. The 7% Series C convertible preferred stock was issued at $3.25 per share and will be automatically converted into common stock upon the close of an initial public offering at the rate determined by $3.25 divided by 55 percent of the IPO price per share, provided the IPO closes by January 31, 2001, otherwise at $3.30 per share. The promissory notes bear interest at 7 percent per annum, payable semi-annually and mature on December 31, 2001. The notes may be converted at the option of the holders into common stock at 85 percent of the IPO price per share, commencing 30 days following the closing of the IPO.

       The Series C convertible preferred stock shall automatically convert into common stock upon the close of the IPO at the rate of $3.25 divided by 55% of the IPO price per share provided the IPO closes by January 31, 2001, otherwise at $3.30 per share. In the event of any liquidation, holders of the Series C convertible preferred stock will be entitled to receive, out of legally available assets, a liquidation preference of $10.00 per share plus an amount equal to any unpaid dividends to the payment date before any payment or distribution is made to the holders of common stock or any series or class of the Company's capital stock that ranks junior to the liquidation rights of the Series C convertible preferred stock. The holders of the Series C convertible preferred stock may not vote on any matter, excluding matters affecting the rights of such stockholders or as required by law. In connection with any such vote, each outstanding share of Series C convertible preferred stock shall be entitled to one vote.

       The proceeds from the offering were allocated to the financial instruments issued based upon their relative fair values and resulted in allocating $185,371 to the promissory notes before offering costs of $15,757, $25,442 to the favorable debt conversion feature, $508,844 to the 7% Series C convertible preferred stock and $165,349 to the warrants. Based upon the estimated market value of the common stock of $3.20 per share at the date of the offering, there was no beneficial conversion feature associated with the 7% Series C convertible preferred stock.

       While the allocated value of the warrants was less than their fair value of $231,527, the fair value was measured using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of
       5.0 percent, expected dividend yield of 0 percent, volatility of 100 percent, and expected lives of 3.25 years. The debt issuance costs will be amortized through December 31, 2001, the discount on the promissory notes of $52,129 will be amortized as interest expense through December 31, 2001 and the discount on the 7% Series C convertible preferred stock of $156,386 will be recognized as Series C preferred dividends through January 1, 2001; however, the respective unamortized balances thereof will be recognized as interest expense and Series C preferred dividends on the date of the IPO.

       ADVERTISING AND MARKETING LETTER OF AGREEMENT

       On March 24, 2000, the Company entered into a letter of agreement with an advertising agency. Under the terms of the agreement, the advertising agency is to assist the Company in the development and implementation of the Company's creative design related to its advertising, marketing and promotion. The agreement lasts for a term of one year and provides for the agency to be compensated as follows: months one through four - the Company is to issue the agency a warrant to purchase 125,000 shares of common stock at $4.80 per share, and months five through twelve - the Company is to pay the agency $43,687 per month in cash. In addition, the Company also agreed to pay all outside expenses incurred by the agency on behalf of the Company which is estimated to be $450,000.

       AMENDMENT TO SERIES B CONVERTIBLE PREFERRED STOCK DESIGNATION

       As discussed further in Note 10, the certificate of designation for the Series B convertible preferred stock was amended on April 12, 2000 to modify the conversion rate to $3.00 divided by 45 percent of the IPO price per share.

       2000 BRIDGE LOAN

       On April 13, 2000, the Company issued $1,500,000 of 9% secured, subordinated promissory note and 200,000 shares of common stock in irrevocable subscription agreements in a private placement offering. The Company received $1,472,500 (net of offering costs of $27,500) in net cash proceeds. The promissory note bears interest at nine percent per annum, payable semi-annually and mature on the earlier of the closing of the IPO or October 11, 2000.

       The proceeds from the offering were allocated to the financial instruments issued based upon their relative fair values and resulted in allocating $1,051,402 to the promissory note before offering costs of $19,276 and $440,374 to the commons stock.

       OTHER SUBSEQUENT EVENTS (UNAUDITED)

       On March 31, 2000, the Company issued 31,225 shares of common stock to holders of the Series B convertible preferred stock. The shares were issued as a dividend on the preferred shares and were valued at $93,676 or $3.00 per share. During the first quarter of 2000, the Company also issued 1,365 shares of common stock to an employee who loaned money to the Company. Interest on the loan accrued at 10% per annum. The shares were issued as a payment of interest and the value of the shares issued was $4,368 or $3.20 per share. Additionally, the Company issued 7,991 shares of common stock to the holders of the 1999 Private Debt offering who are entitled to receive shares for the payment of interest. The value of the shares issued as an interest payment was $25,571 or $3.20 per share.

       During the first quarter of 2000, the Company cancelled a note receivable from a stockholder which was used to purchase shares of common stock. The value of the note receivable was $656,250. As consideration for the cancellation of the note receivable, 140,625 shares of common stock were returned to the Company by the stockholder and retired.

       During 2000, the Company issued warrants to purchase 12,807 shares of common stock to holders of notes payable.
                                     F-31

================================================================================

         No dealer, salesperson or other person
is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations.
This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                 -----------------

                 TABLE OF CONTENTS


                                               Page
                                               ----
Prospectus Summary................................2
Risk Factors......................................6
Special Note Regarding Forward-Looking
  Information....................................13
Use of Proceeds..................................14
Dividend Policy..................................14
Capitalization...................................15
Dilution.........................................16
Selected Financial Data..........................17
Management's Discussion and Analysis
  of Financial Condition and Results of
  Operation......................................19
Business.........................................28
Management.......................................38
Certain Relationships and Related
  Transactions...................................43
Principal Stockholders...........................45
Description of Capital Stock.....................47
Shares Eligible for Future Sale..................52
Underwriting.....................................54
Legal Matters....................................57
Experts..........................................57
Change in Accountants............................57
Available Information............................57
Index to Consolidated Financial
  Statements....................................F-1


                 -----------------

         Through and including _________, 2000,
all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

================================================================================

================================================================================

                               1,800,000 Shares

                        eROOM SYSTEM TECHNOLOGIES, INC.

                                 Common Stock
















                                 [INSERT LOGO]
















                         DONALD & CO. SECURITIES INC.



                      MONNESS, CRESPI, HARDT & CO., INC.

================================================================================

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Sections 78.7502 and 78.751 of the Nevada Revised Statutes provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article XII of our amended and restated articles of incorporation (Exhibit 3.01 hereto) provides for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by Sections 78.7502 and 78.751 of the Nevada Revised Statutes.

         In addition to the indemnification of officers and directors under the Nevada Revised Statutes, we entered into an Indemnification Agreement on August 17, 1999 with Dr. Alan C. Ashton, a director designee. Pursuant to this indemnification agreement, we agreed to hold harmless and indemnify
Dr. Ashton against any and all expenses incurred by him as a result of his position as a director of eRoom. In addition, we agreed to advance expenses incurred by Dr. Ashton upon receipt of a written request for such advancement containing an unsecured undertaking by Dr. Ashton to repay such amounts to the extent that Dr. Ashton held to not be entitled to indemnification from eRoom. The advancement of expenses specifically excludes amounts for judgments, penalties, fines and settlements. Dr. Ashton possesses the right to indemnification if, in civil proceedings, he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of eRoom, and, in criminal proceedings, he had no reasonable cause to believe that his conduct was unlawful. In addition, eRoom may elect to not indemnify Dr. Ashton if either a majority of the directors not involved in the relevant proceeding or independent legal counsel, in a written opinion, determine that Ashton has not met the relevant standards for indemnification.

         On September 28, 1999, we entered into an indemnification agreement with Donnelly Prehn which indemnifies Mr. Prehn for actions to be taken by him as a director on behalf of RSi BRE. Pursuant to this indemnification agreement, eRoom and RSi BRE, jointly and severally, agreed to hold harmless and indemnify Mr. Prehn against any and all expenses incurred by him as a result of his position as a director of eRoom. In addition, we agreed to advance expenses incurred by Mr. Prehn upon receipt of a written request for such advancement containing an unsecured undertaking by Mr. Prehn to repay such amounts to the extent that Mr. Prehn held to not be entitled to indemnification from eRoom. Mr. Prehn's rights to indemnification are only available if damages have not already been paid directly to Mr. Prehn by an insurance carrier maintained by either eRoom or RSi BRE. Mr. Prehn is not entitled to indemnification if he is adjudged by a court of competent jurisdiction to have engaged in intentional misconduct or a knowing violation of the law, if he received an improper personal benefit, or if a court of competent jurisdiction renders a final decisions that such indemnification is unlawful.

         The Underwriting Agreement (Exhibit 1.01 hereto) provides for indemnification by ourselves, our underwriters and the directors and officers of the underwriters, for certain liabilities, including liabilities arising under the Securities Act, and affords certain rights of contribution with respect thereto.

         Even though indemnification for liabilities arising under the Securities Act may be provided to certain directors and officers pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

                 SEC registration fee                            $     5,465
                 NASD filing fee                                       2,120
                                                                  ----------
                 Nasdaq Small Cap listing fee                               *
                                                                  ----------
                 Printing and engraving costs                         50,000
                 Legal fees and expenses                             260,000
                 Accounting fees and expenses                        420,000
                 Blue Sky fees and expenses                           35,000
                 Transfer Agent and Registrar fees                          *
                                                                  ----------
                 Miscellaneous expenses                                     *
                 ---------------------------------------------    ----------
                 TOTAL                                           $          *
                                                                  ----------

--------------
* To be supplied by amendment.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         From our incorporation through April 2000, we have granted or issued and sold the following unregistered securities:

                  (1) During the period July 1996 through March 1997, we received $1,470,000 through a private placement, or 1996 Notes Offering, of 12% Secured Promissory Notes, or 1996 Notes, underwritten on a best-efforts basis by Capitol Bay Securities, or CBS. The 1996 Notes were issued in $20,000 denominations, were secured by our assets and had a term of one year. In addition, each 1996 Note was accompanied by a warrant to purchase 3,300 shares of common stock, exercisable at $2.67 per share, for a total of warrants to purchase 242,550 shares of common stock. CBS received a cash commission of 12% on all 1996 Notes sold. In addition, CBS and its registered representatives were issued warrants to purchase 86,250 shares of common stock, exercisable at $2.67 per share, for serving as placement agent. 1996 Notes in the principal amount of $75,000 were repaid in the summer of 1997. As of January 1998, most of the outstanding 1996 Notes were in default. To avoid foreclosure on our assets by the holders of 1996 Notes, we agreed to issue each of the holders of 1996 Notes the following: (i) on a monthly basis commencing on the maturity date of each 1996 Note and continuing until the date of payoff or conversion into equity securities, a warrant to purchase 99 shares of common stock, exercisable at $2.67 per share, for every $20,000 of outstanding principal, or warrants to purchase 61,629 shares of common stock as of March 31, 2000, collectively; (ii) 188 shares of common stock for every $20,000 of outstanding principal, or a total of 13,781 shares of common stock; and (iii) an additional 469 shares of common stock for every $20,000 of outstanding principal converted into Series A convertible preferred stock. Holders of 1996 Notes consisting of $1,040,000 in outstanding principal elected to convert their 1996 Notes into 208,000 shares of Series A convertible preferred stock. In addition, CBS was issued 13,125 shares of common stock for assisting in the conversion of 1996 Notes into Series A convertible preferred stock. In May 1999, the remaining holders of 1996 Notes were offered the right to convert into Series B convertible preferred stock at the rate of $3.00 per share. Holders of 1996 Notes consisting of $300,000 in outstanding principal and $58,122 of accrued interest converted into 119,374 shares of Series B convertible preferred stock. As of March 31, 2000, 1996 Notes outstanding consist of $130,000 in principal and $38,959 of accrued interest. All of the outstanding 1996 Notes are in default, and are accruing, collectively, warrants to purchase 1,287 shares of common stock per month until paid in full. We intend to pay off the 1996 Notes with the proceeds realized from this offering.

                  (2) On April 14, 1997, we commenced a private placement of up to $1,800,000 of units, or the 1997 Units Offering, consisting of promissory notes and common stock, underwritten on a best-efforts basis by Spectrum Securities, Inc., or Spectrum. Spectrum had an over-allotment option of 15% or $270,000. We offered 180 units at price of $10,000 per unit, or 1997 Units. Each 1997 Unit consisted of 938 shares of common stock and a $5,000 15% secured promissory note, or 1997 Note. We received cash subscriptions of $1,986,000 from the 1997 Units Offering and issued 372,375 shares of common stock and 1997 Notes in the aggregate principal amount of $993,000. Spectrum received a cash commission of 15% and 24,018 shares of common stock for serving as placement agent. In addition, Pacific Acquisition Group II, LLC was issued 139,846 shares of common stock for serving as our merchant banker. In September 1998, holders of 1997 Notes were offered the right to convert their 1997 Notes and accrued interest into common stock at the rate of $10.67 per share. 1997 Note holders consisting of $115,000 in outstanding principal, plus $9,419 of accrued interest, converted into 11,665 shares of common stock. In May 1999, holders of 1997 Notes were offered the right to convert their 1997 Notes and accrued interest into Series B convertible preferred stock at the rate of $3.00 per share. Holders of 1997 Notes consisting of $425,051 in outstanding principal, plus accrued interest, converted into 175,562 shares of Series B convertible preferred stock. As of March 31, 2000, 1997 Notes outstanding consisted of $431,750 in principal and $159,480 of accrued interest. All of the outstanding 1997 Notes are in default. We intend to pay off the 1997 Notes from the net proceeds of this offering.

                  (3) In May 1997, we received a loan in the original principal amount of $100,000 from Frank Lyons. To evidence the transaction, we issued a promissory note bearing an interest rate of 15% per annum and 7,125 shares of common stock to Mr. Lyons. We paid a cash finder's fee of 15% on the transaction. The note is currently outstanding and in default with $30,417 in accrued interest as of March 31, 2000. We intend to repay the note and accrued interest from the net proceeds of this offering.

                  (4) On January 9, 1998, we commenced a private placement, or Series A convertible preferred stock offering, of up to 1,200,000 shares of Series A convertible preferred stock, or Series A convertible preferred stock, at a price of $5.00 per share, underwritten on a best-efforts basis by CBS. We received cash subscriptions of $760,000, and issued 152,000 shares of Series A convertible preferred stock. In addition, we issued 208,000 shares of Series A convertible preferred stock relating to the conversion of $1,040,000 of 1996 Notes. CBS received 13% in the form of a commission, due diligence and non-accountable expense allowances, and warrants to purchase 6,840 shares of common stock exercisable at $16.00 per share for serving as placement agent. Pursuant to the terms of the Series A convertible preferred stock, the shares are automatically converted into shares of common stock upon the closing of an initial public offering on a one-to-one basis if the initial public offering price is at least $10.00 per share. If the initial public offering price is less than $10.00 per share, the conversion rate will be $10.00 divided by the initial public offering price. On the six-month anniversary of the close of the Series A convertible preferred stock offering, or November 14, 1998, holders of Series A convertible preferred stock started to accrue an 8% annual dividend, payable in the form of cash. The reverse stock split did not affect the number of shares of Series A convertible preferred stock outstanding. No dividends have been paid to date to holders of Series A convertible preferred stock. As of March 31, 2000, holders of Series A convertible preferred stock were owed dividends of $198,444. We intend to pay such dividends from the proceeds of this offering.

                  (5) On January 16, 1998, we commenced a private placement, or the 1998 Common Stock Offering, of up to 60,938 shares of common stock, at a price of $10.67 per share. The 1998 Common Stock Offering was underwritten on a best-efforts basis by Spectrum. We received cash subscriptions of $379,000, and issued 35,531 shares of common stock. Spectrum received a cash commission of 12.5% and warrants to purchase 4,264 shares of common stock, exercisable at $12.80 per share, for serving as placement agent.

                  (6) In January 1998, we issued 13,781 shares of common stock to holders of the 1996 Notes, at a rate of 188 shares of common stock per $20,000 in outstanding principal, to prevent the foreclosure of our assets by holders of the 1996 Notes.

                  (7) In April 1998, we issued a $100,000 short-term promissory note to an investor which was subsequently converted into 9,375 shares of common stock at a price of $10.67 per share. In addition, this investor was granted an additional 1,500 shares of common stock as an inducement to convert the promissory note, which was valued at $10.67 per share and recorded as additional interest expense in 1998.

                  (8) In May 1998, we offered 10% unsecured promissory notes, or the 1998 Notes, with a term of sixty days and automatically convertible at maturity into common stock at the rate of $10.67 per share. We received cash subscriptions totaling $561,520 and issued 54,296 shares of common stock to the holders of the 1998 Notes, which amount included $17,632 of accrued interest.

                  (9) In October 1998, we offered to convert the 1997 Notes into shares of common stock at a rate of $10.67 per share of common stock. As a result of the conversion, we converted $115,000 in outstanding principal and $24,568 in accrued interest into 26,169 shares of common stock.

                  (10) From February 1999 through May 1999, we offered 15% unsecured promissory notes, or the 1999 Notes, with a term of ninety days and interest accruing at the rate of 37.5 shares of common stock every thirty days for every $1,000 of outstanding principal. We received $350,000 from the sale of 1999 Notes. $134,885 of the 1999 Notes have been paid off, and $180,000 of the 1999 Notes have been converted into 81,909 shares of Series B convertible preferred stock, which amount includes accrued interest and shares of common stock. All of the outstanding 1999 Notes are in default. As of March 31, 2000, we have issued 50,137 shares of common stock as interest and have outstanding $35,115 in principal and $7,947 of accrued interest on the 1999 Notes. We intend to repay the 1999 Notes from the proceeds of this offering.

                  (11) From March 1999 through October 1999, we conducted a private placement, or the 1999 Preferred Stock Offering, of up to $4,000,000 of Series B convertible preferred stock at $3.00 per share. The 1999 Preferred Stock Offering was underwritten on a best-efforts basis by Donald & Co. Securities Inc. who received a commission of 9% and a non-refundable expense allowance of 2.5%. Upon completion of the 1999 Preferred Stock Offering, we issued 1,355,047 shares of Series B convertible preferred stock in exchange for cash subscriptions of $4,065,133 and 726,633 shares of Series B convertible preferred stock in exchange for certain outstanding promissory notes and unpaid salaries to certain officers and as part of the settlement with RSG Investments. Pursuant to the terms of the Series B convertible preferred stock, the shares are automatically converted into common stock upon the closing of an initial public offering or a business combination where a controlling interest of eRoom is acquired. The conversion is at 45% of the initial public offering price, or, if an initial public offering does not close by September 28, 1999, at 1.5 shares of common stock per share of Series B convertible preferred stock. The reverse stock split did not affect the number of shares of Series B convertible preferred stock outstanding.

                  (12) On May 30, 1999, we issued 198,750 shares of our common stock to the SBD Limited Partnership, an entity controlled by Steven L. Sunyich, our Chief Executive Officer and Chairman of the Board, in exchange for a promissory note in favor eRoom in the original principal amount of $1,590,000.00. The purpose of the issuance was to assist eRoom in complying with the stock pledge requirements mandated by the terms of the $1,500,000 loan from RSG Investments. On September 30, 1999, as a result of a settlement agreement with RSG Investments, the 198,750 shares of common stock were returned to the SBD Limited Partnership. In turn, the SBD Limited Partnership surrendered the 198,750 shares of common stock to eRoom in exchange for the cancellation of the promissory note. The shares of common stock were booked as treasury stock and have been retired.

                  (13) On September 1, 1999, we entered into promissory note purchase agreements with Steven L. Sunyich, our Chief Executive Officer and Chairman of the Board, Derek Ellis, our Chief Financial Officer, and a former executive officer of and consultant to eRoom, in which we agreed to convert the outstanding indebtedness due on their respective demand promissory notes into shares of Series B convertible preferred stock. As a result of these agreements, we issued 72,434 shares of Series B convertible preferred stock and 51,981 shares of our common stock to Mr. Sunyich, 3,742 shares of Series B convertible preferred stock and 2,990 shares of our common stock to Mr. Ellis, and 29,808 shares of Series B convertible preferred stock and 25,376 shares of our common stock to the former executive officer and consultant.

                  (14) On December 30, 1999, we entered into conversion agreements with Steven L. Sunyich, our Chief Executive Officer and Chairman of the Board, and Derek Ellis, our Chief Financial Officer, in which we agreed to convert unpaid salaries in exchange for shares of Series B convertible preferred stock. As a result of these agreements, we issued 73,052 shares of Series B convertible preferred stock to Mr. Sunyich and 3,776 shares of Series B convertible preferred stock to Mr. Ellis.

                  (15) In March and April 2000, we conducted a private placement, or the 2000 Units Offering, of up to $3,000,000 of units where each $100,000 unit consisted of a 7% convertible promissory note in the original principal amount of $25,000, 23,077 shares of Series C convertible preferred stock and a warrant to purchase 5,000 shares of common stock at an exercise price of $6.60 per share. The 2000 Units Offering was underwritten on a best-efforts basis by Donald & Co. Securities Inc., who received a commission of 8% and a non-accountable expense allowance of 0.5% As a result of the 2000 Units Offering, we received cash of $950,000 which resulted in the issuance of 219,227 shares of Series C convertible preferred stock, notes in the original principal amount of $237,500 and warrants to purchase 47,500 shares of common stock. Pursuant to the terms of the Series C convertible preferred stock, the shares are automatically converted into common stock upon the closing of an initial public offering at 55% of the initial public offering price if the initial public offering closes by January 31, 2001. If the initial public offering is not closed by January 31, 2001, Series C convertible preferred stock shall convert at $3.30 per share.

                  (16) On March 30, 2000, we issued a warrant to purchase 125,000 shares of common stock, exercisable at $4.80 per share through December 31, 2001, to Hall Communications, Inc. for advertising, marketing and promotional services.

                  (17) As of March 31, 2000, we have issued options pursuant to our 2000 Stock Option Plan to purchase an aggregate of 1,417,250 shares of our common stock.

                  (18) As of April 13, 2000, with the exception of the options granted pursuant to the 2000 Stock Option Plan and the warrants issued to Hall Communications, we have issued and outstanding options and warrants to purchase 950,565 shares of common stock to employees, consultants, investors and other service providers of eRoom.

                  (19) On April 13, 2000, we issued 200,000 shares of common stock in conjunction with the receipt of a $1,500,000 loan evidenced by a promissory note of the same date.

         The issuances of the securities in the transactions described in the paragraphs above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2), Rule 506 or Regulation S of the Securities Act by an issuer not involving a public offering, where the purchasers represented their intention to acquire the securities for investment only and not with a view to distribution and received or had access to adequate information about the Registrant. The issuance of options and shares of common stock pursuant to the exercise of options to employees, consultants and other service providers of Registrant described in paragraph 17 above were deemed to be exempted in reliance on Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan or written compensation contract.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)  Exhibits

         See exhibits listed on the Exhibit Index following the signature page of the Form SB-2 which is incorporated herein by reference.

         (b)  Financial Statement Schedules

         None.

ITEM 28.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 24 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Las Vegas, State of Nevada, on the 14th day of April 2000.

                               EROOM SYSTEM TECHNOLOGIES, INC.

                               By:  /s/ Steven L. Sunyich
                                    --------------------------------------------
                                    Steven L. Sunyich
                               Its: President, Chief Executive Officer and
                                    Chairman of the Board of Directors

                               POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven L. Sunyich and Gregory L. Hrncir, and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the registration statement filed herewith and any or all amendments to said registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


SIGNATURE                                   TITLE                                          DATE

/s/ Steven L. Sunyich                       President, Chief Executive Officer and         April 14, 2000
---------------------------                 Chairman of the Board of Directors
Steven L. Sunyich

/s/ Derek K. Ellis                          Chief Financial Officer and Treasurer          April 14, 2000
---------------------------
Derek K. Ellis

/s/ Gregory L. Hrncir                       General Counsel and Secretary                  April 14, 2000
---------------------------
Gregory L. Hrncir

/s/ Lawrence S. Schroeder                   Director                                       April 14, 2000
---------------------------
Lawrence S. Schroeder


                                 EXHIBIT INDEX



   EXHIBIT
   NUMBER                                  DOCUMENT NAME                                                                 PAGE
   ------                                  -------------                                                                 ----
    1.01       * Form of Underwriting Agreement                                                                           --

    2.01       Agreement and Plan of Reorganization by and between RoomSystems International                             100
               Corporation and RoomSystems, Inc. dated December 31, 1999

    2.02       Transfer Pricing Agreement by and between RoomSystems International Corporation and                       105
               RoomSystems, Inc. dated December 31, 1999

    3.01       Amended and Restated Articles of Incorporation                                                            112

    3.02       Amended and Restated Certificate of Designation, Preferences, Rights and                                  120
               Limitation of Series A convertible preferred stock

    3.03       Amended and Restated Certificate of Designation, Preferences, Rights and                                  123
               Limitation of Series B convertible preferred stock

    3.04       Certificate of Designation, Preferences, Rights and Limitation of Series C convertible                    128
               preferred stock

    3.05       Amended and Restated Bylaws                                                                               131

    4.01       Form of Common Stock Certificate                                                                          145

    4.02       Form of Certificate for Series A convertible preferred stock                                              147

    4.03       Form of Certificate for Series B convertible preferred stock                                              149

    4.04       Form of Certificate for Series C convertible preferred stock                                              151

    5.01       * Opinion of Kummer Kaempfer Bonner & Renshaw                                                              --

   10.01       2000 Stock Option Plan                                                                                    153

   10.02       Lease Agreement by and between RoomSystems Finance Corporation and 3770 Howard Hughes                     165
               Parkway Associates Limited Partnership dated October 8, 1997

   10.03       Reserved For Future Use                                                                                    --

   10.04       Master Corporate Agreement by and between Innco Corporation and RoomSystems, Inc. dated                   192
               April 6, 1998

   10.05       + Amended and Restated Program Agreement by and among RoomSystems, Inc., RoomSystems                      205
               Finance Corporation, Steven L. Sunyich and Amresco Leasing Corporation dated March 10, 1999

   10.06       + First Amendment to Amended and Restated Program Agreement by and among RoomSystems, Inc.,               232
               RoomSystems Finance Corporation, Steven L. Sunyich and Amresco Leasing Corporation dated
               March 10, 1999

   10.07       Indemnification Agreement by and between RoomSystems, Inc. and Alan C. Ashton dated August                234
               17, 1999

   10.08       Shareholders' Agreement and Proxy by and among Ash Capital, LLC, RoomSystems, Inc. and                    239
               certain stockholders of RoomSystems, Inc. dated August 17, 1999

   10.09       Agreement of Understanding by and between RoomSystems, Inc. and Ash Capital, LLC, C&W/RSI                 251
               Partners, LLC, SKM Investment, LLC and Thunder Mountain Investments, LC dated August 17,
               1999


                                     II-8


   10.10       First Amendment to Agreement of Understanding by and between RoomSystems, Inc. and Ash                    256
               Capital, LLC, C&W/RSI Partners, LLC, SKM Investment, LLC and Thunder Mountain Investments,
               LC dated September 30, 1999

   10.11       Promissory Note Repurchase Agreement by and between Steven L. Sunyich and RoomSystems, Inc.               262
               dated September 1, 1999

   10.12       Indemnification Agreement by and between RSi BRE, Inc. and Donnelly Prehn dated September                 266
               27, 1999

   10.13       Equipment Transfer Agreement by and between RoomSystems, Inc., RoomSystems International                  277
               Corporation, RSi BRE, Inc. and RSG Investments, LLC dated September 28, 1999

   10.14       Amendment to Equipment Transfer Agreement by and between RoomSystems, Inc., RoomSystems                   304
               International Corporation, RSi BRE, Inc. and RSG Investments, LLC dated November 23, 1999

   10.15       Conversion Agreement by and between Steven L. Sunyich and RoomSystems, Inc. dated                         307
               December 30, 1999

   10.16       Loan and Security Agreement by and between RoomSystem Technologies, Inc. and Ash Capital,                 312
               LLC dated February 15, 2000

   10.17       Letter Agreement by and between eRoom System Technologies, Inc. and Hall Communications,                  326
               Inc. dated March 30, 2000

   10.18       Form of Hotel Revenue Sharing Lease Agreement                                                             328

   10.19       Form of Noncompetition and Nondisclosure Agreement (Sales)                                                336

   10.20       Form of Consulting Agreement                                                                              338

   10.21       Form of Sales Representation Agreement                                                                    342

   10.22       Form of Executive Employment Agreement                                                                    350

   10.23       Form of Offshore Loan Subscription Agreement dated as of April 13, 2000                                   357

   10.24       Form of Secured Subordinated Promissory Note dated as of April 13, 2000                                   374

   16.01       Letter regarding Change in Certifying Accountant                                                          378

   21.01       List of Subsidiaries                                                                                      379

   23.01       Consent of Hansen, Barnett & Maxwell                                                                      380

   23.02       * Consent of Kummer Kaempfer Bonner & Renshaw (included in Exhibit 5.01)                                   --

   24.01       Power of Attorney (see page II-7)                                                                          --

   27.01       Financial Data Schedule                                                                                   381

   99.01       Consent of Dr. Alan C. Ashton                                                                             382

   99.02       Consent of S. Leslie Flegel                                                                               383


--------------

*  To be filed by amendment.

+ Confidential treatment has been requested with respect to certain portions of these agreements, which have been omitted and filed separately with the Commission.


                                     II-9